     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             JPS PACKAGING COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2671                 31-1311495
     (STATE OF OTHER     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)
                                                    IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                  9201 PACKAGING DRIVE, DESOTO, KANSAS 66018
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

  JOHN T. CARPER, 9201 PACKAGING DRIVE, DESOTO, KANSAS 66018, (913) 583-8730 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                              THOMAS W. VAN DYKE
                                BRYAN CAVE LLP
                      7500 COLLEGE BOULEVARD, SUITE 1100
                         OVERLAND PARK, KS 66210-4035
                                (913) 338-7700
                          (913) 338-7777 (TELECOPIER)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                      PROPOSED
                                                       PROPOSED       MAXIMUM
                                         AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES       TO BE         OFFERING       OFFERING     REGISTRATION
         TO BE REGISTERED            REGISTERED(1)  PRICE PER UNIT    PRICE(2)         FEE
-----------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per
  share                                5,599,889         $(2)      $36,656,368.24   $10,813.63
-----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of JPS Packaging Company ("JPS Common Stock") to be sold in exchange for the common stock, par value $.10 per share, of Sealright Co., Inc. ("Sealright Common Stock") and an estimated number of shares of JPS Common Stock which may be issued by JPS Packaging Company in connection with the settlement of employee stock option agreements.
(2) Pursuant to Rule 457, the filing fee has been computed based on the market value of the shares of Sealright Common Stock to be cancelled in the exchange, using the average of the high and low sales price of Sealright Common Stock as reported on the Nasdaq Stock Market, Inc. on June 1, 1998, calculated in accordance with Rule 457(c) (a total of $36,577,677.18), plus the offering price of 11,471 shares of JPS Common Stock which may be issued in connection with the settlement of certain Sealright employee stock option agreements, determined in accordance with the valuation of $6.86 per share set forth in the amendments to such option agreements (a total of $78,691.06), for an aggregate maximum offering price of $36,656,368.24. No maximum offering price per unit for JPS Common Stock is available.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

June 9, 1998

To our Stockholders:

  As you may be aware, Sealright Co., Inc. ("Sealright") has agreed to merge with a subsidiary of Huhtamaki Oy ("Huhtamaki"), subject to the approval of Sealright's stockholders (the "Merger"). At a special meeting of Stockholders of Sealright to be held on June 29, 1998, at the offices of Bryan Cave LLP, Suite 3700, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105 at 10:00 a.m. Central Daylight Time (the "Special Meeting"), Sealright stockholders will be asked to approve and adopt the Agreement and Plan of Merger, dated March 2, 1998 among Sealright, Huhtamaki and Seal Acquisition Corporation (the "Merger Agreement"). If the Merger is approved, stockholders of Sealright will receive $11.00 in cash without interest per share of Sealright common stock in connection with the Merger, and will also receive one-half share of common stock of Sealright's subsidiary, JPS Packaging Company ("JPS Packaging"), for each share of Sealright common stock in partial redemption and exchange for Sealright common stock (the "Exchange"). Those shares of JPS Packaging will represent your ownership in Sealright's flexible packaging and labeling business. Additionally, JPS Packaging will simultaneously redeem any partial shares of its common stock issued in connection with the Exchange for $6.86 in cash per share.

  Sealright's Board of Directors unanimously approved the Merger Agreement and believes that the Merger with Huhtamaki and the Exchange for the JPS Packaging common stock are in the best interests of Sealright and its stockholders. The Board unanimously recommends that you adopt and approve the Merger Agreement and the transactions contemplated therein, including the Exchange, at the Special Meeting so that the Merger may be completed.

  Sealright's Board of Directors has received an oral opinion, subsequently confirmed in writing, from Goldman, Sachs & Co., its financial advisor, dated March 2, 1998, to the effect that, as of such date, the $11.00 per share in cash to be received by the holders (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) of Sealright Common Stock for the Rigid Packaging Business is fair from a financial point of view to such holders.

  The Merger Agreement, the Merger and Exchange are more fully described in the accompanying Proxy Statement/Prospectus, including factors which should be considered in connection with your vote. Please review this information carefully.

  Your participation in the Special Meeting, whether by person or by proxy, is important. To ensure that your shares are represented at the Special Meeting, please complete, sign, date and promptly return your proxy card in the enclosed envelope. If you are present at the Special Meeting, you may, if you wish, withdraw your proxy and vote in person.

 IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.


                                          Sincerely,
                                          LOGO
                                          Charles F. Marcy
                                          President and Chief Executive
                                           Officer

                              SEALRIGHT CO., INC.
                             9201 PACKAGING DRIVE
                             DESOTO, KANSAS 66018

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 29, 1998

                               ----------------

To our Stockholders:

  Notice is hereby given that a Special Meeting of Stockholders will be held on June 29, 1998, at 10:00 a.m. Central Daylight Time at the offices of Bryan Cave LLP, Suite 3700, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, for the following purposes:

  (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 2, 1998 (the "Merger Agreement") and the transactions contemplated therein including the partial redemption of Common Stock of Sealright (the "Exchange") and the merger of Seal Acquisition Corporation, a wholly-owned subsidiary of Huhtamaki Oy ("Huhtamaki"), into Sealright Co., Inc. ("Sealright") with Sealright surviving the merger as a wholly-owned subsidiary of Huhtamaki (the "Merger"), pursuant to which transactions each outstanding share of the common stock of Sealright, par value $.10 per share (the "Sealright Common Stock") will be converted into the right to receive $11.00 in cash without interest (the "Merger Consideration") and one-half share of common stock, par value $.01 per share (the "Redemption Consideration"), of Sealright's subsidiary, JPS Packaging Company ("JPS Packaging"), with any partial shares of Common Stock of JPS Packaging issued to a stockholder being redeemed by JPS Packaging for $6.86 in cash per share; and

  (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof (including adjournment or postponement of the Special Meeting to allow for additional solicitation of stockholder votes).

  Information regarding the proposed Merger, the Merger Agreement, the issuance of JPS Packaging shares in partial redemption and exchange for Sealright Common Stock and related matters is set forth in the accompanying Proxy Statement/Prospectus and the appendices thereto. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

  Only holders of Sealright Common Stock of record as of the close of business on June 1, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy.

                                          By Order of the Board of Directors

                                          LOGO
                                          Charles F. Marcy
                                          President and Chief Executive
                                           Officer

DeSoto, Kansas
June 9, 1998

                              SEALRIGHT CO., INC.

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 29, 1998
LOGO                                                                       LOGO

                             JPS PACKAGING COMPANY

                                  PROSPECTUS

                 A MAXIMUM OF 5,599,889 SHARES OF COMMON STOCK

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of the common stock, par value $.10 per share, (the "Sealright Common Stock") of Sealright Co., Inc., a Delaware corporation ("Sealright"), in connection with the solicitation of proxies by the Board of Directors of Sealright (the "Sealright Board") for use at the Special Meeting of Stockholders of Sealright to be held at the offices of Bryan Cave LLP, Suite 3700, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, on June 29, 1998 at 10:00 a.m. Central Daylight Time, and any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, holders of record as of June 1, 1998 (the "Record Date") of Sealright Common Stock will be requested to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 2, 1998 by and among Sealright, Huhtamaki Oy, a corporation organized under the laws of Finland ("Huhtamaki") and Seal Acquisition Corporation, a Delaware corporation ("Acquisition Sub"), a wholly-owned subsidiary of Huhtamaki (the "Merger Agreement") and the transactions contemplated therein. Pursuant to the Merger Agreement, (i) Sealright will exchange the issued and outstanding common stock of its subsidiary, JPS Packaging Company ("JPS Packaging"), in partial redemption for the issued and outstanding shares of Sealright Common Stock (the "Exchange"), (ii) Acquisition Sub will be merged with and into Sealright, with Sealright as the surviving corporation of the Merger (the "Merger"), and (iii) each share of Sealright Common Stock (other than those shares held by Huhtamaki, Sealright or any direct or indirect wholly-owned subsidiary of Huhtamaki or any subsidiary of Sealright) outstanding immediately prior to the effective time of the Merger ("Effective Time") will be converted into the right to receive $11.00 in cash without interest (the "Merger Consideration") and one-half share of common stock of JPS Packaging (the "Redemption Consideration"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. As of the Record Date, there were 11,082,564 shares of Sealright Common Stock issued and outstanding.

  As of the Effective Time, JPS Packaging will redeem any partial shares of the common stock of JPS Packaging, par value $.01 per share ("JPS Common Stock") issued to a stockholder in connection with the Exchange for $6.86 in cash per share. There is currently no public trading market for the shares of JPS Common Stock. The JPS Common Stock is expected to trade on the National Market Tier of The Nasdaq Stock Market.

  After careful consideration, the Sealright Board has unanimously determined that the terms of the proposed Merger and the proposed Exchange are fair to, and in the best interests of, Sealright and its stockholders. In reaching its determination, the Sealright Board considered, among other things, the opinion of Goldman, Sachs & Co. ("Goldman Sachs"), Sealright's financial advisor, as to the fairness of the consideration to be received by the holders (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) of Sealright Common Stock for the Rigid Packaging Business from a financial point of view. ACCORDINGLY, THE SEALRIGHT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND EXCHANGE, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND EXCHANGE AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Sealright Common Stock. Pursuant to an Irrevocable Proxy and Stock Option Agreement dated March 2, 1998 (the "Proxy and Option Agreement"), George K. Baum Group, Inc., The G. Kenneth Baum Revocable Trust and The William D. Thomas Trust (collectively, with their assigns, the "Stockholder Group") have granted proxies to representatives of Huhtamaki, to vote 4,455,115 shares of Sealright Common Stock which were owned by them (representing approximately 40% of outstanding Sealright Common Stock). This agreement was approved by the Sealright Board prior to the execution of the Merger Agreement. See "PROXY AND OPTION GRANTED TO HUHTAMAKI."

  Holders of Sealright Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger, as described in the accompanying Proxy Statement/Prospectus. Sealright stockholders who vote by proxy and wish to seek appraisal rights must vote against the adoption of the Merger Agreement and the transactions contemplated thereby or must abstain from voting on the Merger Agreement and follow the other procedures summarized in this Proxy Statement/Prospectus. See "APPRAISAL RIGHTS."

  This Proxy Statement/Prospectus, in addition to constituting Sealright's Proxy Statement relating to the Special Meeting, also includes and constitutes the Prospectus of JPS Packaging with respect to the JPS Common Stock issuable to Sealright stockholders pursuant to the Exchange, in partial redemption and exchange for the Sealright Common Stock and the JPS Common Stock issuable in connection with the settlement of outstanding employee stock options for the purchase of Sealright Common Stock. All information concerning JPS Packaging contained in this Proxy Statement/Prospectus has been furnished or prepared by JPS Packaging, and all information concerning Sealright contained (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), incorporated by reference with respect to Sealright) in this Proxy Statement/Prospectus has been furnished or prepared by Sealright.

  SEALRIGHT STOCKHOLDERS SHOULD CAREFULLY CONSIDER THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROXY
STATEMENT/PROSPECTUS.

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus, the Notice of Special Meeting and the accompanying form of proxy are first being mailed to Sealright stockholders on or about June 9, 1998.


         The date of this Proxy Statement/Prospectus is June 9, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION
                        AND INCORPORATION OF DOCUMENTS

  Sealright files annual, quarterly and special reports, proxy statements and other information with the Commission. Following the Exchange, JPS Packaging will make similar filings with the Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Sealright's filings with the Commission are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov."

  JPS Packaging filed a registration statement on Form S-4 (the "Registration Statement") to register with the Commission the JPS Common Stock to be issued to Sealright stockholders in the Exchange. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of JPS Packaging, as well as being a proxy statement of Sealright for the Special Meeting. In addition, JPS Packaging filed a registration statement on Form 8-A to register with the Commission the JPS Common Stock to be issued to Sealright stockholders in the Exchange.

  As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement.

  The Commission allows Sealright to "incorporate by reference" information into this Proxy Statement/Prospectus which means that important information may be disclosed to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Sealright has previously filed with the Commission. These documents contain important information about Sealright and its financial condition.

      SEALRIGHT'S COMMISSION
      FILINGS (FILE NO. 0-14825)                PERIOD
      --------------------------                ------
      Annual Report on Form 10-K     Year ended December 31, 1997
      Quarterly Report on Form 10-Q  Quarter ended March 31, 1998
      Current Report on Form 8-K     Filed on March 17, 1998

  In addition, JPS Packaging's registration statement on Form 8-A dated June 8, 1998 is incorporated by reference. Additionally, documents Sealright or JPS Packaging may file with the Commission from the date of this Proxy Statement/Prospectus to the date of the Special Meeting, including periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements and amendments to Form 8-A, are incorporated by reference.

  If you are a Sealright stockholder, you may have been sent some of the documents incorporated by reference. Additionally, you can obtain any of them by contacting Sealright, the Commission or through the Commission's Internet web site as described above. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO SEALRIGHT CO., INC., 9201 PACKAGING DRIVE, DESOTO, KANSAS 66018, ATTENTION: JOHN T. CARPER, CHIEF FINANCIAL OFFICER (TELEPHONE NUMBER (913) 583-3025). IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 20, 1998.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AND EXCHANGE. NEITHER SEALRIGHT NOR JPS PACKAGING HAS

AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED JUNE 9, 1998. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY OTHER THAN THE JPS COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS.........   i
SUMMARY....................................................................   1
  The Companies............................................................   1
  Reasons for the Merger and Exchange......................................   1
  Recommendation to Stockholders...........................................   2
  The Merger and Exchange..................................................   2
  Answers to Some Common Questions.........................................   5
SEALRIGHT SUMMARY OF SELECTED FINANCIAL INFORMATION........................   6
JPS PACKAGING SUMMARY OF SELECTED FINANCIAL INFORMATION....................   8
COMPARATIVE AND PRO FORMA PER SHARE DATA...................................  10
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................  11
RISK FACTORS...............................................................  11
  No Operating History as an Independent Company; Operating Losses.........  11
  Liquidity................................................................  11
  Ability to Attract and Retain Key Personnel..............................  12
  Implementation of New Information Systems and Year 2000 Compliance.......  12
  Absence of Dividends.....................................................  12
  Contingent Liabilities Associated with Flexible Packaging Business.......  12
  Competition..............................................................  12
  No Prior Market for JPS Common Stock.....................................  13
  Ongoing Relationship with Sealright......................................  13
  Exposure to Fluctuation in Raw Material Prices...........................  13
THE SPECIAL MEETING........................................................  13
  General..................................................................  13
  Matters to be Considered.................................................  14
  Board of Director's Recommendation.......................................  14
  Record Date; Voting Rights...............................................  14
  Quorum...................................................................  14
  Vote Required............................................................  14
  Dissenter's Rights.......................................................  15
  Proxies..................................................................  15

                                                                           PAGE
                                                                           ----
THE PROPOSED TRANSACTIONS.................................................  16
  Background..............................................................  16
  Reasons for the Transactions; Recommendation of the Sealright Board.....  18
  Opinion of Financial Advisor............................................  18
  Engagement of Financial Advisors........................................  21
  Irrevocable Proxy and Option............................................  21
TERMS OF THE MERGER AGREEMENT AND EXCHANGE................................  21
  Terms of the Merger.....................................................  22
  Terms of the Exchange...................................................  22
  Effective Time; Closing.................................................  22
  Payment of Merger Consideration and Redemption Consideration............  22
  Representations and Warranties..........................................  23
  Business of Sealright Pending the Merger................................  24
  Conduct of Flexible Packaging Business Pending the Merger...............  24
  No Solicitation of Third Party Acquisition Proposals....................  24
  Certain Covenants of Huhtamaki..........................................  25
  Certain Other Covenants.................................................  25
  Terms of Ancillary Agreements...........................................  26
  Employment Matters......................................................  27
  Fees and Expenses.......................................................  27
  Conditions..............................................................  27
  Treatment of Sealright Stock Options....................................  28
  Termination; Certain Fees...............................................  28
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTIONS..................  29
PROXY AND OPTION GRANTED TO HUHTAMAKI.....................................  30
REGULATORY APPROVALS......................................................  31
APPRAISAL RIGHTS..........................................................  31
THE JPS PACKAGING REORGANIZATION..........................................  33
LISTING AND TRADING OF JPS COMMON STOCK...................................  34
JPS PACKAGING CAPITALIZATION..............................................  35
JPS PACKAGING SELECTED FINANCIAL DATA.....................................  36
JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  38

                            PAGE
                            ----
  Restructuring...........   38
  Period Ended March 31,
     1998 Compared to
     1997.................   38
  Year Ended December 31,
     1997 Compared to
     1996.................   38
  Year Ended December 31,
     1996 Compared to
     1995.................   39
  Liquidity and Capital
     Resources............   39
  Effects of Inflation....   40
  New Accounting
     Pronouncements.......   40
  Year 2000 Compliance....   40
JPS PACKAGING BUSINESS AND
   PROPERTIES.............   40
  Overview................   40
  Industry................   41
  Markets and Products....   41
  Sales, Marketing and
     Distribution.........   41
  Manufacturing Process...   42
  Competition.............   43
  Employees...............   43
  Raw Materials...........   43
  Governmental Regulation;
     Environmental
     Matters..............   43
  Research and
     Development..........   43
  Patents and Trademarks..   43
  Seasonality of the JPS
     Packaging Business...   44
  Customers...............   44
  Sales and Backlog.......   44
  Properties..............   44
  Legal Proceedings.......   44
JPS PACKAGING MANAGEMENT..   45
  Board of Directors of
     JPS Packaging........   45
  Directors' Meetings,
     Fees and Committees..   45
  Executive Officers of
     JPS Packaging........   46
JPS PACKAGING EXECUTIVE
   COMPENSATION...........   47
  Introduction and
     Summary..............   47
  Stock Options...........   48
  Employment/Severance
     Agreements...........   48
  JPS Packaging Company
     Savings Plan.........   48
  JPS Packaging Incentive
     Compensation Plan....   49
CERTAIN TRANSACTIONS......   49
SECURITY OWNERSHIP OF
   CERTAIN BENEFICIAL
   OWNERS OF SEALRIGHT
   COMMON STOCK...........   50

                                                                           PAGE
                                                                           ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF JPS PACKAGING COMMON
   STOCK..................................................................  51
DESCRIPTION OF JPS PACKAGING CAPITAL STOCK................................  52
  Authorized Capital Stock................................................  52
  JPS Common Stock........................................................  52
ANTI-TAKEOVER EFFECTS OF DELAWARE LAW.....................................  53
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF SEALRIGHT AND JPS
   PACKAGING..............................................................  53
  Size of the Board of Directors..........................................  53
  Removal of Directors; Filling Vacancies on the Board of Directors.......  54
  Action by Written Consent...............................................  54
  Meetings of Stockholders................................................  54
  Required Vote of Authorization of Certain Actions.......................  54
  Amendment of Corporate Charter and Bylaws...............................  54
  Limitation on Directors' Liability......................................  55
  Indemnification of Officers and Directors...............................  55
  No Cumulative Voting....................................................  55
  Dividends and Other Distributions.......................................  55
INDEMNIFICATION OF OFFICERS AND DIRECTORS OF JPS PACKAGING................  56
STOCKHOLDER PROPOSALS.....................................................  56
EXPERTS...................................................................  56
INTERESTS OF NAMED EXPERTS AND COUNSEL....................................  57
LEGAL OPINION REGARDING VALIDITY OF SHARES OF JPS PACKAGING...............  57
INDEX OF DEFINED TERMS....................................................  58
INDEX TO JPS PACKAGING FINANCIAL STATEMENTS............................... F-1

AGREEMENT AND PLAN OF MERGER........................................ APPENDIX A
OPINION OF GOLDMAN, SACHS & CO...................................... APPENDIX B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, REGARDING
   APPRAISAL RIGHTS................................................. APPENDIX C

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the Merger and Exchange, and for a more complete understanding of the legal terms of these transactions, you should read this entire document carefully, as well as those additional documents referenced in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS."

THE COMPANIES

      Sealright Co., Inc.       JPS Packaging Company         Huhtamaki Oy
      9201 Packaging Drive      9201 Packaging Drive          Lansituulentie 7
      DeSoto, Kansas 66018      DeSoto, Kansas 66018          02100 ESP00
      (913) 583-3025            (913) 583-3025                FINLAND
                                                              (011) 358-9-6868-81

  Sealright is a manufacturer of round paperboard containers and packaging machinery for premium ice cream and other food products (the "Rigid Packaging Business") as well as flexible packaging and labeling primarily through its wholly-owned subsidiary, JPS Packaging. Sealright's manufacturing facilities for its Rigid Packaging Business are located in Fulton, New York, Los Angeles, California, DeSoto, Kansas and Brisbane, Australia. Sealright's corporate offices are located in DeSoto, Kansas.

  JPS Packaging currently is a wholly-owned subsidiary of Sealright. JPS Packaging owns and operates all of Sealright's flexible packaging and labeling business for the food, dairy and beverage markets and the sleeve labeling machinery business (collectively, the "Flexible Packaging Business"). JPS Packaging has manufacturing facilities located in San Leandro, California and Akron, Ohio, a sales office located in Raleigh, North Carolina and its corporate offices located in DeSoto, Kansas. This Proxy Statement/Prospectus describes JPS Packaging, including a number of risks associated with its business. See "JPS PACKAGING BUSINESS AND PROPERTIES," "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "RISK FACTORS," as well as the other information concerning JPS Packaging contained in this Proxy Statement/Prospectus.

  Huhtamaki is an international confectionery and food packaging company based in Finland which is listed on the Helsinki Exchange. The confectionery business has manufacturing and sales operations in China, Finland, Germany, Holland, India, Ireland, Italy, Poland, Spain, Sweden, U.K., Belarus, Belgium, Denmark, the Baltic countries, Norway, Russia, Singapore, Switzerland, United Arab Emirates and Ukraine. The food packaging business has manufacturing and sales operations in Finland, Australia, China, France, Germany, Holland, Hong Kong, Italy, Malaysia, New Zealand, Northern Ireland, Poland, Portugal, Russia, Saudi Arabia, Singapore, Spain, Sweden, Turkey, U.K., Belgium, Czech Republic, Hungary, the Baltic countries, Norway, Taiwan and Ukraine.

REASONS FOR THE MERGER AND EXCHANGE

  During the third quarter of 1997, the non-management members of the Sealright Board began considering various strategic alternatives for enhancing the value of Sealright Common Stock. Among the alternatives considered were (i) continuation of Sealright's restructuring plan implemented in 1995, (ii) development of a new business plan, (iii) financial restructuring and (iv) the sale or other strategic transaction involving Sealright or the Rigid Packaging Business and/or the Flexible Packaging Business. As a result of these discussions the Sealright Board engaged Goldman Sachs and George K. Baum & Company on September 12, 1997 to evaluate Sealright's strategic alternatives.

  Following this analysis, the Sealright Board authorized Goldman Sachs and George K. Baum & Company, Sealright's financial advisors, to identify possible buyers for Sealright's businesses. With the help of Goldman Sachs and George K. Baum & Company, Sealright solicited proposals for the acquisition of the entire company, the Rigid Packaging Business and the Flexible Packaging Business. Huhtamaki's proposal to acquire the Rigid Packaging Business was deemed to be the most attractive among the proposals received from interested parties. The Sealright Board believes that the Merger Consideration of $11.00 in cash without interest per share reflects a fair price to, and is in the best interests of, Sealright stockholders. In addition, Goldman Sachs has delivered its oral opinion, subsequently confirmed in writing, to the Sealright Board that as of March 2, 1998, the $11.00 per share to be received by the holders (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) of Sealright Common Stock for the Rigid Packaging Business is fair from a financial point of view to such holders. Based upon the results to date of the solicitation process with respect to the sale of the Flexible Packaging Business, the Sealright Board believes that the retention by the Sealright stockholders of JPS Packaging (through the Exchange) is in the best interests of the Sealright stockholders.

RECOMMENDATION TO STOCKHOLDERS

  The Sealright Board has unanimously approved the Merger and Exchange. The Board unanimously recommends that you vote FOR the proposal:

    to approve the Merger and Exchange and approve and adopt the Merger Agreement, pursuant to which (a) Sealright stockholders will receive Merger Consideration of $11.00 in cash without interest and Redemption Consideration of one-half share of JPS Common Stock for each share of Sealright Common Stock held, and (b) Sealright will become a wholly-owned subsidiary of Huhtamaki.

THE MERGER AND EXCHANGE

  The Merger Agreement, which is the legal document that governs the Merger, is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read it carefully. In addition, Sealright and JPS Packaging have filed other related agreements as exhibits to the Registration Statement filed with the Commission by JPS Packaging with respect to the JPS Common Stock to be issued in connection with the Exchange. These agreements will govern specific relationships between Sealright and JPS Packaging after the Merger and Exchange are complete. "WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS" describes how to obtain copies of these exhibits.

 How the Merger and Exchange Will Be Completed

  Following the approval of the Merger and Exchange by the Sealright stockholders, at the Effective Time, Sealright will merge with Acquisition Sub, a subsidiary of Huhtamaki. Upon the effective date of the Merger (the "Effective Date"), Sealright Manufacturing-West, Inc., a wholly-owned subsidiary of Sealright and the sole stockholder of JPS Packaging ("Sealright-West") will dividend all of the outstanding JPS Common Stock to Sealright and, simultaneously with the Merger, Sealright will exchange one-half share of JPS Common Stock for every outstanding share of Sealright Common Stock (other than shares held by Huhtamaki, Sealright or any wholly-owned direct or indirect subsidiary of Huhtamaki) in partial redemption of such shares. As a result, Sealright stockholders (other than Huhtamaki, Sealright or any wholly-owned direct or indirect subsidiary of Huhtamaki or any subsidiary of Sealright) will receive the Merger Consideration of $11.00 per share in cash without interest and the Redemption Consideration of one-half share of JPS Common Stock for every share of Sealright Common Stock. Additionally, as of the Effective Time, JPS Packaging will redeem any partial shares of JPS Common Stock issued to a stockholder in connection with the Exchange for $6.86 in cash, per share. Following the Merger and Exchange, Sealright will become a subsidiary of Huhtamaki, and JPS Packaging will become a publicly traded company.

 Conditions to the Merger and Exchange

  The Merger and Exchange will not be completed unless a number of conditions are met (or waived), including, without limitation, the following:

  . approval by stockholders holding a majority of the outstanding shares of Sealright Common Stock of both the Merger and Exchange;

  . clearance under applicable antitrust laws;

  . the absence of any material adverse change or the threat of any material adverse change to the Rigid Packaging Business or the Flexible Packaging Business; and

  . the offering of the JPS Common Stock to be issued in the Exchange has been registered with the Commission.

  The Merger will not occur unless the Exchange occurs and the Exchange will not occur unless the Merger occurs. If all conditions to the Merger are met, the Merger and Exchange will occur simultaneously.

 Termination of the Merger Agreement

  Sealright and Huhtamaki can terminate the Merger Agreement by mutual written consent. Huhtamaki can terminate the Merger Agreement if the Sealright Board withdraws its approval or materially modifies its approval of the Merger in a manner adverse to Huhtamaki, or if a tender offer for 10% or more of the Sealright Common Stock has been commenced by a third party or under certain other specified circumstances. Either Sealright or Huhtamaki can terminate the Merger Agreement if the Sealright stockholders do not approve the Merger, if the Merger is not consummated by September 30, 1998, or under certain other specified circumstances. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE-- Termination; Certain Fees."

 Termination Fees

  Sealright will pay Huhtamaki $3,800,000 in termination fees, plus $1,500,000 as reimbursement for out-of-pocket fees and expenses, if the Merger Agreement fails for any of these five reasons:

  . the Sealright stockholders fail to approve the Merger, or the Merger is not consummated by September 30, 1998, and Sealright is acquired within 12 months thereafter by certain third parties;

  . Sealright enters into an agreement to sell the company or the Rigid
    Packaging Business to someone other than Huhtamaki;

  . the Sealright Board withdraws, or materially modifies in a manner adverse to Huhtamaki or Acquisition Sub, its approval of the Merger and there then exists a third party proposal to acquire Sealright or the Rigid Packaging Business;

  . Sealright willfully fails to perform or comply with the material obligations, agreements or covenants contained in the Merger Agreement; or

  . Sealright has willfully made representations and warranties in the Merger
    Agreement which are materially untrue or incorrect. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE-- Termination; Certain Fees."

 Opinion of Goldman Sachs

  Goldman Sachs has delivered its oral opinion, subsequently confirmed in writing, to the Sealright Board that, as of March 2, 1998, the $11.00 per share in cash without interest to be received by the holders (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) of Sealright Common Stock for the Rigid Packaging Business is fair from a financial point of view to such holders.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any holder of Sealright Common Stock should vote with respect to the Merger Agreement. HOLDERS OF SEALRIGHT COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE PROPOSED TRANSACTIONS--Opinion of Financial Advisor; The Goldman Sachs Opinion."

 Material Federal Income Tax Consequences

  Upon the effectiveness of the Merger and Exchange, Sealright stockholders will recognize a gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the JPS Common Stock received in the Exchange and the cash Merger Consideration received, and (ii) such stockholder's basis in the Sealright Common Stock exchanged. If such stockholder held the Sealright Common Stock as a capital asset, such gain or loss will be capital gain or loss. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTIONS."

 Accounting Treatment

  The Exchange will be accounted for at predecessor cost.

 Interests of Officers and Directors in the Merger and Exchange

  The officers and directors of Sealright may have interests in the transactions that are different from, or in addition to those of other Sealright stockholders. For example, some Sealright officers hold stock options that will vest if the transactions are completed. See "CERTAIN TRANSACTIONS."

 Proxy and Option Granted to Huhtamaki

  Pursuant to the Proxy and Option Agreement, the Stockholder Group has granted proxies to representatives of Huhtamaki to vote 4,555,115 shares (and certain after acquired shares) of Sealright Common Stock which were owned by them (representing approximately 40% of outstanding Sealright Common Stock). Additionally, pursuant to the Proxy and Option Agreement, the Stockholder Group has granted an irrevocable option to Acquisition Sub to purchase such shares. This agreement was approved by the Sealright Board prior to the execution of the Merger Agreement.

 Markets and Market Prices

  The shares of Sealright Common Stock are listed on the National Market Tier of The Nasdaq Stock Market. On February 27, 1998, the last trading date prior to the public announcement of the proposed transactions, Sealright's Common Stock closed at $11.25. On June 1, 1998, Sealright's Common Stock closed at $13.625.

 Listing of JPS Common Stock

  JPS Packaging has applied to list the shares of JPS Common Stock to be issued in the Exchange on the National Market Tier of The Nasdaq Stock Market and has been approved for listing, subject to official notice of issuance. However, there is currently no public trading market for the JPS Common Stock, and there can be no assurance that there will be an active market in shares of JPS Common Stock after the Exchange.

ANSWERS TO SOME COMMON QUESTIONS

  What will I receive for my Sealright shares? Pursuant to the Merger, you will receive $11.00 in cash without interest in exchange for each of your shares of Sealright Common Stock. Additionally, pursuant to the Exchange, you will receive one-half share of JPS Common Stock for each of your shares of Sealright Common Stock. The JPS Common Stock represents a continuing interest in the Flexible Packaging Business that is not being merged with Huhtamaki. If as a result of your holdings of Sealright Common Stock, you receive a partial share of JPS Common Stock in the Exchange, it will be redeemed by JPS Packaging for $6.86 in cash per share.

  Why is the sale structured as a Merger and Exchange? Since Huhtamaki wants to buy only the Rigid Packaging Business of Sealright, the Exchange is necessary to separate Sealright's Flexible Packaging Business, so that the Rigid Packaging Business can then be acquired by Huhtamaki. Both the Merger and Exchange will be taxable for Federal income tax purposes. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTIONS."

  What do I need to do now? Just mail your completed, signed proxy card in the enclosed return envelope as soon as possible, so that your shares of Sealright Common Stock may be represented at the Special Meeting. The Special Meeting will take place on June 29, 1998. The Sealright Board unanimously recommends that you vote in favor of the proposed Merger and Exchange.

  Can I change my vote after I have mailed in my signed proxy card? Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of Sealright at the address given below. Second, you can complete a new proxy card and send it to the Corporate Secretary of Sealright at the address given below. Third, you can attend the Special Meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Sealright at the following address: Sealright Co., Inc., 9201 Packaging Drive, DeSoto, Kansas 66018.

  Should I send in my stock certificates now? No. If you continue to hold your shares of Sealright Common Stock at the Effective Time of the Merger, you will automatically receive written instructions for exchanging your shares of Sealright Common Stock for the Merger Consideration of $11.00 per share in cash and the Redemption Consideration of one-half share of JPS Common Stock per share of Sealright Common Stock.

  Am I entitled to appraisal rights? Yes. If (i) you file a written objection to the Merger prior to the Special Meeting, (ii) you do not vote in favor of the Merger Agreement, and (iii) you meet other legal requirements, you will have the right to seek an appraisal and payment of the fair value of your Sealright shares (taking into account the divestiture of the Flexible Packaging Business through the Exchange, but otherwise exclusive of any element of value arising from the accomplishment or expectation of the Merger). The requirements for seeking appraisal rights are summarized in the Proxy Statement/Prospectus (see "APPRAISAL RIGHTS"), and the provisions of Delaware law that govern appraisal rights on the Merger are attached as Appendix C. If you wish to seek an appraisal of your shares, you should read and follow those provisions carefully. You should be aware that an appraisal may result in a merger price for your shares that has more value or less value than the $11.00 per share in cash without interest Merger Consideration.

              SEALRIGHT SUMMARY OF SELECTED FINANCIAL INFORMATION

                     SEALRIGHT STATEMENT OF OPERATIONS DATA
                                 (IN THOUSANDS)

                                                                             THREE-MONTH
                                                                            PERIODS ENDED
                                    YEARS ENDED DECEMBER 31,                  MARCH 31,
                          -----------------------------------------------  ----------------
                            1993      1994     1995      1996      1997     1997     1998
                          --------  -------- --------  --------  --------  -------  -------
Net Sales...............  $262,383  $280,652 $280,667  $257,236  $255,198  $62,200  $57,208
Cost of Sales...........   202,865   215,967  227,399   213,502   218,840   53,898   49,500
                          --------  -------- --------  --------  --------  -------  -------
Gross Profit............    59,518    64,685   53,268    43,734    36,358    8,302    7,708
SG&A Expense............    34,750    37,523   38,035    33,766    31,462    8,264    8,148
Other Expense...........     1,830     1,671    1,452       990     1,025      249      253
Net Restructuring (Gain)
 Expense................       --        --    16,875     4,777    (2,041)   (615)      --
                          --------  -------- --------  --------  --------  -------  -------
Operating Income (Loss).    22,938    25,491   (3,094)    4,201     5,912      404     (693)
Interest Expense........     3,648     3,218    5,017     5,466     5,574    1,249    1,369
                          --------  -------- --------  --------  --------  -------  -------
Income (Loss) from
 Continuing Operations
 before income taxes and
 extraordinary loss.....    19,290    22,273   (8,111)   (1,265)      338     (845)  (2,062)
                          --------  -------- --------  --------  --------  -------  -------
Income Taxes............     8,120     8,985   (3,276)     (457)      126     (348)    (765)
                          --------  -------- --------  --------  --------  -------  -------
Income (Loss) from
 Continuing Operations
 before extraordinary
 loss...................    11,170    13,288   (4,835)     (808)      212     (497)  (1,297)
                          ========  ======== ========  ========  ========  =======  =======
Discontinued Operation,
 net of tax:
  Operating Income
   (Loss)...............       (85)       47     (799)   (2,140)      --       --       --
  Gain (Loss) on
   Disposal.............       --        --       --     (2,856)       54       54      593
                          --------  -------- --------  --------  --------  -------  -------
Income (Loss) from
 Discontinued Operation.       (85)       47     (799)   (4,996)       54       54      --
Extraordinary Loss, net
 of tax.................       --        --       (94)      --        --       --       --
                          --------  -------- --------  --------  --------  -------  -------
Net Income (Loss).......  $ 11,085  $ 13,335 $ (5,728) $ (5,804) $    266  $  (443) $  (704)
                          ========  ======== ========  ========  ========  =======  =======

                          SEALRIGHT COMMON SHARE DATA

                                                                  THREE-MONTH
                                                                    PERIODS
                                                                  ENDED MARCH
                                YEARS ENDED DECEMBER 31,              31,
                           ------------------------------------  --------------
                            1993   1994   1995    1996    1997    1997    1998
                           ------ ------ ------  ------  ------  ------  ------
Basic Earnings (Loss) Per
 Share from:
  Continuing Operations..  $ 1.00 $ 1.21 $(0.44) $(0.07) $ 0.02  $(0.04) $(0.11)
  Discontinued Operation.    *      *     (0.07)  (0.45)   *     $ 0.00  $ 0.05
  Extraordinary Loss.....     --     --   (0.01)    --      --      --      --
                           ------ ------ ------  ------  ------  ------  ------
Basic Earnings (Loss) per
 share...................  $ 1.00 $ 1.21 $(0.52) $(0.52) $ 0.02  $(0.04) $(0.06)
                           ====== ====== ======  ======  ======  ======  ======
Diluted Earnings (Loss)
 Per Share from:
  Continuing Operations..  $ 1.00 $ 1.20 $(0.44) $(0.07) $ 0.02  $(0.04) $(0.11)
  Discontinued Operation.    *      *     (0.07)  (0.45)   *        --     0.05
  Extraordinary Loss.....     --     --   (0.01)    --      --      --      --
                           ------ ------ ------  ------  ------  ------  ------
Diluted Earnings (Loss)
 per share...............  $ 1.00 $ 1.20 $(0.52) $(0.52) $(0.02) $(0.04) $(0.06)
                           ====== ====== ======  ======  ======  ======  ======
Cash Dividends per Share.    .455    .46    .48     .36     --      --      --
Average Number of Basic
 Shares Outstanding (in
 thousands)..............  11,063 11,063 11,068  11,072  11,072  11,072  11,078
Average Number of Diluted
 Shares Outstanding (in
 thousands)..............  11,075 11,075 11,083  11,072  11,080  11,072  11,078

--------
*Less than $0.01 per share.

                          SEALRIGHT BALANCE SHEET DATA
                          (IN THOUSANDS, EXCEPT RATIO)

                                YEARS ENDED DECEMBER 31,         AS OF MARCH 31,
                         --------------------------------------- ---------------
                          1993    1994    1995    1996    1997    1997    1998
                         ------- ------- ------- ------- ------- ------- -------
Net Working Capital..... $42,170 $37,429 $37,992 $35,783 $38,801 $42,367 $43,387
Net Property, Plant &
 Equipment.............. 118,197 146,828 135,854 136,253 128,067 129,604 125,107
Total Assets............ 212,455 239,654 227,841 223,285 215,021 221,829 214,030
Stockholders' Equity.... 104,647 112,892 102,016  91,969  91,395  91,526  90,816
Current Ratio...........  2.58:1  2.06:1  2.26:1  2.15:1  2.12:1  2.18:1  2.34:1
Long-Term Debt..........  62,271  74,093  77,400  81,800  73,925  75,250  76,350

                              OTHER SEALRIGHT DATA
                   (IN THOUSANDS, EXCEPT NUMBER OF EMPLOYEES)

                                                                   THREE-MONTH
                                                                     PERIODS
                                                                   ENDED MARCH
                                 YEARS ENDED DECEMBER 31,              31,
                          --------------------------------------- -------------
                           1993    1994    1995    1996    1997    1997   1998
                          ------- ------- ------- ------- ------- ------ ------
Depreciation and
 Amortization Expense.... $15,343 $17,148 $19,320 $16,078 $18,131 $5,061 $4,620
Capital Expenditures.....  26,288  44,280  15,937  15,623  18,258  3,925  5,964
Average Number of
 Employees...............   1,937   1,959   1,909   1,603   1,550

                            JPS PACKAGING SUMMARY OF
                         SELECTED FINANCIAL INFORMATION

  The following tables set forth (i) historical summary financial and operating data as of and for the five years ended December 31, 1997 and three month periods ended March 31, 1997 and 1998 and (ii) as adjusted to reflect the Exchange and the reorganization of JPS Packaging and the incurrence by JPS Packaging of approximately $6,000,000 in short-term borrowings to pay transaction costs and estimated amounts due to Huhtamaki pursuant to the Merger Agreement. Approximately $2,000,000 of transaction and other costs will be charged to operations in the third quarter of 1998. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE" and "THE JPS PACKAGING REORGANIZATION." The information set forth should be read in conjunction with "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and the "JPS PACKAGING COMBINED FINANCIAL STATEMENTS" and the related notes included elsewhere herein.

                   JPS PACKAGING STATEMENT OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE-MONTH
                                                                             PERIODS
                                   YEARS ENDED DECEMBER 31,              ENDED MARCH 31,
                          ---------------------------------------------  ----------------
                            1993     1994     1995      1996     1997     1997     1998
                          -------- -------- --------  --------  -------  -------  -------
Net Sales...............  $103,112 $110,987 $110,200  $100,299  $95,491  $25,186  $20,416
Cost of Sales...........    85,364   90,652   97,000    87,831   88,746   22,696   18,837
                          -------- -------- --------  --------  -------  -------  -------
Gross Profit............    17,748   20,335   13,200    12,468    6,745    2,490    1,579
SG&A Expense............    13,927   14,224   15,733    15,136   12,642    3,279    3,334
Net Restructuring (Gain)
 Expense................       --       --     6,866     1,893     (988)     191      --
                          -------- -------- --------  --------  -------  -------  -------
Operating Income (Loss).     3,821    6,111   (9,399)   (4,561)  (4,909)    (980)  (1,755)
Interest Expense........        90       34      --        --       --       --       --
                          -------- -------- --------  --------  -------  -------  -------
Income (Loss) before
 Taxes..................     3,731    6,077   (9,399)   (4,561)  (4,909)    (980)  (1,755)
Income Taxes............     1,489    2,428   (3,225)   (1,542)  (1,686)    (337)    (603)
                          -------- -------- --------  --------  -------  -------  -------
Net Income (Loss).......  $  2,242 $  3,649 $ (6,174) $ (3,109) $(3,233) $  (643) $(1,152)
                          ======== ======== ========  ========  =======  =======  =======
Net Income (Loss) Per
 Share (Note 1): Basic
 and diluted............  $   0.41 $   0.66 $  (1.12) $  (0.55) $ (0.58) $ (0.12) $ (0.21)
                          ======== ======== ========  ========  =======  =======  =======

                        JPS PACKAGING BALANCE SHEET DATA
                          (IN THOUSANDS, EXCEPT RATIO)

                                   AS OF DECEMBER 31,                  AS OF MARCH 31,
                         --------------------------------------- ---------------------------
                                                                                 AS ADJUSTED
                          1993    1994    1995    1996    1997    1997    1998      1998
                         ------- ------- ------- ------- ------- ------- ------- -----------
Net Working Capital..... $16,541 $22,969 $20,924 $17,268 $18,006 $19,422 $17,239   $17,239
Net Property, Plant &
 Equipment..............  43,027  45,568  41,343  34,720  31,884  34,744  30,967    30,967
Total Assets............  74,035  83,451  75,835  63,783  61,904  66,429  59,920    65,920
Short-Term Debt.........     --      --      --      --      --      --      --      6,000
Total Liabilities.......  13,247  14,863  12,405  10,551  12,026  11,303  11,947    17,947
Stockholder's Equity....  60,788  68,588  63,430  53,232  49,878  55,126  47,973    47,973
Current Ratio...........  2.68:1  3.16:1  3.13:1  3.08:1  3.06:1  3.20:1  3.01:1    2.19:1

                            OTHER JPS PACKAGING DATA
                                 (IN THOUSANDS)

                                                                        THREE-
                                                                    MONTH PERIODS
                                YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                         ----------------------------------------  -----------------
                          1993   1994    1995     1996     1997     1997      1998
                         ------ ------- -------  -------  -------  -------- --------
Operating Income (Loss)
 excluding
 Restructuring.......... $3,821 $ 6,111 $(2,533) $(2,668) $(5,897) $  (789) $ (1,755)
Depreciation and
 Amortization Expense...  5,189   5,924   6,619    6,693    5,832    1,530     1,326
EBITDA..................  9,010  12,035  (2,780)   2,132      922      550      (429)
EBITDA excluding
 Restructuring..........  9,010  12,035   4,086    4,025      (66)     741      (429)
Capital Expenditures....  4,982   6,560   6,849    1,363    5,432    1,482       358

--------
(1) Earnings (loss) per share for all periods has been computed under Statement of Financial Accounting Standards No. 128. The number of shares used in the computation is the number of outstanding common shares of Sealright adjusted for the exchange ratio of one-half share of JPS Common Stock for each share of Sealright Common Stock. The weighted average number of common shares used in the computation were 5,536,000 in 1993 and 1994, 5,534,000 in 1995, 5,536,000 in 1996 and 1997, and 5,536,000 at March 31, 1997, and
    5,539,000 at March 31, 1998. There were no dilutive securities.
(2) EBITDA is defined as operating profit (loss) before depreciation and amortization. EBITDA does not represent cash flows as defined by generally accepted accounting principles (GAAP) and does not necessarily indicate that cash flows are sufficient to fund all of a company's cash needs. EBITDA is presented because JPS Packaging believes it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation or as a substitute for net income (loss) or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity. EBITDA as defined here may differ from EBITDA as defined in other similar offerings and as such may not be comparable.

                    COMPARATIVE AND PRO FORMA PER SHARE DATA

  The following table sets forth Sealright per share data on an historical basis and JPS Packaging per share data on an equivalent pro forma basis and a pro forma basis. Equivalent pro forma JPS Packaging per share amounts are based upon the number of shares outstanding before adjustment for the exchange ratio. Pro forma JPS Packaging per share amounts represent historical results divided by the number of shares that will be outstanding after the offering (5,534,000, 5,536,000, 5,536,000, 5,536,000, and 5,539,000 shares at December 31, 1995,
December 31, 1996, December 31, 1997, March 31, 1997, and March 31, 1998,
respectively) based upon an exchange ratio of one-half share of JPS Common Stock for each share of Sealright Common Stock. The table below does not account for additional cash of $11.00 per share that will be received for each share of Sealright Common Stock outstanding. This table should be read in conjunction with the historical financial statements and notes thereto for JPS Packaging contained herein and for Sealright incorporated herein by reference and identified under "WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS."

                                                    EQUIVALENT
                                        HISTORICAL   PRO FORMA     PRO FORMA
                                        SEALRIGHT  JPS PACKAGING JPS PACKAGING
                                        ---------- ------------- -------------
Net Income (Loss) from continuing
 operations per common
 share-diluted:
  Twelve Months ended:
    December 31, 1997..................   $0.02       $(0.29)       $(0.58)
    December 31, 1996..................   (0.07)       (0.28)        (0.55)
    December 31, 1995..................   (0.44)       (0.56)        (1.12)
  Three Months ended:
    March 31, 1998.....................   (0.11)       (0.11)        (0.21)
    March 31, 1997.....................   (0.04)       (0.06)        (0.12)
Dividends per common share:
  Twelve Months ended:
    December 31, 1997..................   $0.00       $ 0.00        $ 0.00
    December 31, 1996..................    0.00         0.00          0.00
    December 31, 1995..................    0.36         0.00          0.00
  Three Months ended:
    March 31, 1998.....................    0.00         0.00          0.00
    March 31, 1997.....................    0.00         0.00          0.00
Book value per common share at:
    December 31, 1997..................   $8.25       $ 4.50        $ 9.00
    December 31, 1996..................    8.30         4.81          9.62
    December 31, 1995..................    9.21         5.73         11.45
    March 31, 1998.....................    8.20         4.33          8.66
    March 31, 1997.....................    8.27         4.98          9.96

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as possible or assumed future results of operations of JPS Packaging set forth elsewhere herein, including any forecasts, projections and synergies, and certain statements incorporated by reference from documents filed with the Commission by Sealright, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of JPS Packaging differing materially from those expressed in or implied by the forward-looking statements. In addition to any such risks expressly stated in this or other documents, other risks and uncertainties include, but are not limited to, competitive pricing for JPS Packaging's products, changes in raw material prices, fluctuations in customer demand, changes in production capacities, and changes in exchange rates, particularly in Latin America. See "RISK FACTORS."

                                 RISK FACTORS

  Stockholders should carefully review the following risk factors together with the other information contained herein, in evaluating JPS Packaging and the Flexible Packaging Business.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY; OPERATING LOSSES

  The Flexible Packaging Business historically has been operated as a division of Sealright. As a result of Sealright's consolidation of the Flexible Packaging Business, all of the Akron, Ohio operations and the San Leandro, California operations, along with the Styrotech(TM) machine manufacturing operations are being operated by and through JPS Packaging, Sealright's wholly-owned subsidiary. See "THE JPS PACKAGING REORGANIZATION." As a result of the Exchange, JPS Packaging will cease to be affiliated with Sealright. There is no assurance that the Flexible Packaging Business can be operated profitably as a stand-alone company. In each of the last three years JPS Packaging has incurred significant operating losses and it is anticipated that JPS Packaging will incur operating losses in 1998. See "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

LIQUIDITY

  Historically, the Flexible Packaging Business has relied on internally generated cash from Sealright's combined operations and/or its credit arrangements for sources of cash. After the Exchange, JPS Packaging must continue to maintain its own credit arrangements, which may be at interest rates higher than those available to Sealright. See "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

  As of the Effective Time, it is expected that JPS Packaging will need to borrow approximately $6,000,000. JPS Packaging is required to reimburse to Sealright expenses of the Transactions incurred by Sealright in excess of $4,000,000. These expenses, which consist of amounts due investment bankers, attorneys, accountants, and other transaction-related items, are expected to be approximately $2,000,000. This amount will be charged to JPS Packaging's statement of operations in the fiscal quarter in which the Effective Date occurs. In addition, JPS Packaging is required to repay Sealright the amount of intercompany loans to fund operating losses, capital expenditures, and other cash sources or uses of the Flexible Packaging Business incurred since January 1, 1998. JPS Packaging has obtained a commitment for a $10,000,000 credit facility. The failure to have such a credit facility established by the Effective Date would prevent the consummation of the Merger. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Conduct of the Flexible Packaging Business Pending the Merger" and "--Fees and Expenses."

ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

  JPS Packaging initially will be dependent upon the services and management experience of certain executive officers and other key management employees previously employed by Sealright. While JPS Packaging intends to expand its management team through recruitment of additional experienced individuals for certain key positions, there is no assurance that JPS Packaging will be able to attract, hire and retain such personnel. See "JPS PACKAGING MANAGEMENT." Furthermore, there can be no assurance that any particular manager will remain in JPS Packaging's employ. The failure of JPS Packaging to attract and retain such key personnel could impair JPS Packaging's operations and thereby adversely materially affect its business and results of operations.

IMPLEMENTATION OF NEW INFORMATION SYSTEMS AND YEAR 2000 COMPLIANCE

  As a result of the Exchange, JPS Packaging is converting the information systems, including its payroll system, fixed asset accounting system, general ledger accounting system, and manufacturing planning and control system currently used at the San Leandro facility, to those currently used at the Akron facility. JPS Packaging is exposed to a number of risks inherent with implementing any such conversion, including the inability to accurately record accounting entries, the inability to produce accounting records in a timely manner, and the inability to efficiently plan and produce customer orders. In order to mitigate a number of these potential risks, Sealright has agreed to continue to provide various services to JPS Packaging up to 90 days after the Effective Date. See "RISK FACTORS--Ongoing Relationship with Sealright" and "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Terms of the Ancillary Agreements."

  JPS Packaging's information systems are not currently year 2000 compliant in either of its two plant locations. The management of JPS Packaging currently estimates that it will cost approximately $300,000 to become year 2000 compliant, which will be charged to operations as incurred. While JPS Packaging is seeking to implement the necessary changes, there can be no assurance that JPS Packaging's operating systems will be compliant prior to the beginning of 2000. See "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Year 2000 Compliance."

ABSENCE OF DIVIDENDS

  The Board of Directors of JPS Packaging (the "JPS Board") currently intends that no cash dividends will be paid on the JPS Common Stock in order to make funds available for working capital needs, future acquisitions, and capital expenditures and such other purposes as the JPS Board may determine and as allowed under credit arrangements. The payment and level of cash dividends by JPS Packaging in the future, if any, will be at the discretion of the JPS Board, based primarily upon earnings, cash flow and financial requirements of its businesses at such time and as permitted by its then existing credit facilities.

CONTINGENT LIABILITIES ASSOCIATED WITH FLEXIBLE PACKAGING BUSINESS

  All of the liabilities related directly and exclusively to the Flexible Packaging Business, many of which are contingent or are not presently determinable, will be retained by JPS Packaging pursuant to the Merger and Exchange. Such contingent liabilities include future claims, actions, judgments and other litigation related to or arising from environmental, product liability, employment or tax matters that are directly and exclusively related to the Flexible Packaging Business. JPS Packaging is not currently aware of any material contingent liabilities.

COMPETITION

  There is intense competition in the flexible packaging industry on the basis of price, service, quality and innovation in product design and graphics. The markets for JPS Packaging's products, which include packaging for snack foods, condiments, dried fruits, container decorations and lidding, are highly fragmented with hundreds of producers of flexible packaging goods, many of which are large, well established companies with financial resources far in excess of those of JPS Packaging. See "JPS PACKAGING BUSINESS AND PROPERTIES--Competition" and "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

NO PRIOR MARKET FOR JPS COMMON STOCK

  There has been no prior trading market for JPS Common Stock and there can be no assurance as to the prices at which the JPS Common Stock will trade after the Effective Date. Until the JPS Common Stock is fully distributed and an orderly market develops, the prices at which the JPS Common Stock trades may fluctuate significantly. Prices for the JPS Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for JPS Common Stock, investor perceptions of JPS Packaging and the prospects for its businesses, the amount of JPS Packaging's reported earnings or losses, JPS Packaging's dividend policy and general economic and market conditions. In addition, there is no assurance that JPS Packaging will become covered by equity analysts associated with brokerage organizations, thus possibly limiting public exposure to JPS Common Stock. See "LISTING AND TRADING OF JPS PACKAGING COMMON STOCK."

ONGOING RELATIONSHIP WITH SEALRIGHT

  Following consummation of the Transactions, Sealright and JPS Packaging will continue to have an ongoing business relationship with respect to Sealright providing for a 90 day period various accounting, information services, human resources functions and providing corporate office space at the DeSoto, Kansas facility. Additionally, Sealright will continue to manufacture for JPS Packaging Styrotech(TM) sleeve labeling machines and related spare parts for a 90 day period at its cost and JPS Packaging will continue to manufacture for Searlight certain lidding products at its San Leandro plant for such 90 day period at its cost. Conflicts of interest may arise between Sealright and JPS Packaging with respect to these ongoing relationships, including the nature, quality, and pricing of services rendered by Sealright or JPS Packaging. There can be no assurance that Sealright and JPS Packaging will be able to resolve any potential conflict that may arise. Additionally, there is no assurance that the 90 day period (or 180 day period, if JPS Packaging elects to extend the agreement) will be sufficient to allow JPS Packaging to independently provide such services. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Terms of Ancillary Agreements."

EXPOSURE TO FLUCTUATION IN RAW MATERIAL PRICES

  The Flexible Packaging Business requires a large volume of various raw materials, including plastic, resin, film, paper, foil and ink. Although JPS Packaging believes that adequate supplies of its raw material requirements are available at the present time, it cannot predict future availability or prices of such materials. There can be no assurance that JPS Packaging will be able to pass increases in raw material costs through to its customers in the form of price increases, and any such inability would have an adverse impact upon JPS Packaging's profitability. See "JPS PACKAGING BUSINESS AND PROPERTIES--Raw Materials."

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Sealright Common Stock in connection with the solicitation of proxies by the Sealright Board for use at the Special Meeting to be held at the offices of Bryan Cave LLP, Suite 3700, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, on June 29, 1998, at 10:00 a.m., Central Daylight Time, and any adjournment or postponement thereof. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Sealright stockholders on or about June 9, 1998.

MATTERS TO BE CONSIDERED

  At the Special Meeting, Sealright stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby, including the Exchange, whereby JPS Common Stock will be distributed in partial redemption and exchange for Sealright Common Stock (collectively, the "Transactions").

BOARD OF DIRECTOR'S RECOMMENDATION

  THE SEALRIGHT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE EXCHANGE AND RECOMMENDS THAT THE SEALRIGHT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND EXCHANGE AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS

  The Sealright Board has fixed the close of business on June 1, 1998 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Sealright Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote 11,082,564 shares of Sealright Common Stock held beneficially by approximately 3,000 stockholders.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Sealright Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Special Meeting. Under the Sealright bylaws (the "Sealright Bylaws") and the General Corporation Law of the State of Delaware ("DGCL"), abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Special Meeting.

VOTE REQUIRED

  Sealright stockholders are entitled to one vote at the Special Meeting for each share of Sealright Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a majority of the outstanding shares of Sealright Common Stock is required to approve and adopt the Merger Agreement and to approve the Merger and Exchange contemplated therein. Abstentions and broker non-votes will have the same effect as votes against such approval.

  As of the Record Date, Sealright's directors and executive officers as a group may be deemed to be beneficial owners of approximately 44.5% of the outstanding shares of Sealright Common Stock (excluding 103,270 shares which may be acquired upon the exercise of options or warrants exercisable within 60 days of the Record Date). To the knowledge of Sealright, each of the directors and executive officers intends to vote in favor of approval of the Merger and Exchange. In addition, pursuant to the irrevocable Proxy and Option Agreement, the Stockholder Group granted to representatives of Huhtamaki, an irrevocable proxy to vote virtually all of their outstanding shares (representing approximately 40% of the outstanding shares of Sealright Common Stock as of the Record Date) in favor of approval and adoption of the Merger Agreement and approval of the Transactions. See "PROXY AND OPTION GRANTED TO HUHTAMAKI."

  If fewer shares of Sealright Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore been effectively withdrawn or revoked.

  SEALRIGHT STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AND EXCHANGE ARE CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO SEALRIGHT STOCKHOLDERS BY UMB BANK, N.A. (THE "PAYING AGENT") PROMPTLY AFTER THE EFFECTIVE TIME.

DISSENTER'S RIGHTS

  Record holders of Sealright Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval and adoption of the Merger Agreement and otherwise comply with the requirements of Section 262 of the DGCL, will be entitled to statutory appraisal rights. See "APPRAISAL RIGHTS."

PROXIES

  When a card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a Sealright stockholder does not attend the Special Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval and adoption of the Merger Agreement and approval of the Merger and Exchange. As of the date of this Proxy Statement/Prospectus, the Sealright Board does not know of any matters other than those set forth in the Notice of Special Meeting that may be presented at the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, including a motion to adjourn or postpone the Special Meeting for the purpose of, among other things, soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy that is voted against the Merger Agreement will be voted for any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Sealright, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of Sealright before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). In addition, brokers who hold shares of Sealright Common Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Sealright Co., Inc., 9201 Packaging Drive, DeSoto, Kansas 66018, Attention:
Corporate Secretary, or hand-delivered to the Corporate Secretary of Sealright at or before the taking of the vote at the Special Meeting.

  Sealright will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Sealright in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Sealright will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                           THE PROPOSED TRANSACTIONS

BACKGROUND

  Between 1990 and 1995, Sealright experienced declining gross profit margins. In 1995, the Sealright Board sought to reverse this trend through recruitment of a new chief executive officer and senior management team for Sealright. In the fourth quarter of 1995, Sealright's management announced a restructuring plan which called for a functional reorganization through the centralization of management and a consolidation of facilities aimed at reducing operating costs and increasing overall profitability. Despite the implementation of the plant consolidations and centralization of management, profit margins continued to decline and it became apparent to the Sealright Board that the 1995 restructuring plan was not achieving the anticipated results.

  During the third quarter of 1997, the non-management members of the Sealright Board began discussing strategic alternatives for enhancing the value of Sealright Common Stock. Among the alternatives considered were (i) continuation of Sealright's restructuring plan that had been commenced in late 1995, (ii) development of a new business plan for Sealright, (iii) financial restructuring, and (iv) a sale or other strategic transaction involving Sealright, or the Rigid Packaging Business and/or the Flexible Packaging Business. The Sealright Board determined that the prospects for a successful outcome of the restructuring plan commenced in 1995 and corresponding enhancement of the value of Sealright Common Stock was not likely in the near term. The Sealright Board also determined that the success of any new business plan would be in large part dependent upon the recruitment of additional management expertise in order to devise and implement the administrative and operational changes and would also be subject to the inherent risks associated with the increased competition and consolidation in the packaging industry. As a result of these discussions and determinations, the Sealright Board interviewed investment banking firms and on September 12, 1997 ultimately engaged Goldman Sachs and George K. Baum & Company to evaluate a financial restructuring of Sealright or sale or other strategic transaction with respect to the entire Company or a portion thereof. See "--Engagement of Financial Advisors." G. Kenneth Baum and William D. Thomas are both directors of Sealright and JPS Packaging. Mr. Baum is an employee and Mr. Thomas serves as Vice President of George K. Baum & Company. See "CERTAIN TRANSACTIONS." George
K. Baum & Company was one of the underwriters of Sealright's initial public offering in 1986 and has served as a financial advisor to Sealright in connection with several past acquisitions and financings. See "--Engagement of Financial Advisors."

  Following an analysis by the financial advisors, in early November 1997 the Sealright Board authorized Goldman Sachs and George K. Baum & Company to solicit indications of interest for the acquisition of the entire company or alternatively, the Rigid Packaging Business and/or the Flexible Packaging Business in order to determine the potential for recognition of value through a sale. The Sealright Board had determined that one or more potential sale transactions was a better alternative for enhancing value of Sealright Common Stock than a financial restructuring in light of the evaluation by the financial advisors.

  After the Sealright Board's authorization to solicit such indications of interest, Goldman Sachs contacted Huhtamaki, among other interested parties. On December 2, 1997, Sealright and Huhtamaki entered into a confidentiality agreement, and Sealright began providing confidential information to Huhtamaki with respect to the Rigid Packaging Business and Sealright. Sealright also entered into confidentiality agreements and provided confidential information to a number of other interested parties. Such confidential information included tax and financial records, operating data, environmental compliance information, business contracts, employee benefits and compensation data and other business information. On December 17, 1997, Huhtamaki submitted a preliminary indication of interest for the acquisition of the Rigid Packaging Business. Based on preliminary indications of interest received from Huhtamaki and several other parties, Sealright extended the opportunity to these parties to conduct certain due diligence. Over the next several weeks, Huhtamaki conducted a due diligence review of the Rigid Packaging Business, including meeting with representatives of Sealright in Kansas City, Missouri, DeSoto, Kansas, Fulton, New York and Los Angeles, California from January 14 to 20, 1998. In addition, counsel for Sealright provided counsel for Huhtamaki and certain other interested parties with proposed drafts of definitive agreements.

  On February 16, 1998, Huhtamaki submitted a definitive proposal for the acquisition of the Rigid Packaging Business. The definitive proposal also included markups of Sealright's proposed agreement showing Huhtamaki's requested changes to such agreement. Sealright also received definitive proposals from other interested parties, including other proposals for the entire company and the Flexible Packaging Business. Based upon an analysis of the definitive proposals received, Sealright concluded that the cash purchase price and terms offered in Huhtamaki's proposal would yield the best value for the Sealright stockholders and that the proposal was likely to result in a definitive agreement. Therefore, Sealright determined to proceed with discussions with Huhtamaki for its acquisition of the Rigid Packaging Business and to continue discussions with other parties interested in acquiring the Flexible Packaging Business.

  From February 16 to 24, 1998, Goldman Sachs and G. Kenneth Baum, on behalf of Sealright, and representatives of Huhtamaki had telephonic discussions with respect to Huhtamaki's definitive proposal. At the conclusion of these discussions, representatives of the two companies agreed to meet to attempt to negotiate the terms of a definitive agreement.

  During this period, after continuing discussions with parties interested in the acquisition of the Flexible Packaging Business, it was determined that continued negotiations with respect to the sale of the Flexible Packaging Business at that time could delay and/or jeopardize the negotiations with Huhtamaki. It therefore was decided that it was in the best interests of the Sealright stockholders to first complete negotiations with Huhtamaki and to provide in the definitive agreement with Huhtamaki that the Flexible Packaging Business could either be retained by the Sealright stockholders (through the Exchange) or sold to a third party prior to the completion of the Merger. Discussions with respect to the Flexible Packaging Business therefore were temporarily suspended.

  Beginning on February 26, 1998, members of the Sealright Board and management, along with Sealright's legal counsel and representatives of Goldman Sachs and George K. Baum Company, met with representatives of Huhtamaki and its legal counsel and financial advisors in Kansas City, Missouri to discuss Huhtamaki's proposal and to negotiate the proposed agreements. By the afternoon of March 1, 1998 most open issues were resolved, and the Sealright Board convened a meeting at which Goldman Sachs and George
K. Baum & Company made a financial presentation and reviewed the sales process to date and Sealright's legal counsel reviewed the terms of the current draft of the Merger Agreement. An in-depth discussion of the Merger Agreement then followed. By the morning of March 2, 1998, the remaining open items were resolved and the Sealright Board reconvened to consider the Merger Agreement, the Exchange and the other Transactions. At this meeting, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, described below under "--Opinion of Financial Advisor," to the effect that as of March 2, 1998 the $11.00 per share in cash without interest to be received by the holders of Sealright Common Stock (other than Huhtamaki, Sealright or any of their direct or indirect subsidiaries) for the Rigid Packaging Business is fair from a financial point of view to such holders. Sealright's legal counsel then described those terms of the Merger Agreement that had been modified since the prior meeting of the Sealright Board. Following the discussion at the Special Meeting, the Sealright Board unanimously approved the Merger Agreement and the Transactions. Thereafter on March 2, 1998, the Merger Agreement was executed and delivered.

  After March 2, 1998, Goldman Sachs, on behalf of Sealright, recommenced discussions with two of the parties that had previously indicated interest in the acquisition of the Flexible Packaging Business. Based on such discussions and further discussions with legal counsel, it became apparent to the Sealright Board that both such parties would require further lengthy due diligence and extensive indemnification provisions that were not permitted under the terms of the Merger Agreement, since they would impose continuing liability upon Sealright, the survivor to the Merger. Additionally, certain of the prospective purchasers sought to limit the liabilities related to the Flexible Packaging Business that they would assume, which was not permissible under the terms of the Merger Agreement. As set forth in the Merger Agreement, all liabilities related to the Flexible Packaging Business will be retained by JPS Packaging. See "RISK FACTORS--Contingent Liabilities Associated with Flexible Packaging Business." The Sealright Board considered the likelihood of reaching a definitive agreement with respect to the sale of the Flexible Packaging Business prior to the consummation of the Merger; the risk that further negotiations for such a sale might delay or jeopardize the consummation of the Merger and receipt of the Merger Consideration by the Sealright stockholders; and the prospects for operation of JPS Packaging as a stand-alone business retained by the Sealright stockholders. Based upon such considerations, the Sealright Board determined that the retention by the Sealright stockholders of JPS Packaging through the Exchange was in the best interests of the Sealright stockholders and approved the Exchange.

REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE SEALRIGHT BOARD

  The Sealright Board decided to approve the Merger and Exchange and enter into the Merger Agreement in order to obtain for stockholders better value than that which they could receive on the open market. The Sealright Board considered many factors, the primary factors consisting of the following:

    (a) The financial condition, historical and projected, of Sealright, the results of operations of Sealright, market price information regarding Sealright and the various alternatives for enhancing stockholder value;

    (b) The scope of the efforts to sell the entire company, the Rigid Packaging Business and/or the Flexible Packaging Business, including: the number and identity of potential buyers from whom indications of interest were solicited and the fact that no proposals acceptable to the Sealright Board had been made for the acquisition of either the entire company or the Flexible Packaging Business; the difficulties in three-party negotiations that would be inherent in simultaneous sales of the Rigid Packaging Business and the Flexible Packaging Business; and the desire to allow the Sealright stockholders to realize the benefit afforded by the Huhtamaki proposal;

    (c) The Sealright Board's review with its legal advisors of the terms and conditions of the Merger Agreement, including provisions that allow Sealright to consider and the Sealright Board to approve an alternative acquisition proposal from a third party, under certain conditions. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Terms of the Merger;" and

    (d) The opinion of Goldman Sachs that the $11.00 per share in cash to be received by the holders of Sealright Common Stock (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) for the Rigid Packaging Business is fair to such holders from a financial point of view (see "--Opinion of Financial Advisor," below).

  FOR THE REASONS DISCUSSED ABOVE, THE SEALRIGHT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND EXCHANGE AND THE TERMS OF THE MERGER AGREEMENT AND RECOMMENDS THAT SEALRIGHT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND EXCHANGE AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  The Goldman Sachs Opinion. On March 2, 1998, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Sealright Board that, as of the date of such opinion, the $11.00 per share in cash to be received by the holders of Sealright Common Stock (other than Huhtamaki, Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) for the Rigid Packaging Business is fair from a financial point of view to such holders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED MARCH 2, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SEALRIGHT STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Sealright for the five years ended December 31, 1996;
(iii) a draft of the Annual Report on Form 10-K of Sealright for the year ended December 31, 1997; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sealright; (v) certain other communications from Sealright to its stockholders; (vi) certain internal financial analyses and forecasts prepared by Sealright's management for Sealright as well as the Rigid Packaging Business; and (vii) certain pro forma historical financial information with respect to the Rigid Packaging Business. Goldman Sachs also held discussions with members of the senior management of Sealright and the Rigid Packaging Business regarding the past and current business operations, financial condition and future prospects of the Rigid Packaging Business. In addition, Goldman Sachs reviewed the reported price and trading activity for Sealright

Common Stock, compared certain financial and stock market information for Sealright and certain financial information for the Rigid Packaging Business with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the packaging industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Sealright, JPS Packaging or the Rigid Packaging Business or any of Sealright's subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. The advisory services of Goldman Sachs and the opinion of Goldman Sachs referred to herein were provided for the information and assistance of the Sealright Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Sealright Common Stock should vote with respect to the Merger Agreement.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Sealright Board on March 2, 1998. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Appendix B.

    (a) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Sealright Common Stock over a 10 year period from February 29, 1988 to February 27, 1998, and over a one year period from February 27, 1997 to February 27, 1998. Such review included a review of the volume of shares traded at specific prices and the total volume of Sealright Common Stock traded as a percentage of Sealright Common Stock outstanding during such 10 year and one year periods. Such presentation indicated, for the 10 year and one year periods, weighted average market prices of $13.35 and $11.82 per share of Sealright Common Stock, respectively, based on trading prices for the Sealright Common Stock during such periods, with the Sealright Common Stock traded in such 10 year and one year periods amounting to 236.6% and 40.2%, respectively, of the total Sealright Common Stock outstanding. Such review also included Goldman Sachs' analysis of the indexed historical trading prices of the Sealright Common Stock during the period from February 28, 1993 to February 27, 1998 (based on trading prices for Sealright Common Stock determined monthly during such period) as compared to the Standard & Poors Index as well as trading prices of shares of a group of companies in similar industries.

    (b) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Sealright to corresponding financial information, ratios and public market multiples for 12 publicly traded corporations: Ball Corporation, Bemis Company, Inc., Crown, Cork & Seal Company, Inc., Owens-Illinois, Inc., Silgan Holdings, Inc., Caraustar Industries, Inc., Rock-Tenn Company, Shorewood Packaging Corporation, Sonoco Products Company, Aptar Group, Inc., Sealed Air Corporation and West Company, Incorporated (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the Rigid Packaging Business. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for Sealright were based on information provided by Sealright's management and the multiples for each of the Selected Companies were based on publicly available information or selected research analyst estimates as of February 25, 1998. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus total debt less cash) as a multiple of estimated 1997 and 1998 sales, as a multiple of estimated 1997 and 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of estimated 1997 and 1998 earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of estimated 1997 and 1998 sales, which ranged from 0.8x to 3.2x, and from 0.7x to 2.8x, respectively, estimated 1997 and 1998 EBITDA, which ranged from 5.8x to 14.8x, and from 4.8x to 13.0x, respectively, and estimated 1997 and 1998 EBIT, which ranged from 8.7x to 18.4x, and from 7.3x to 16.5x, respectively, compared to levered estimated 1997 and 1998 sales multiples for Sealright of 0.8x and 0.7x, respectively, estimated 1997 and 1998 EBITDA multiples for Sealright of

  6.0x and 5.3x, respectively, and estimated 1997 and 1998 EBIT multiples for Sealright of 15.3x and 11.3x, respectively. Goldman Sachs also considered for the Selected Companies estimated 1997 and 1998 price/earnings ratios, which ranged from 14.1x to 32.1x, and from 11.8x to 28.4x, respectively, compared to 32.1x and 16.1x, respectively, for Sealright; and 1997 EBITDA margins, which ranged from 4.9% to 19.0%, compared to 4.9% for Sealright. The multiples and ratios for Sealright reflect the Flexible Packaging Business in addition to the Rigid Packaging Business. For purposes of the Selected Companies analysis, Goldman Sachs did not attempt to hypothesize what the various public market multiples and ratios for the Rigid Packaging Business or any particular component of the businesses of the Selected Companies would have been on a stand-alone basis. Goldman Sachs attributed no specific significance to the inclusion of the Flexible Packaging Business in the Sealright multiples and ratios since the multiples and ratios for the Selected Companies reflected divisions and businesses not directly comparable to the Rigid Packaging Business. Consequently, for purposes of the Selected Companies analysis Goldman Sachs made no particular adjustment in its analysis to account for the inclusion of the Flexible Packaging Business in the Sealright multiples and ratios.

    (c) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of the Rigid Packaging Business using Sealright management's projections. Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2000 using discount rates ranging from 10% to 15%. Goldman Sachs calculated terminal values of the Rigid Packaging Business at the year ended 2000 based on trailing multiples ranging from 6x EBITDA to 8x EBITDA. These terminal values were then discounted to present value using discount rates from 10% to 15%.

    Using terminal values of the Rigid Packaging Business in the year 2000 based on trailing multiples ranging from 6x EBITDA to 8x EBITDA and discounting these terminal values to present value using discount rates ranging from 10% to 15%, the implied per share values of the Rigid Packaging Business ranged from $7.37 to $14.19.

    (d) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the packaging industry since 1995 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of the last twelve months' ("LTM") revenues ranged from 0.6x to 3.0x, as compared to 1.3x 1997 estimated sales for the aggregate consideration to be received for the Rigid Packaging Business, (ii) the multiple of LTM EBITDA ranged from 5.2x to 10.7x, as compared to 9.3x 1997 estimated EBITDA for the aggregate consideration to be received for the Rigid Packaging Business, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 9.9x to 16.4x, as compared to 21.9x 1997 estimated EBIT for the aggregate consideration to be received for the Rigid Packaging Business.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sealright, the Rigid Packaging Business or Huhtamaki or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Sealright Board as to the fairness from a financial point of view of the $11.00 per share in cash to be received by the stockholders of Sealright (other than Huhtamaki or Sealright or any direct or indirect subsidiary of Huhtamaki or Sealright) for the Rigid Packaging Business, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Sealright, Huhtamaki, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Sealright Board was one of many factors taken into consideration by the Sealright Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

ENGAGEMENT OF FINANCIAL ADVISORS

  Engagement of Goldman Sachs. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Sealright selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Pursuant to an engagement letter, dated September 12, 1997, Sealright engaged Goldman Sachs to act as its financial advisor in connection with the Merger Agreement. Pursuant to the terms of such engagement letter, Sealright has agreed to pay Goldman Sachs a transaction fee of 1.15% of the aggregate consideration of the Transactions, of which approximately $2,656,000 is contingent upon the consummation of the Transactions. Sealright has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the Federal securities laws.

  Engagement of George K. Baum & Company. George K. Baum & Company is a regional investment banking firm and, as a part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. G. Kenneth Baum and William D. Thomas are both directors of Sealright and JPS Packaging. Mr. Baum is an employee and Mr. Thomas serves as Vice President of George K. Baum & Company.

  George K. Baum & Company was retained to act as financial advisor to Sealright in connection with the analysis and consideration of strategic alternatives for Sealright in September 1997. It was selected by Sealright because of its qualifications and experience in similar transactions and familiarity with Sealright and with companies in the packaging industry in which Sealright is engaged. George K. Baum & Company was one of the underwriters of Sealright's initial public offering in 1986 and has served as a financial advisor to Sealright in connection with several past acquisitions and financings. In light of this extensive background and familiarity with Sealright and its industry, the Sealright Board, including the six non-management directors who are not affiliated with George K. Baum & Company, approved the selection of George K. Baum & Company, along with Goldman Sachs, to act as a financial advisor. In connection with the vote to approve the engagement letters with the financial advisors, Messrs. Baum and Thomas abstained. See "CERTAIN TRANSACTIONS."

  For its financial advisory services in connection with the Transactions, George K. Baum & Company will receive a fee of .25% of the aggregate consideration of the Transactions, of which approximately $573,000 is contingent upon the consummation of the Transactions. Sealright has also agreed to reimburse George K. Baum & Company for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify it and certain of its related persons against liabilities in connection with its engagement, including certain liabilities under the Federal securities laws.

  George K. Baum & Company may actively trade in the equity securities of Sealright (and, after the Effective Date, JPS Packaging) for its own account or for the accounts of its customers, and, accordingly, may at any time hold long or short positions in such securities.

IRREVOCABLE PROXY AND OPTION

  The Stockholder Group, comprised of George K. Baum Group, Inc., The G. Kenneth Baum Revocable Trust and The William D. Thomas Trust, and their assigns, have granted to representatives of Huhtamaki an irrevocable proxy and stock option for 4,455,115 shares of Sealright Common Stock. See "PROXY AND OPTION GRANTED TO HUHTAMAKI."

                  TERMS OF THE MERGER AGREEMENT AND EXCHANGE

  This section of the Proxy Statement/Prospectus describes certain aspects of the Merger Agreement and the proposed Merger and Exchange. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement or the ancillary agreements thereto (the "Ancillary Agreements"), as the case may be. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. Copies of the Ancillary Agreements have been filed as exhibits to the Registration Statement. All Sealright stockholders are urged to read the Merger Agreement and the Ancillary Agreements in their entirety.

TERMS OF THE MERGER

  General. At the Effective Time, Huhtamaki, Sealright and Acquisition Sub will consummate the Merger, in which Acquisition Sub will merge into Sealright and the separate corporate existence of Acquisition Sub will cease. Sealright will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware. The name of the Surviving Corporation will be "Sealright Co., Inc."

  Certificate of Incorporation and Bylaws. The Merger Agreement provides that the certificate of incorporation and bylaws of Acquisition Sub in effect at the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation.

  Directors and Officers. The Merger Agreement provides that the directors and officers of Acquisition Sub at the Effective Time will be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

  Conversion of Sealright Common Stock. Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of Sealright Common Stock, other than (a) shares held by Huhtamaki, Acquisition Sub, or any other wholly-owned subsidiary of Huhtamaki or (b) any shares owned by Sealright or any of its subsidiaries, which shares will be canceled in accordance with the provisions of the Merger Agreement and (c) shares held by stockholders who have properly complied with the provisions of Section 262 of the DGCL with respect to appraisal rights ("Dissenting Shares"), will be converted into the right to receive the Merger Consideration of $11.00 per share in cash without interest, and the Redemption Consideration, of one-half of a share of JPS Common Stock. See "--Terms of the Exchange."

TERMS OF THE EXCHANGE

  Because Huhtamaki only desired to acquire the Rigid Packaging Business, the distribution of the Flexible Packaging Business to the holders of Sealright Common Stock through the Exchange is to occur simultaneous with the consummation of the Merger. The issuance of one-half share of JPS Common Stock per share of Sealright Common Stock, as the Redemption Consideration, has been structured as a partial redemption of the outstanding Sealright Common Stock, occurring simultaneously with the effectiveness of the Merger. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTIONS." The Exchange will be effected by Sealright with its stockholders on a pro rata basis. Additionally, in connection with the Exchange, JPS Packaging will redeem any partial shares of JPS Common Stock otherwise issuable for $6.86 in cash per share. Although the Exchange will be effected simultaneously with the Merger and will not occur unless the Merger is approved and about to occur, the JPS Common Stock to be received by the holders of Sealright Common Stock in the Exchange will not constitute a part of the Merger Consideration.

EFFECTIVE TIME; CLOSING

  The Merger Agreement provides that the Merger will become effective and the Effective Time will occur upon the filing of a Certificate of Merger or other appropriate documents with the Delaware Secretary of State or at such other time as Sealright and Huhtamaki agree. The Merger Agreement provides that the Closing will take place as promptly as practicable after the satisfaction or waiver of the conditions to the Merger (other than, but subject to, those conditions to be performed at the Closing). The effectiveness of the Merger and the Exchange will occur simultaneously at the Effective Time.

PAYMENT OF MERGER CONSIDERATION AND REDEMPTION CONSIDERATION

  Pursuant to the Merger Agreement, at the Effective Time, Huhtamaki will make available to the Paying Agent the aggregate amount of the cash Merger Consideration payable pursuant to the Merger Agreement, and certificates for JPS Common Stock representing the aggregate Redemption Consideration will be deposited with the Paying Agent by Sealright in connection with the Exchange, in exchange for certificates formerly representing outstanding shares of Sealright Common Stock. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail a transmittal form and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Sealright Common Stock (the "Stock Certificates"), which form and instructions are to be used in forwarding the Stock Certificates for surrender and exchange for (a) the Merger Consideration which such holder is entitled to receive pursuant to the Merger, (b) certificates representing the number of shares of JPS Common Stock which such holder has the right to receive pursuant to the Exchange, and (c) if applicable, payment of cash ($6.86 per share) in redemption of any partial shares of JPS Packaging issued in connection with the Exchange. SEALRIGHT STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. Until surrendered as provided above, Stock Certificates will be deemed to represent the right to receive (i) cash in an amount equal to the Merger Consideration and (ii) that number of shares of JPS Common Stock equal to the Redemption Consideration, for the shares of Sealright Common Stock formerly represented by such Stock Certificates.

  Based on the number of shares of Sealright Common Stock outstanding at June 1, 1998, up to a maximum of 5,595,313 shares of JPS Packaging would be delivered by Sealright as Redemption Consideration. Such maximum number consists of 5,541,282 shares of JPS Common Stock, based on the current number of issued and outstanding shares of Sealright Common Stock and up to 51,635 shares of JPS Common Stock which may be delivered by Sealright as Redemption Consideration in the event of the exercise of outstanding vested stock options for Sealright Common Stock between the Record Date and the Effective Date. All shares of JPS Common Stock will be fully paid, nonassessable and free of preemptive rights.

  Additionally, to the extent that outstanding stock options for Sealright Common Stock (the "Sealright Stock Options") are not exercised prior to the Effective Date, it is anticipated that 11,471 shares of JPS Common Stock will be issued in connection with their settlement. See "--Treatment of Options." Following the Exchange, approximately 9,400,111 shares of JPS Common Stock will remain authorized but unissued, of which 550,000 will be reserved for issuance pursuant to incentive compensation awards to the employees of JPS Packaging.

  No holders of Sealright Common Stock will be required to pay any cash or other consideration (other than the partial exchange of Sealright Common Stock) for the shares of JPS Common Stock to be received in the Exchange or to take any action, other than delivery of their Stock Certificates to the Paying Agent, in order to receive JPS Common Stock.

  If after the Effective Date but prior to the surrender of a Stock Certificate, the record date for a dividend or other distribution with respect to JPS Common Stock is set, then, such dividend or other distribution will be
(a) paid in connection with the issuance of JPS Common Stock if such dividend or other distribution became payable prior to the surrender, or (b) paid by JPS Packaging on the payment date if the surrender precedes the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties. The Merger Agreement includes representations and warranties by Sealright (in general, with respect to both Sealright and its subsidiaries) as to (a) the corporate organization, standing and power of Sealright and its subsidiaries, (b) Sealright's capitalization, (c) the authorization, due execution and enforceability of the Merger Agreement, (d) authorization by the Sealright Board of the Merger and Exchange and the other Transactions, (e) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third-party consents, (f) the accuracy of Sealright's financial statements, filings with the Commission and certain press releases, (g) the accuracy of information to be supplied by Sealright for inclusion in this Proxy Statement/Prospectus and in certain other filings with the Commission, (h) the conduct of Sealright's business in the ordinary course and the absence of any material adverse change with respect to Sealright and the business, assets, liabilities, operations, conditions, results of operations or prospects of Sealright and its subsidiaries, taken as a whole, (i) pending or threatened litigation, (j) Sealright's compliance with applicable laws, (k) brokers and finders employed by Sealright, (l) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended, and certain employment and labor relations matters, (m) the solvency of JPS Packaging, the preparation of the pro forma balance sheet of JPS Packaging and certain other matters related to JPS Packaging, (n) material contracts and (o) various other matters relating to Sealright, its subsidiaries and the Rigid Packaging Business.

  The Merger Agreement also includes representations and warranties by Huhtamaki and Acquisition Sub as to (a) the corporate organization, standing and power of Huhtamaki and Acquisition Sub, (b) the authorization, due execution and enforceability of the Merger Agreement, (c) authorization by the Board of Directors of Huhtamaki and Acquisition Sub and the sole stockholder of Acquisition Sub of the Merger and the Other Transactions, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third-party consents, (e) the accuracy of information to be supplied by Huhtamaki for inclusion in this Proxy Statement/Prospectus, (f) the sufficiency of funds of Huhtamaki and Acquisition Sub, as of the Effective Date, to consummate the Merger, (g) the absence of conduct of any business activities or operations by Acquisition Sub prior to the Closing other than in connection with the Merger or the other Transactions, and (h) brokers and finders employed by Huhtamaki.

BUSINESS OF SEALRIGHT PENDING THE MERGER

  The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the Effective Time, except for the transactions contemplated therein, or to the extent that Huhtamaki otherwise consents in writing, Sealright and its subsidiaries will conduct the Rigid Packaging Business in the ordinary course, including, without limitation, using reasonable efforts to preserve beneficial relationships between the Rigid Packaging Business and its customers, suppliers, and employees in connection with the Rigid Packaging Business. The Merger Agreement also includes limitations, prohibitions and other provisions relating to Sealright's conduct of business during this period with respect to, among other matters, (a) capital projects, (b) contracts and agreements outside the ordinary course of business, (c) changes in or issuances, repurchases or redemption of capital stock, (d) charter or bylaw amendments, (e) acquisitions and dispositions, (f) borrowings and issuance of debt securities, (g) changes in employee compensation or the adoption or amendment of benefit plans or arrangements, (h) incurrence of liens, (i) actions that would impair consummation of the Transactions, (j) transition arrangements with brokers, and (k) settlement of claims or litigation.

CONDUCT OF FLEXIBLE PACKAGING BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Flexible Packaging Business and Rigid Packaging Business are to be treated for accounting purposes as if they were separate stand-alone businesses as of December 31, 1997. Any cash provided by the Rigid Packaging Business to the Flexible Packaging Business will be treated as an advance which must be repaid by JPS Packaging in cash on or prior to the Effective Time or vice versa. Such advances will arise primarily from allocation of expenses and advances to fund cash operating losses, capital expenditures, and other cash sources or uses. Huhtamaki and Sealright have agreed that otherwise unallocated expenses will be charged to the Flexible Packaging Business as follows: 38% of corporate expenses not directly attributable to either business and 42.5% of severance costs associated with unallocated personnel not retained by either Sealright or JPS Packaging. As a result of the required accounting procedures and expense allocations, it is anticipated that at the Effective Time, JPS Packaging will be required to pay Sealright approximately $4,000,000 at the Effective Time.

NO SOLICITATION OF THIRD PARTY ACQUISITION PROPOSALS

  Pursuant to the Merger Agreement, neither Sealright nor any of its directors, officers, employees or other affiliates will, and Sealright will use its best efforts to ensure that none of its representatives of their affiliates will, take any action to encourage, solicit or initiate any inquiries or proposals from or with any person that constitute, or could reasonably be expected to lead to an Acquisition Proposal. An "Acquisition Proposal", as defined in the Merger Agreement, is any inquiry, proposal or offer from any person relating to (a) any direct or indirect acquisition or purchase of a substantial amount of the assets of Sealright or any of its subsidiaries or of over 10% of any class of equity securities of Sealright or its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Sealright or any of its subsidiaries, (c) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Sealright or any of its subsidiaries (other than the Reorganization) or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Huhtamaki of the Merger.

  The Merger Agreement provides that, in connection with an unsolicited Acquisition Proposal, and provided Sealright advises Huhtamaki of such Acquisition Proposal, Sealright may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if the Sealright Board reasonably determines that the Acquisition Proposal is likely to result in a "Superior Proposal" if the Sealright Board believes (based upon the advice of independent outside counsel) that the failure to provide such information or participate in such negotiations and discussions would constitute a breach of its fiduciary duties under applicable law. A "Superior Proposal" is defined in the Merger Agreement as a bona fide proposal made by a third party to acquire all of the outstanding Sealright Company Stock pursuant to a tender offer, to acquire all of Sealright's assets (either including or excluding JPS Common Stock), or to enter into a merger agreement with Sealright, in each case (a) on terms which a majority of the members of the Sealright Board determines in good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to Sealright and its stockholders than the Merger and Exchange and (b) for which financing, to the extent required, is then committed or which is reasonably capable of being obtained by such third party on commercially reasonable terms as determined in the good faith reasonable judgment of the Sealright Board (based on the advice of independent outside financial and legal advisors). Sealright is obligated to notify Huhtamaki as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, which notice will provide the identity of the third party or parties and the terms of any such proposal or proposals.

  Sealright may recommend to its stockholders an Acquisition Proposal, and in connection therewith withdraw or modify its approval or recommendation of the Merger, if (a) the Sealright Board has determined that the Acquisition Proposal is a Superior Proposal, (b) all conditions to Sealright's right to terminate the Merger Agreement pursuant to its terms have been satisfied (including the expiration of a five day period, during which time Huhtamaki may seek to modify the terms and conditions of the Merger Agreement so that the Merger may be effected; and payment of a $3,800,000 termination fee plus $1,500,000 expense reimbursement to Huhtamaki), and (c) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with its terms. Except as set forth above, under the Merger Agreement, in connection with an Acquisition Proposal the Sealright Board may not withdraw or modify or propose to withdraw or modify, in a manner adverse to Huhtamaki or Acquisition Sub, the Sealright Board's approval and recommendation or the adoption and approval of the Merger Agreement and the approval of the Merger. Sealright will not take any action to approve any transaction under any anti-takeover provision of the DGCL in connection with any Acquisition Proposal unless and until the Merger Agreement is terminated in accordance with the provisions thereof. See "--Termination; Certain Fees."

CERTAIN COVENANTS OF HUHTAMAKI

  Under the Merger Agreement, Huhtamaki has agreed to limitations, prohibitions and other provisions, applicable during the period from the date of the Merger Agreement and continuing until the Effective Time, relating to actions that would impair consummation of the Merger or the Exchange.

CERTAIN OTHER COVENANTS

  Exchange. The Merger Agreement provides that the Exchange shall occur simultaneously with the Merger.

  Ancillary Agreements. The Merger Agreement provides that, prior to the Effective Time, Sealright will enter into the Ancillary Agreements. See "-- Terms of Ancillary Agreements."

  Sale of Flexible Packaging Business. The Merger Agreement provides that, prior to the Effective Date, Sealright may enter into and consummate agreements with respect to the sale of the Flexible Packaging Business or its assets. If such were to occur, the net proceeds from any such sales (less certain tax liabilities) would be distributed to the Sealright stockholders as the Redemption Consideration in lieu of the JPS Common Stock. Sealright has not entered into any such agreements, is not presently engaged in any negotiations with respect thereto and does not anticipate that any such sale or negotiations shall occur prior to the Effective Time.

  Indemnification of Sealright Directors and Officers. The Merger Agreement provides that Sealright, as the Surviving Corporation, shall continue to provide indemnification of its directors and officers for a period of six years after the Effective Time in a manner consistent with Sealright's practices prior to the Effective Time, so as to not materially adversely affect the rights to indemnification in respect of actions or omissions occurring at or prior to the Effective Time of persons who, at any time prior to the Effective Time, were directors or officers of Sealright. Huhtamaki is obligated to guarantee this obligation or to cause the Surviving Corporation to extend Sealright's existing directors and officers insurance coverage through the purchase of coverage for runoff claims.

TERMS OF ANCILLARY AGREEMENTS

  In connection with the Merger and Exchange, Sealright and JPS Packaging have entered into certain agreements to facilitate the operations of JPS Packaging following the Exchange.

  The Tax Procedures Agreement. The Tax Procedures Agreement will be entered into as of the Effective Date by Sealright and JPS Packaging. The Tax Procedures Agreement generally sets forth the responsibility of Sealright and JPS Packaging with respect to the filing of Federal and state income tax returns and the payment of Federal and state income tax liabilities. Under the Tax Procedures Agreement, JPS Packaging generally is obligated to reimburse Sealright for the amount, if any, of Federal and state income tax payable by Sealright with respect to JPS Packaging's income during the period beginning January 1, 1998 and ending on the Effective Date (the "Interim Period"), and Sealright generally is obligated to pay JPS Packaging the amount, if any, of Federal and state income tax benefit realized by Sealright with respect to JPS Packaging's income or loss during the Interim Period. JPS Packaging and Sealright are responsible for their respective income tax obligations after the Exchange. In addition, JPS Packaging will be responsible for certain additional income taxes incurred by Sealright as a result of an audit adjustment to JPS Packaging's income prior to the Exchange. Both Sealright and JPS Packaging agree to indemnify the other for the respective income tax obligations assumed by the respective parties. Under the Tax Procedures Agreement, JPS Packaging agrees that it will carry any future net operating loss forward and will not be allowed to carry any such loss back against Sealright's prior years income.

  The Intellectual Property License Agreement. The Intellectual Property License Agreement will be entered into as of the Effective Date by and between Sealright and JPS Packaging. It will facilitate the license of certain trademarks, including the Sealright and Liftright trademarks and the stylized S, SR and SSS trademarks and the registrations and applications for registrations relating thereto (collectively, the "Trademarks"). As of the Effective Date, Sealright will grant to JPS Packaging a non-exclusive worldwide, royalty-free right to use the Trademarks solely in the Flexible Packaging Business for a period of six months following the Effective Date. The Intellectual Property License Agreement provides certain limitations on the ability of JPS Packaging and its affiliates to use certain Trademarks. JPS Packaging may not register or apply for registration of the Trademarks anywhere in the world, or take any action whatsoever to contest the validity of the Trademarks, Sealright's ownership of the Trademarks or which in any way diminishes Sealright's ownership, validity or use of the Trademarks. Further, JPS Packaging will not be permitted to use the Trademarks in combination with any name, mark or logo such that the total combination is likely to cause confusion that JPS Packaging does business outside of the Flexible Packaging Business. However, during the term of the Intellectual Property License Agreement JPS Packaging and its affiliates will be permitted to use the Trademarks in connection with legally permissible promotion and advertising of products and services.

  The Transitional Services Agreement. The Transitional Services Agreement provides that after the Effective Date, Sealright shall provide, to the extent reasonably requested by JPS Packaging, ongoing services related to information systems, human resources and accounting, treasury and credit/collection to JPS Packaging for a period of up to 90 days.

  Additionally, to the extent reasonably requested by JPS Packaging, Sealright will manufacture and supply Styrotech(TM) sleeve labeling machines and related spare parts for JPS Packaging during such 90 day period, and to the extent reasonably requested by Sealright, JPS Packaging will manufacture and supply certain lidding products at its San Leandro plant for Sealright during such 90 day period, both at cost.

  At the request of JPS Packaging, the Transitional Services Agreement may be renewed for an additional 90 day period. Any charges incurred during such renewal period will be twice the actual direct costs for such services or products.

EMPLOYMENT MATTERS

  Pursuant to the Merger Agreement, Huhtamaki has agreed that the Surviving Corporation shall honor, without modification, certain employment agreements, executive termination agreements and individual benefit arrangements existing and in effect on the date of the Merger Agreement.

FEES AND EXPENSES

  Except as provided in the Merger Agreement with respect to termination of the Merger Agreement under certain circumstances, all fees, costs and expenses incurred in connection with the Merger and Exchange, the Merger Agreement, and the other Transactions will be paid by the party incurring such fees, costs or expenses, whether or not the Merger is consummated, provided that JPS Packaging shall only be obligated to pay that portion, if any, of the aggregate out-of-pocket expenses incurred by Sealright in connection with the Transactions, including the Exchange (such as investment banking, legal and accounting fees and expenses, printing costs and Commission filing fees) in excess of $4,000,000.

CONDITIONS

  The respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of a number of conditions, including the following: (a) approval and adoption of the Merger Agreement by the affirmative vote or consent of the holders of shares of Sealright Common Stock representing a majority of the shares of Sealright Common Stock issued and outstanding and entitled to vote; (b) the absence of any law or judgment by any governmental entity that would prohibit or restrain the consummation of the Transactions;
(c) the expiration or earlier termination of any waiting periods under the HSR Act (or other similar foreign laws); (d) the Registration Statement shall have become effective and JPS Packaging shall have received all state securities law authorizations necessary for the Exchange; and (e) Sealright shall have amended all outstanding agreements granting options for the purchase of Sealright Common Stock so as to effect the cancellation, extinguishment and/or conversion of all such options.

  In addition, the obligation of Huhtamaki and Acquisition Sub to effect the Merger is further subject to the following conditions unless waived in writing by Huhtamaki: (a) the performance in all material respects of Sealright's covenants, agreements and obligations under the Merger Agreement; (b) the truthfulness and correctness of the representations and warranties of Sealright set forth in the Merger Agreement that are qualified as to materiality, and the truthfulness and correctness in all material respects of the representations and warranties of Sealright set forth in the Merger Agreement that are not so qualified; (c) the absence of any material adverse change and any event that could reasonably be expected to result in a material adverse change, to the business, assets, liabilities, operations, prospects, results of operations, or condition (financial or otherwise) of either Sealright and its subsidiaries, taken as a whole, or JPS Packaging; (d) the delivery of certain certificates by Sealright as to fulfillment of certain conditions; (e) the receipt of all consents, approvals and authorizations legally required to be obtained to consummate the Merger from all governmental entities; (f) JPS Packaging shall own all of the Flexible Packaging Assets and related Flexible Packaging Liabilities and all amounts payable by JPS Packaging to Sealright shall have been paid in cash; (g) the execution and delivery by JPS Packaging and the Surviving Corporation of all Ancillary Agreements; and (h) the absence of pending or threatened litigation challenging the Merger or seeking to prohibit or materially limit the ownership or operation by Huhtamaki of the Rigid Packaging Business.

  In addition, the obligation of Sealright to effect the Merger is further subject to the following conditions unless waived in writing by Sealright: (a) the performance in all material respects of the covenants, agreements and obligations of Huhtamaki and Acquisition Sub under the Merger Agreement; (b) the truthfulness and correctness of the representations and warranties of Huhtamaki set forth in the Merger Agreement that are qualified as to materiality, and the truthfulness and correctness in all material respects of the representations and warranties of Huhtamaki set forth in the Merger Agreement that are not so qualified; (c) the delivery of certain certificates by Huhtamaki as to fulfillment of certain conditions; and (d) the execution and delivery by JPS Packaging and the Surviving Corporation of all Ancillary Agreements.

TREATMENT OF SEALRIGHT STOCK OPTIONS

  As of the Record Date, options to acquire approximately 235,800 shares of Sealright Common Stock are held by employees of Sealright. Prior to the Effective Date, each of the agreements governing these options will be amended to provide that the vesting of any then unvested options will be accelerated to the Effective Time and that all options will be settled and canceled at the Effective Time. As settlement, the option holders will receive a per share amount, in cash and JPS Common Stock, (subject to any applicable withholding taxes) equal to the positive difference, if any, between (i) the per share exercise price of the option and (ii) the sum of the Merger Consideration plus the Redemption Consideration. For purposes of such settlements, the value of the Redemption Consideration has been set at $3.43 per half-share.

  The Surviving Corporation shall bear the cash portion of such settlement amount and JPS Packaging will pay the balance in JPS Common Stock and cash to be paid in lieu of fractional shares of JPS Common Stock. It is anticipated that 11,471 shares of JPS Common Stock will be issued in connection with the settlement of the outstanding options for Sealright Common Stock.

TERMINATION; CERTAIN FEES

  The Merger Agreement may be terminated: (a) by mutual written consent of Huhtamaki and Sealright; (b) by either Huhtamaki or Sealright if (i) the Sealright stockholders do not approve the Merger Agreement and the Merger (a "Stockholder Termination"), (ii) any court or governmental entity has issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable,
(iii) the Merger has not been consummated by September 30, 1998, unless the failure to consummate the Merger is a result of the party seeking to terminate failing to fulfill its obligations under the Merger Agreement (a "9/30/98 Termination"), or (iv) if the Sealright Board determines that an Acquisition Proposal constitutes a Superior Proposal and the Sealright Board believes (based upon the advice of independent outside counsel) that a failure to terminate the Merger Agreement, in accordance with its terms and provisions, and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties, and Sealright enters into a definitive agreement to effect the Superior Proposal and Huhtamaki has received the amounts required to be paid to it pursuant to the terms of the Merger Agreement (a "Superior Proposal Termination"); (c) by Huhtamaki if (i) any of the representations or warranties made by Sealright in the Merger Agreement are untrue or incorrect in any material respect or if Sealright has failed to perform, or to comply, in any material respect with its material obligations, agreements or covenants under the terms of the Merger Agreement, and after 30 days written notice such misrepresentation or breach shall not have been cured by Sealright (a "Huhtamaki Special Termination"), (ii) any person, other than Huhtamaki and its affiliates, shall have commenced a tender offer for 10% or more of any class of equity securities of Sealright, (iii) the Sealright Board has withdrawn or materially modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Huhtamaki or Acquisition Sub and there exists at such time an Acquisition Proposal for Sealright (a "Modified Recommendation Termination"), or (iv) if the number of Dissenting Shares exceeds 5% of the outstanding

Sealright Common Stock; or (d) by Sealright if any of the representations or warranties made by Huhtamaki or Acquisition Sub in the Merger Agreement are untrue or incorrect in any material respect or, if Huhtamaki or Acquisition Sub have failed to perform, or to comply, in any material respect with their material obligations, agreements or covenants under the terms of the Merger Agreement, and after 30 days written notice such misrepresentation or breach shall not have been cured by them.

  In the event the Merger Agreement is terminated (a) by Sealright or Huhtamaki pursuant to a Superior Proposal Termination; (b) by Sealright pursuant to a Stockholder Termination or a 9/30/98 Termination, and Sealright enters into an agreement with respect to a Third Party Acquisition (as defined below), or a Third Party Acquisition occurs, within 12 months of such termination; (c) by Huhtamaki pursuant to a Huhtamaki Special Termination, unless Sealright's failure to perform or comply is beyond its control; or (d) by Huhtamaki pursuant to a Modified Recommendation Termination, then Sealright shall pay to Huhtamaki an amount equal to $3,800,000 in termination fees, plus $1,500,000 as reimbursement for out-of-pocket fees and expenses incurred by Huhtamaki or on its behalf in connection with the Transactions. Pursuant to the Merger Agreement, a "Third Party Acquisition" is any merger or any other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transaction (x) involving Sealright or any of its subsidiaries and any third party, with whom Sealright or any of its representatives had discussions or furnished information with respect to any such transaction, or who had submitted a proposal or expressed interest with respect thereto (in each such case, after the date of the Merger Agreement and prior to its termination) (y) which provides for direct or indirect consideration of the Sealright Common Stock in excess of the Merger Consideration (or in the case of a Third Party Acquisition for the whole company, including the Flexible Packaging Business, in excess of the Merger Consideration plus the Redemption Consideration).

  Other than the payment of the amounts described above, in the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement shall become void (except with respect to certain designated provisions) and have no effect, without any liability on the part of any party.

           MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTIONS

  The Transactions involve the Merger of Acquisition Sub with and into Sealright, pursuant to which the Sealright stockholders will receive Merger Consideration, consisting of cash, and Redemption Consideration, consisting of JPS Common Stock, in exchange for their Sealright Common Stock. With respect to the cash received as Merger Consideration, the Sealright stockholders are treated for Federal income tax purposes as selling a portion of their Sealright Common Stock to Huhtamaki in exchange for the cash. With respect to the receipt of JPS Common Stock received as Redemption Consideration, the Sealright stockholders are treated for Federal income tax purposes as having a portion of their Sealright Common Stock redeemed by Sealright for the JPS Common Stock as part of an integrated plan that terminated their entire interest in the Sealright Common Stock. Accordingly, as a result of the Transactions, each Sealright stockholder will recognize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of JPS Common Stock received and the cash received as Merger Consideration and
(ii) such stockholder's basis in the Sealright Common Stock exchanged.

  The fair market value of the JPS Common Stock on the Effective Date will be determined by the best available evidence as to its value on that date. Assuming there are no aberrations in the trading of the JPS Common Stock, and absent special factors bearing on the value of a particular stockholder's share of JPS Common Stock, the best available evidence of the fair market value of the JPS Common Stock on the Effective Date should be its value as reflected by its average trading price on the Effective Date. A when-issued market in shares of JPS Common Stock may develop on, before, or shortly after the Effective Date.

  If the Sealright Common Stock is held as a capital asset by such stockholder, the gain or loss will be capital gain or loss. Capital gain recognized by an individual holder of Sealright Common Stock generally will be subject to a maximum Federal income tax rate of (i) 39.6% if the holder held the Sealright Common Stock for not more than one year, (ii) 28% if the holder held the Sealright Common Stock for more than one year but not more than 18 months, and (iii) 20% if the holder held the Sealright Common Stock for more than 18 months. The deductibility of capital losses is subject to certain limitations.

  The tax basis of the JPS Common Stock received in the Transactions for purposes of determining gain or loss on a subsequent disposition of such shares will be its fair market value as of the Effective Date as determined above. The holding period of the JPS Common Stock received in the Transactions will begin as of the Effective Date.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH SEALRIGHT STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS. THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX CONSEQUENCES AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO SPECIAL CLASSES OF TAXPAYERS INCLUDING, WITHOUT LIMITATIONS, FOREIGN CORPORATIONS, TAX-EXEMPT ENTITIES AND PERSONS WHO ACQUIRED THEIR SHARES OF SEALRIGHT COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION.

                     PROXY AND OPTION GRANTED TO HUHTAMAKI

  As a condition to Huhtamaki's execution of the Merger Agreement, the Stockholder Group, consisting of George K. Baum Group, Inc., The G. Kenneth Baum Revocable Trust, dated February 28, 1989, as amended December 8, 1994, and The William D. Thomas Trust, dated July 9, 1996, and their assigns, entered into the Proxy and Option Agreement dated as of March 2, 1998 with Huhtamaki and Acquisition Sub. In connection therewith, the Stockholder Group granted certain executive officers of Huhtamaki, an irrevocable proxy to vote 4,455,115 shares of Sealright Common Stock which were owned by the Stockholder Group, plus any other shares of Sealright Common Stock subsequently acquired by the Stockholder Group (collectively, the "Group Shares") and an irrevocable option to Acquisition Sub to purchase all the Group Shares.

  The Proxy and Option Agreement provides that the representatives of Huhtamaki may vote all the Group Shares at any time prior to the termination of the Merger Agreement, (i) in favor of the Merger and the Merger Agreement;
(ii) against other actions or agreements inconsistent therewith; and (iii) against any (a) extraordinary corporation transaction; (b) sale, lease or transfer of a material amount of assets of Sealright or its subsidiaries, or reorganization, recapitalization, dissolution or liquidation of Sealright or its subsidiaries; or (c) change in a majority of the persons who constitute the Sealright Board, change in the present capitalization of Sealright, amendment of Sealright's Certificate of Incorporation or Bylaws, other material change in Sealright's corporate structure or business, or other action involving Sealright or its subsidiaries which is intended, or could reasonably be expected to impede, delay, postpone, or materially adversely affect the Merger and the other Transactions.

  In addition, the Proxy and Option Agreement provides that Acquisition Sub has an irrevocable option to purchase the Group Shares upon the occurrence of any of the following events: (i) the Stockholder Group fails to vote or cause to be voted all the Group Shares in favor of the Merger and the Merger Agreement; (ii) the Stockholder Group attempts to revoke the Stockholder Group Proxy; (iii) there occurs an Acquisition Proposal; or (iv) the Sealright Board determines that a proposal to acquire Sealright is a Superior Proposal. Such option to purchase extends until the earlier of the Effective Time or 90 days following the termination of the Merger Agreement. The purchase price for the Group Shares pursuant to the Proxy and Option Agreement is the lesser of (i) the amount proposed to be paid in connection with a Superior Proposal, or (ii) $14.43 per share in cash, provided, however, if the Group Shares are subsequently sold by Acquisition Sub to a person who made an Acquisition Proposal prior to the exercise of the option, the Stockholder Group additionally shall be paid one-half of the amount by which the net proceeds from such subsequent sale exceed $14.43 per share.

  As a result of the Proxy and Option Agreement, the Group Shares, representing approximately 40% of the outstanding shares of Sealright Common Stock, will be voted in favor of the Merger and Exchange. The Proxy and Option Agreement was approved by the Sealright Board pursuant to Section 203 of the DGCL.

                             REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

  Huhtamaki and Sealright each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on March 19, 1998. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or unless the waiting period is extended by a request for additional information. On March 30, 1998, the FTC notified the parties that the waiting period was terminated as of that date.

                               APPRAISAL RIGHTS

  Holders of Sealright Common Stock are entitled to appraisal rights under
Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus and the summary herein is qualified by reference to the full text thereof. All references in
Section 262 to a "stockholder" are to the record holder and all references in this summary to a "stockholder" are to the record holder of Sealright Common Stock as to which appraisal rights are being asserted. A person having a beneficial interest in Sealright Common Stock that is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  Under the DGCL, holders of Sealright Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares of Sealright Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such court. In order for a stockholder to perfect his appraisal rights, his shares of Sealright Common Stock must not be voted in favor of adopting the Merger Agreement. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A STOCKHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS APPRAISAL RIGHTS MUST (I) VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT, OR (II) ABSTAIN FROM VOTING ON ADOPTION OF THE MERGER AGREEMENT.

  Under Section 262, where a merger is to be submitted for approval at a meeting of the stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. This Proxy Statement/Prospectus shall constitute such notice to the Sealright stockholders and the applicable statutory provisions of the DGCL are attached to this Proxy Statement/Prospectus as Appendix C. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of
Section 262 attached to this Proxy Statement/Prospectus. ANY STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS RIGHT TO DO SO, SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE COMPLETE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

  Each stockholder electing to demand the appraisal of his shares of Sealright Common Stock must deliver to Sealright, before the taking of the vote on the Merger, a written demand for appraisal of his Sealright Common Stock. Such written demand (i) should be sent to Sealright, 9201 Packaging Drive, DeSoto, Kansas 66018,

Attention: Corporate Secretary, (ii) must be received by Sealright prior to the Special Meeting, and (iii) will be sufficient if it reasonably informs Sealright of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his Sealright Common Stock. Appraisal rights may be exercised only by a stockholder who holds his Sealright Common Stock on the date of making the demand for appraisal and who continuously holds such Sealright Common Stock through the Effective Time. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT, IN PERSON OR BY PROXY, WILL NOT IN AND OF ITSELF CONSTITUTE A DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF
SECTION 262.

  Only a holder of record of Sealright Common Stock is entitled to assert appraisal rights for the shares of Sealright Common Stock registered in that holder's name. A demand for appraisal should be exercised by or on behalf of the holder of record, fully and correctly, as his name appears on his Stock Certificates. If the Sealright Common Stock is owned of record in a fiduciary capacity, and if the Sealright Common Stock is owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds Sealright Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to Sealright Common Stock held for one or more beneficial owners while not exercising such rights with respect to Sealright Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Sealright Common Stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Sealright Common Stock held in the name of the record owner. Stockholders who hold their Sealright Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appraisal procedures for the making of a demand for appraisal by such a nominee.

  Within 10 days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each person who has made demand for appraisal and otherwise satisfied the foregoing provisions of
Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the Sealright Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Date any stockholder has the right to withdraw his previously made demand for appraisal and accept the Merger Consideration. After such 60 day period, a stockholder may only withdraw his demand for appraisal with the approval of Sealright. SEALRIGHT, AS THE SURVIVING CORPORATION, WILL NOT FILE A PETITION WITH RESPECT TO THE APPRAISAL OF THE "FAIR VALUE" OF THE SEALRIGHT COMMON STOCK. ACCORDINGLY, IT IS THE OBLIGATION OF STOCKHOLDERS TO INITIATE ALL NECESSARY ACTION TO PERFECT THEIR APPRAISAL RIGHTS WITHIN THE TIME PERIODS PRESCRIBED IN SECTION 262.

  Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Sealright Common Stock not voted in favor of adoption of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will determine the "fair value" of their shares of Sealright Common Stock, taking into account the divestiture of the Flexible Packaging Business through the Exchange, but otherwise exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Sealright Common Stock as determined under Section 262 could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Sealright Common

Stock, and that investment banking opinions as to fairness are not necessarily opinions as to "fair value" under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Sealright Common Stock have been appraised. The costs of the action may be determined by the Court and borne by the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Sealright Common Stock entitled to appraisal.

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Sealright Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

  Under the DGCL, appraisal rights are available only with respect to that portion of Sealright Common Stock for which the Merger Consideration is payable. Sealright stockholders are not entitled to appraisal rights on the portion of the Sealright Common Stock being redeemed in the Exchange for Redemption Consideration. Any Sealright stockholder who chooses to seek appraisal rights will receive the appraised value of the shares (taking into account the divestiture of the Flexible Packaging Business through the Exchange, but otherwise exclusive of any element of value arising from the accomplishment or expectation of the Merger) plus the Redemption Consideration upon conclusion of the appraisal process and tender of the shares of Sealright Common Stock.

  If any stockholder who demands appraisal of his Sealright Common Stock under
Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, the Sealright Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect, and therefore lose, his right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Surviving Corporation a written withdrawal of his demand for appraisal and his acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION).

                       THE JPS PACKAGING REORGANIZATION

  Sealright initially developed its Flexible Packaging Business through acquisitions of three independent operations, located in San Leandro, California, Akron, Ohio and Charlotte, North Carolina. As a result, each of these operations were owned and operated by different direct, and indirect, subsidiaries of Sealright. Sealright, as the ultimate parent corporation, historically maintained ownership of much of the intellectual property and many contractual rights and obligations associated with the Flexible Packaging Business.

  Sealright consolidated the Flexible Packaging Business (excluding Sealright's Australian operations which will be acquired by Huhtamaki through the Merger) into one principal operating company, by having assets and liabilities of the Flexible Packaging Business (including the capital stock of its inactive, indirect subsidiary, Venture Packaging, Inc.) transferred to JPS Packaging. In anticipation of the Exchange, JPS Packaging was reincorporated in Delaware and changed its name from Sealright Manufacturing-East, Inc. to JPS Packaging Company (the transfers, reincorporation and name change, collectively referred to as the "Reorganization").

  JPS Packaging currently owns, directly or indirectly, all of the assets that are exclusively related to the Flexible Packaging Business including: (a) the San Leandro plant and all equipment and inventory currently used to conduct the San Leandro Flexible Packaging Business operations; (b) the Akron plant and all equipment and inventory used in connection with the Akron Flexible Packaging Business Operations; (c) all equipment and inventory used exclusively in connection with the Styrotech Flexible Packaging Business operations; (d) all contracts and accounts receivable related to the Flexible Packaging Business; and (e) certain contract and intellectual property rights related solely to or exclusively used in the Flexible Packaging Business (the "Flexible Packaging Assets"). Sealright's Australian flexible packaging operations are being retained by Sealright and are not deemed to be part of the Flexible Packaging Assets or the Flexible Packaging Business.

  As a result of the Reorganization, JPS Packaging has assumed or retained, and indemnified Sealright with respect to, all of the liabilities arising out of, relating to or resulting from the ownership, use or possession of the Flexible Packaging Assets or the operation of the Flexible Packaging Business, including those certain scheduled liabilities identified in the Merger Agreement (the "Flexible Liabilities"). The Flexible Liabilities include product liability claims relating to Flexible Packaging Business products produced prior to the Reorganization, and employee, environmental, occupational safety, health and similar liabilities related to any facility engaged in the Flexible Packaging Business, other than the DeSoto plant (unless related exclusively to Sealright's Styrotech(TM) operations which are a part of the Flexible Packaging Business).

  Representations and Warranties of JPS Packaging. In the Reorganization and the Exchange, JPS Packaging has made, and/or will make, certain representations and warranties to Sealright with respect to: (a) its due organization, good standing and corporate power; (b) its power and authority to execute an assignment and assumption agreement and any Ancillary Agreements to which it is or will be party and to consummate the transactions contemplated thereby; (c) the enforceability of such agreements; and (d) the noncontravention of laws and agreements and the absence of the need for governmental or third-party consents in connection with the execution, delivery and performance by it of such agreements.

                    LISTING AND TRADING OF JPS COMMON STOCK

  The JPS Common Stock has been approved for listing on the National Market Tier of The Nasdaq Stock Market, subject to official notice of issuance, under the symbol "JPSP". There is currently no public trading market for JPS Common Stock. Prices at which JPS Common Stock may trade prior to the Exchange on a "when-issued" basis, or after the Exchange, cannot be predicted. A "when-issued" trading market may develop on or about the Effective Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the shares of JPS Common Stock may trade on a "when-issued" basis or after the Exchange cannot be predicted. See "RISK FACTORS--No Prior Market for JPS Common Stock."

  As of the Effective Date, JPS Packaging expects to have approximately 316 stockholders of record, based upon the number of holders of record of Sealright Common Stock as of the Record Date. The Transfer Agent and Registrar for the JPS Common Stock will be UMB Bank, n.a., located at 1010 Grand Avenue, Kansas City, Missouri, 64105.

  The shares of JPS Common Stock to be issued to Sealright stockholders in connection with the Exchange will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to this Proxy Statement/Prospectus, thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of JPS Packaging after the Exchange or who were not "affiliates" (as that term is defined in the Securities Act) of Sealright on the date of the Special Meeting. All directors and certain officers and Sealright stockholders may be deemed to have been "affiliates" of Sealright within the meaning of such rules. Any such person may resell JPS Common Stock received by him or her in the Exchange if such shares are registered for resale under the Securities Act or if an exemption from registration under the Securities Act is available. Such persons may be able to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144, under the Securities Act in the case of such persons who become "affiliates" of JPS Packaging) or as otherwise permitted under the Securities Act. Persons who may be deemed "affiliates" of Sealright or JPS Packaging generally include individuals or entities that control, are controlled by or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales. THIS PROXY STATEMENT/PROSPECTUS DOES NOT REGISTER RESALES OF JPS COMMON STOCK RECEIVED BY ANY PERSON WHO MAY BE DEEMED TO BE AN "AFFILIATE" OF SEALRIGHT OR JPS PACKAGING.

                         JPS PACKAGING CAPITALIZATION

  The following table sets forth the capitalization of JPS Packaging as of March 31, 1998 (i) on a historical basis and (ii) as adjusted to reflect the incurrence by JPS Packaging of approximately $6,000,000 in short-term borrowings to pay transaction costs and estimated amounts due Huhtamaki pursuant to the Merger Agreement. This table should be read in conjunction with the "JPS PACKAGING COMBINED FINANCIAL STATEMENTS" and related notes and other financial and operating data appearing elsewhere in this Proxy Statement/Prospectus and "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                               MARCH 31, 1998
                                                              -----------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              -------  --------
                                                               (IN THOUSANDS)
Short-Term Debt:
  Revolving Credit Facility.................................. $   --   $ 6,000
                                                              -------  -------
Stockholder's Equity:
  Common stock, JPS Packaging $0.01 par value, 15,000,000
   shares authorized, 5,539,116 shares issued and
   outstanding...............................................     --        55
  Common stock, Sealright Manufacturing--East, Inc. $.10 par value, 750 shares authorized, 100 shares issued and
   outstanding...............................................    *         --
  Common stock, Venture Packaging, Inc. $.01 par value,
   30,000 shares authorized, 100 shares issued and
   outstanding...............................................    *         --
  Additional paid-in capital.................................  49,587   49,532
  Retained deficit...........................................  (1,614)  (1,614)
                                                              -------  -------
    Total Stockholder's Equity...............................  47,973   47,973
                                                              -------  -------
      Total Capitalization................................... $47,973  $53,973
                                                              =======  =======

--------
*Less than $1,000.

                     JPS PACKAGING SELECTED FINANCIAL DATA

  The following tables set forth (i) historical selected financial and operating data as of and for the five years ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998 and (ii) as adjusted to reflect the Exchange, the Reorganization and the incurrence by JPS Packaging of approximately $6,000,000 in short-term borrowings to pay transaction costs and estimated amounts due to Huhtamaki pursuant to the Merger Agreement. Approximately $2,000,000 of transaction and other costs will be charged to operations in the third quarter of 1998. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE" and "THE JPS PACKAGING REORGANIZATION." The information set forth should be read in conjunction with "JPS PACKAGING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and the "JPS PACKAGING COMBINED FINANCIAL STATEMENTS" and the related notes included elsewhere herein.

                  JPS PACKAGING STATEMENT OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE-MONTH
                                                                          PERIODS ENDED
                                   YEARS ENDED DECEMBER 31,                 MARCH 31,
                          ---------------------------------------------  ----------------
                            1993     1994     1995      1996     1997     1997     1998
                          -------- -------- --------  --------  -------  -------  -------
Net Sales...............  $103,112 $110,987 $110,200  $100,299  $95,491  $25,186  $20,416
Cost of Sales...........    85,364   90,652   97,000    87,831   88,746   22,696   18,837
                          -------- -------- --------  --------  -------  -------  -------
Gross Profit............    17,748   20,335   13,200    12,468    6,745    2,490    1,579
SG&A Expense............    13,927   14,224   15,733    15,136   12,642    3,279    3,334
Net Restructuring (Gain)
 Expense................       --       --     6,866     1,893     (988)     191      --
                          -------- -------- --------  --------  -------  -------  -------
Operating Income (Loss).     3,821    6,111   (9,399)   (4,561)  (4,909)    (980)  (1,755)
Interest Expense........        90       34       --        --       --       --       --
                          -------- -------- --------  --------  -------  -------  -------
Income (Loss) before
 Taxes..................     3,731    6,077   (9,399)   (4,561)  (4,909)    (980)  (1,755)
Income Taxes............     1,489    2,428   (3,225)   (1,542)  (1,686)    (337)    (603)
                          -------- -------- --------  --------  -------  -------  -------
Net Income (Loss).......  $  2,242 $  3,649 $ (6,174) $ (3,109) $(3,233) $  (643) $(1,152)
                          ======== ======== ========  ========  =======  =======  =======
Net Income (Loss) Per
 Share (Note 1): Basic
 and diluted............  $   0.41 $   0.66 $  (1.12) $  (0.55) $ (0.58) $ (0.12) $ (0.21)
                          ======== ======== ========  ========  =======  =======  =======

                       JPS PACKAGING BALANCE SHEET DATA
                         (IN THOUSANDS, EXCEPT RATIO)

                                   AS OF DECEMBER 31,                AS OF MARCH 31,
                         --------------------------------------- ------------------------
                                                                                    AS
                                                                                 ADJUSTED
                          1993    1994    1995    1996    1997    1997    1998     1998
                         ------- ------- ------- ------- ------- ------- ------- --------
Net Working Capital..... $16,541 $22,969 $20,924 $17,268 $18,006 $19,422 $17,239 $17,239
Net Property, Plant &
 Equipment..............  43,027  45,568  41,343  34,720  31,884  34,744  30,967  30,967
Total Assets............  74,035  83,451  75,835  63,783  61,904  66,429  59,920  65,920
Short-Term Debt.........     --      --      --      --      --      --      --    6,000
Total Liabilities.......  13,247  14,863  12,405  10,551  12,026  11,303  11,947  17,947
Stockholder's Equity....  60,788  68,588  63,430  53,232  49,878  55,126  47,973  47,973
Current Ratio...........  2.68:1  3.16:1  3.13:1  3.08:1  3.06:1  3.20:1  3.01:1  2.19:1

                           OTHER JPS PACKAGING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE-
                                                                    MONTH PERIODS
                                YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                         ----------------------------------------  -----------------
                          1993   1994    1995     1996     1997     1997      1998
                         ------ ------- -------  -------  -------  -------  --------
Operating Income (Loss)
 excluding
 Restructuring.......... $3,821 $ 6,111 $(2,533) $(2,668) $(5,897) $  (789) $ (1,755)
Depreciation and
 Amortization Expense...  5,189   5,924   6,619    6,693    5,832    1,530     1,326
EBITDA..................  9,010  12,035  (2,780)   2,132      922      550      (429)
EBITDA excluding
 Restructuring..........  9,010  12,035   4,086    4,025      (66)     741      (429)
Capital Expenditures....  4,982   6,560   6,849    1,363    5,432    1,482       358

--------
(1) Earnings (loss) per share for all periods has been computed under Statement of Financial Accounting Standards No. 128. The number of shares used in the computation is the number of outstanding common shares of Sealright adjusted for the exchange ratio of one-half share of JPS Common Stock for each share of Sealright Common Stock. The weighted average number of common shares used in the computation were 5,536,000 in 1993 and 1994, 5,534,000 in 1995, 5,536,000 in 1996 and 1997, and 5,536,000 at
    March 31, 1997, and 5,539,000 at March 31, 1998. There were no dilutive securities.
(2) EBITDA is defined as operating profit (loss) before depreciation and amortization. EBITDA does not represent cash flows as defined by generally accepted accounting principles (GAAP) and does not necessarily indicate that cash flows are sufficient to fund all of a company's cash needs. EBITDA is presented because JPS Packaging believes it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation or as a substitute for net income (loss) or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity. EBITDA as defined here may differ from EBITDA as defined in other similar offerings and as such may not be comparable.

                                 JPS PACKAGING

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESTRUCTURING

  In the fourth quarter of 1995, Sealright announced a functional reorganization and facilities consolidation plan to significantly reduce the cost structure of Sealright and JPS Packaging and to improve profitability. The statement of operations for 1995 includes $6,866,000 of pretax charges ($4,395,000 after tax) relating to JPS Packaging's portion of this plan. During 1996, JPS Packaging moved the machine manufacturing operations formerly conducted in Raleigh, North Carolina to the DeSoto, Kansas facility and consolidated the manufacturing operations conducted at Charlotte, North Carolina into the Akron, Ohio facility. The costs associated with moving these manufacturing operations and personnel were $1,893,000 during 1996. During the second quarter of 1997, JPS Packaging sold the Charlotte, North Carolina facility for a gain of $1,235,000, offsetting expenses of $247,000 related to completing the consolidation of the Charlotte facility.

PERIOD ENDED MARCH 31, 1998 COMPARED TO 1997

  Consolidated net sales were $20,400,000 for the first quarter of 1998, a decrease of $4,800,000, or 18.9%, from 1997. The decline in revenue resulted primarily from a decline in the end-market demand of four key customers of JPS Packaging's San Leandro, California facility resulting in approximately $2,400,000 of reduced revenue. In addition, approximately $1,800,000 of the decline in revenue was from lost customers associated with the closure of the Charlotte, North Carolina facility, and resulting transfer of production to JPS Packaging's Akron, Ohio facility as part of the restructuring program. JPS Packaging also experienced a decline of approximately $600,000 in sleeve labeling equipment sales due to competitive pressures.

  Consolidated gross profit was $1,700,000 for the first quarter of 1998 as compared to $2,600,000 during 1997. The resulting gross margin was 8.1% in 1998, a decline from 10.2% in 1997. Gross profit at JPS Packaging's San Leandro, California facility decreased approximately $1,000,000 as a result of the reduced sales volume for the quarter. In addition, JPS Packaging experienced a decline of approximately $200,000 in gross profit from reduced sleeve labeling equipment sales. These declines were partially offset by improved margins at JPS Packaging's Akron, Ohio facility, which was adversely affected by production inefficiencies and capacity constraints experienced early in 1997.

  JPS Packaging recorded tax benefits of 34% during the first quarter of 1998 and 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO 1996

  Consolidated net sales were $95,500,000 during 1997, a decrease of $4,800,000, or 4.8%, from 1996. The decline in revenue resulted primarily from lost customers associated with the closure of the Charlotte, North Carolina facility and resulting transfer of production to JPS Packaging's Akron, Ohio facility as part of the restructuring program. JPS Packaging subsequently experienced capacity constraints during the first half of the year in Akron, thus further constraining revenues. JPS Packaging also experienced a decline of approximately $1,400,000 in sleeve labeling equipment sales due to competitive pressures. In addition, JPS Packaging experienced a reduction in average selling prices for various food packaging products due to competitive pressures, further reducing revenues.

  Consolidated gross profit was $7,000,000 in 1997 as compared to $12,700,000 during 1996. The resulting gross margin was 7.4% in 1997, a decline from 12.7% in 1996. Due to production inefficiencies at the Akron, Ohio facility early in the year, and reduced sales volume during the latter half of the year, JPS Packaging suffered a reduction in gross profit of approximately $5,000,000. Gross profit at JPS Packaging's San Leandro, California facility increased $1,500,000 during the year as a result of improved manufacturing efficiencies from the previous year and a reduction in material costs. These gains, however, were offset by lost business and consolidation issues in JPS Packaging's sleeve labeling equipment operation, which was relocated from Raleigh, North Carolina, to DeSoto, Kansas during 1996.

  Selling, general and administrative expenses decreased by $2,500,000, or 16.5%, as JPS Packaging realized full year savings related to staffing reductions made during 1996. JPS Packaging also benefited from other cost savings initiatives.

  JPS Packaging recorded income tax benefits for 1997 and 1996 at a 34% effective tax rate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995

  Consolidated net sales were $100,300,000 during 1996, a decrease of $9,900,000, or 9.0%, from 1995. The reduction in sales was primarily attributable to exiting certain unprofitable lines of business, such as diaper bags, and the discontinuation of certain unprofitable customer relationships. In addition, JPS Packaging experienced a decline in bottle label sales for two customers of approximately $2,800,000 at JPS Packaging's Akron, Ohio facility. To a lesser degree, reduced volume in smaller, non-strategic product lines also contributed to the revenue decline.

  Consolidated gross profit was $12,700,000 in 1996 as compared to $13,500,000 during 1995. The resulting gross margin was 12.7% of sales in 1996, an increase from 12.2% in 1995. The increase in gross margin percentage is attributable to exiting certain unprofitable lines of business and the discontinuation of certain unprofitable customer relationships. In addition, JPS Packaging experienced improvements in material waste at the San Leandro, California, and Akron, Ohio, facilities.

  Selling, general and administrative expenses decreased by $600,000, or 3.8%, as a result of reduced headcount from the company-wide facility consolidation and reorganization plan announced in 1995. JPS Packaging also benefited from other cost saving initiatives.

  JPS Packaging recorded tax benefits of 34% during 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

  JPS Packaging has historically relied on internally generated cash from operations as well as funding from Sealright. For the year ended December 31, 1997, JPS Packaging's net loss was $3,200,000 compared to a net loss of $3,000,000 in 1996. After adjusting for non-recurring restructuring items, cash generated from operations was $3,400,000 in 1997 as compared to $6,000,000 in 1996. For the three month period ended March 31, 1998, JPS Packaging's cash generated from operations was $1,000,000 compared to $1,200,000 used in operations in the first quarter of 1997. The primary change year over year resulted from a reduction in inventory and accounts receivable.

  During 1997, JPS Packaging invested $5,400,000 in property, plant and equipment. Major capital investments included building additions and improvements of approximately $4,000,000 in Akron, Ohio to accommodate the consolidation from the Charlotte, North Carolina facility as well as additions of various production-related equipment and other cost-savings initiatives. JPS Packaging sold one idle facility during 1997, generating cash of $3,200,000. The proceeds from this sale were used to fund working capital needs.

  Upon consummation of the Exchange, JPS Packaging expects to incur approximately $6,000,000 in short term borrowings to pay transaction costs and estimated amounts due to Huhtamaki pursuant to the Merger Agreement. Approximately $2,000,000 of this amount will be charged to operations in the fiscal quarter in which the Effective Date occurs. JPS Packaging has obtained a commitment for a $10,000,000 revolving credit facility with a bank. The facility is expected to be secured by certain assets of JPS Packaging, principally property, plant and equipment. The initial interest rate is the prime rate of Harris Trust and Savings Bank or LIBOR plus 275 basis points. Management believes that cash generated by operations and funds available under the revolving credit facility will be sufficient to meet JPS Packaging's expected operating needs, planned capital expenditures and debt service requirements.

EFFECTS OF INFLATION

  During the last three fiscal periods, inflation has not had a material effect on JPS Packaging. Increases in raw material costs to JPS Packaging typically lag movements in the markets for such materials. Thus, in a period of rising prices, the effects of such increases are delayed several months. JPS Packaging's ability to pass these price increases to its customers also is subject to similar lags.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of items that may affect shareholder equity but are not components of reported net income. JPS Packaging does not have any items that would require additional reporting but did adopt SFAS No. 130 in the first quarter of 1998.

  In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement supersedes and expands on the segment disclosure requirements of SFAS No. 14. The statement requires certain financial disclosures about business segments. The definition of business segments had been changed from an industry definition to that of a management definition. JPS Packaging will adopt the provisions of SFAS No. 131 effective December 31, 1998. JPS Packaging does not expect implementation to have any effect on JPS Packaging's financial position, results of operations, or segment reporting.

  In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The statement standardizes and expands the disclosure requirements of the prior pronouncements in order to facilitate enhanced financial analysis. JPS Packaging will adopt the provisions of SFAS No. 132 effective December 31, 1998.

YEAR 2000 COMPLIANCE

  JPS Packaging's information systems are not currently year 2000 compliant in either of its two plant locations. Management currently estimates that it will cost approximately $300,000 to modify the information systems and become year 2000 compliant. While JPS Packaging is seeking to implement the necessary changes, there can be no assurance that the information systems will be compliant prior to the beginning of year 2000 and could therefore have an adverse effect on the future financial results of JPS Packaging.

                     JPS PACKAGING BUSINESS AND PROPERTIES

OVERVIEW

  JPS Packaging is a manufacturer and converter of flexible packaging and labeling products for use by customers in the food and beverage industry and other niche markets. Additionally, JPS Packaging manufactures sleeve labeling machinery under the Styrotech(TM) trade name. JPS Packaging was originally incorporated in Ohio on November 1, 1990 and known as Sealright Manufacturing-East, Inc. On April 3, 1998, Sealright Manufacturing-East, Inc. was reincorporated in Delaware and thereafter changed its name to "JPS Packaging Company."

  In order to diversify its operations, Sealright began acquiring flexible packaging companies in 1986. Sealright purchased Indopak (d/b/a Packaging Industries, Inc.), a flexible plastic packaging manufacturer, located in San Leandro, California in 1986. In 1990, Sealright acquired substantially all the assets of Jaite Packaging, Inc., a flexible packaging manufacturer based in Akron, Ohio. In 1992, Sealright acquired substantially all the assets of Venture Packaging, Inc., a flexible packaging and machinery manufacturer, based in North Carolina. These three acquisitions collectively comprise the Flexible Packaging Business. In 1997, Sealright divested itself of its plant facility in Charlotte, North Carolina that had been acquired in 1992 with the Venture Packaging, Inc. assets. The operations of the Charlotte, North Carolina facility were consolidated into the Akron, Ohio facility. In connection with this divestiture and consolidation, Sealright retained its Styrotech(TM) sales office in Raleigh, North Carolina. Pursuant to the Reorganization, the Flexible Packaging Business was consolidated into the operations of JPS Packaging. For further information on the restructuring, see "THE JPS PACKAGING REORGANIZATION."

  Over the last three years, the Flexible Packaging Business has incurred operating losses and experienced declining revenue. JPS Packaging expects to focus on growing revenues, reducing costs, improving plant utilization and improving manufacturing efficiencies in order to generate operating profits. See "RISK FACTORS--No Operating History as an Independent Company; Operating Losses."

  See the information under the Section titled "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

INDUSTRY

  Flexible printed packaging products are thin, pliable bags, pouches, labels or wraps for food and other non-food consumer goods and related containers, which are generally produced from single web and multi-web laminates of various types of plastic, paper, film and foil. Flexible packaging products are manufactured to provide a broad range of protection for packaged goods while also providing packaging that is visually appealing, cost-effective, space-saving, lightweight, tamper evident, convenient and disposable. Over the last several years, end users of flexible packaging have increasingly sought higher quality and lower cost packaging alternatives to meet changing demographics and customer needs. Growing food categories such as low-fat and non-fat foods require more sophisticated packaging structures to improve freshness, shelf life and resealability. Packaging must have specific barrier characteristics against light, moisture, gas (primarily oxygen) and aroma consistent with the type of food packaged. In addition, packaging and changes in packaging graphics, often for short-term promotions, increasingly are used to attract customers and differentiate products at the point of sale. Major end users in the food and other consumer product industries are generally reducing the number of suppliers, which places an emphasis on cultivating strong customer relationships.

  JPS Packaging estimates, based upon available industry and trade information, that the flexible packaging industry had annual sales of approximately $17 billion in 1997 and has grown faster than the packaging industry generally over recent years. The 10 largest flexible packaging companies account for approximately 33% of total 1997 industry sales, with the balance shared by several hundred other competitors. JPS Packaging believes recent industry growth has been and will continue to be driven by (i) the shift from rigid containers (paperboard, glass and plastic) to lower cost and lighter weight flexible packaging, (ii) changing demographic trends which have increased the demand for more convenient forms of packaging, including single servings and packaging that extends product shelf life, (iii) the growth in several major end use market segments (such as snack foods), (iv) the growth of low-fat and non-fat foods which require more complex packaging barriers,
(v) concerns over waste and resource reduction, and (vi) increasing demands for specialized packaging with enhanced barrier properties and distinctive graphics.

MARKETS AND PRODUCTS

  JPS Packaging manufactures and sells a broad variety of flexible packaging products, most of which are printed by the company. JPS Packaging's labeling products for carbonated beverages, dairy beverages and juices are principally manufactured at its Akron, Ohio facility. JPS Packaging also manufactures and sells liquid novelty packaging, peelable lidding for single servings of pudding, gelatin and cultured dairy products, and pouch packaging for dried fruit and nut products, which are produced primarily at its San Leandro, California facility. These products collectively accounted for approximately 70% of JPS Packaging's fiscal 1997 sales. JPS Packaging also produces and sells a variety of other products, including packaging for single-serve condiments, film-based products for the medical and construction industries and equipment for the application of sleeve labels.

SALES, MARKETING AND DISTRIBUTION

  JPS Packaging products are marketed directly to customers by JPS Packaging's sales force. JPS Packaging currently has 25 sales, technical support and marketing associates in the U.S. These flexible packaging sales associates are divided among geographic regions and are generally located near the Akron and San Leandro plants. JPS Packaging also maintains a Styrotech(TM) sales office in Raleigh, North Carolina. All JPS Packaging sales force personnel and customer service representatives undergo training programs before assuming account responsibilities.

MANUFACTURING PROCESS

  JPS Packaging is a fully integrated converter and manufacturer of value-added flexible packaging products. JPS Packaging manufactures a wide variety of products, including laminates made of various layers of plastic, film, foil, paper and specialized coatings, as well as blown monolayer and co-extruded films. The flexible packaging produced by JPS Packaging uses a variety of raw materials. These raw materials consist primarily of plastic resin, film, paper, foil and ink which typically represent 50-60% of the sales price of the final products. Flexible packaging manufacturers typically are able to pass increases in raw material costs on to their customers, although the pass-through generally lags several months. Significant and abrupt increases in raw material prices, particularly those on low-density and linear low-density polyethylene and polypropylene, could have adverse short-term effects on JPS Packaging's margins.

  Film Manufacturing. JPS Packaging uses resin in its production of blown monolayer and co-extruded films. Blown film is produced by extruding resin through a circular die and stretching the "bubble" with air pressure. JPS Packaging focuses on the co-extrusion process that produces higher value-added, multi-layer film structures for specific customer applications. Through this co-extrusion process, films can be manufactured with a wide range of properties depending on the number of layers and combinations of resins used. JPS Packaging manufactures its film products exclusively at its San Leandro, California facility.

  Printing. Flexography is the primary printing process utilized by JPS Packaging. Flexographic printing process uses printing plates made of rubber or photopolymer. The flexographic process has lower initial costs than rotogravure printing to prepare the printing plates, which speeds production and facilitates lower initial cost changes in the packaging for short-term marketing promotions. Flexographic printing is performed at both JPS Packaging's Akron, Ohio and San Leandro, California facilities.

  Laminating and Coating. Extrusion (or co-extrusion) and adhesive processes are the principal methods of laminating or coating flexible substrates. Extrusion lamination combines substrates using molten resins as adhesives, while co-extrusion, which uses more than one resin simultaneously, allows additional resin properties to be cost-effectively added to the structure. Adhesive lamination uses various chemical mixtures to combine layers. Generally speaking, extrusion lamination creates a stiffer and less pliable structure than adhesive lamination. JPS Packaging utilizes extrusion lamination processes at its San Leandro, California facility and adhesive lamination processes at both its Akron, Ohio and San Leandro, California facilities.

  Finishing. Finishing or "slitting" is the process of converting master rolls of printed and/or laminated film into separate rolls that are generally one impression wide and that have roll diameters specified by customers for use on their machines. These converted rolls of film are loaded by the end users into high-speed machinery that forms the package, inserts the contents and cuts and seals the package in an automatic process.

  Machine Manufacturing. JPS Packaging manufactures and sells machinery for the application of sleeve labels under the Styrotech(TM) trade name. This machinery will be produced for JPS Packaging by Sealright for a period of 90 days. Prior to the end of this period, JPS Packaging will decide to either continue contracting for such manufacturing, with Sealright or another machinery producer, or will have incorporated the machine manufacturing operations into its Akron or San Leandro plant operations. The sleeve label machine manufacturing industry is very concentrated. JPS Packaging's principal competitors in this industry are Automated Labeling Systems, PDC and COMAG.

COMPETITION

  The flexible packaging industry includes several hundred competitors. Currently available trade and industry information indicates that the 10 largest flexible packaging companies account for almost 33% of total industry sales in 1997. Competitors in this industry include American National Can, Bemis, Bryce, Cryovac, Huntsman Packaging, Printpack, Reynolds Metals, and Sonoco Products, many of which are well capitalized and maintain a strong market presence in the various markets in which JPS Packaging competes. All of these competitors are substantially larger, more diversified and have greater financial, personnel and marketing resources than the Company, and therefore may have significant competitive advantages versus JPS Packaging. See "RISK FACTORS--Competition."

EMPLOYEES

  After the Exchange, JPS Packaging will employ approximately 440 people in the United States. Of these, eight will be employed at JPS Packaging's headquarters in DeSoto, Kansas and 10 are employed at the Raleigh, North Carolina sales office. At the Akron, Ohio facility, which employs approximately 250 people, the hourly employees are covered under a collective bargaining agreement that expires in 2000. At the San Leandro, California facility, which employs approximately 170 people, the hourly employees are covered under a collective bargaining agreement that expires in 2001. Overall, JPS Packaging believes its relations with its employees, including union employees, are good.

RAW MATERIALS

  JPS Packaging purchases raw materials from a variety of suppliers at competitive prices and aligns its operations with suppliers who lead the market in product innovation of packaging materials technology. The principal raw materials used by JPS Packaging are plastic, resin, film, paper, foil and ink. JPS Packaging has experienced little or no difficulty obtaining adequate supplies of raw materials. See "RISK FACTORS-- Exposure to Fluctuation in Raw Material Prices."

GOVERNMENTAL REGULATION; ENVIRONMENTAL MATTERS

  Since most of JPS Packaging's packaging products are used in the food industry, JPS Packaging is subject to the manufacturing standards of and inspection by the U.S. Food and Drug Administration. Historically, compliance with the standards of the food industry has not had a material effect on JPS Packaging's earnings, capital expenditures or competitive position.

  The manufacturing operations of JPS Packaging are subject to Federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. JPS Packaging believes it is in substantial compliance with applicable environmental regulations and does not believe that costs of compliance will have a material adverse effect on its earnings, capital expenditures, or competitive position.

RESEARCH AND DEVELOPMENT

  JPS Packaging is engaged in designing and developing new products and adapting existing products for new uses. It is estimated that Sealright expended approximately $547,000, $829,000 and $1,070,000 for research and development in 1997, 1996 and 1995, respectively in connection with the Flexible Packaging Business.

PATENTS AND TRADEMARKS

  JPS Packaging's products are manufactured using machinery and processes covered by patents owned or controlled by JPS Packaging. JPS Packaging has domestic and foreign registered trademarks which are used in connection with both product names and distinctive designs. However, JPS Packaging views its business as one which is not primarily dependent on patent or trademark protection.

SEASONALITY OF THE JPS PACKAGING BUSINESS

  Due to the beverage and dried fruit markets, JPS Packaging may experience some revenue increases in the second and third quarters.

CUSTOMERS

  JPS Packaging has relationships with numerous customers in each of its product categories. Although JPS Packaging does not have a single customer that accounts for 10% or more of its sales, the loss of certain of JPS Packaging's largest customers, while not anticipated, could have a material adverse effect on JPS Packaging's financial condition or results of operations.

SALES AND BACKLOG

  JPS Packaging does not have an accurate methodology to track backlog, and does not believe recorded sales backlog to be a significant factor in its business. Customers generally place annual orders in quantities covering demand for one to three months with shipments scheduled during that period.

PROPERTIES

  JPS Packaging's principal properties are its manufacturing locations. Shown below are the locations of the principal properties which will be owned or leased by JPS Packaging following the Exchange. The management of JPS Packaging believes its facilities are suitable and adequate for the purposes for which they are used and are adequately maintained. JPS Packaging intends to relocate its corporate offices within 90 days of the Effective Date from Sealright's DeSoto, Kansas facility to office space in Johnson County, Kansas.

                               OWNED FACILITIES

                                     SQUARE
      LOCATION                        FEET               PRINCIPAL USE
      --------                       ------              -------------
      San Leandro, California        129,000             Manufacturing and Warehouse
      Akron, Ohio                    125,000             Manufacturing and Warehouse

                               LEASED FACILITIES

                                     SQUARE
      LOCATION                        FEET               PRINCIPAL USE
      --------                       ------              -------------
      San Leandro, California         12,000             Warehouse
      Raleigh, North Carolina          7,500             Office
      DeSoto, Kansas                   1,500             Corporate Offices

LEGAL PROCEEDINGS

  Sealright is currently a party to various legal proceedings in various Federal and state jurisdictions arising out of the operations of the Flexible Packaging Business. Liability for these proceedings will be assumed by JPS Packaging. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, in the opinion of JPS Packaging management, based on the information presently known, the ultimate liability of JPS Packaging, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to JPS Packaging's financial condition or results of operations.

                           JPS PACKAGING MANAGEMENT

BOARD OF DIRECTORS OF JPS PACKAGING

  Pursuant to the JPS Certificate of Incorporation and Bylaws, the JPS Board will consist of three to eleven individuals, each serving a one year term. The exact number of directors will be set from time to time by resolution of the JPS Board. Initially, following the Exchange, the JPS Board will consist of five individuals, only one of whom will be an employee of JPS Packaging. The following table sets forth information as to the persons who are, and will serve as, directors of JPS Packaging following the Exchange and their terms. Each of the current directors has been a director of JPS Packaging since March 1998.

   DIRECTOR'S NAME   AGE                       INFORMATION
   ---------------   ---                       -----------
 G. Kenneth Baum     67  Mr. Baum has been a director of Sealright Co., Inc.
                         since 1983. He has been Chairman of George K. Baum
                         Group, Inc., an investment company in Kansas City,
                         Missouri since May 1994. He was Chairman of the Board
                         of George K. Baum & Company, an investment banking
                         firm from April 1982 until May 1994. Mr. Baum is also
                         a director of H & R Block, Inc., Unitog Company, and
                         Interstate Bakeries Corporation.
 John T. Carper      46  Mr. Carper has been President of JPS Packaging since
                         March 1998. Mr. Carper has been Senior Vice President
                         of Finance and Chief Financial Officer of Sealright
                         Co., Inc. since May 1996. From May 1994 to May 1996,
                         Mr. Carper was Vice President--Finance and CFO of
                         Sealright Co., Inc. From July 1989 to May 1994, he was
                         a partner with KPMG Peat Marwick LLP, independent pub-
                         lic accountants.
 D. Patrick Curran   53  Mr. Curran has been a director of Sealright Co., Inc.
                         since 1992. He has been Chairman of the Board and
                         President of Curran Companies, a manufacturer and sup-
                         plier of specialty chemicals, since August 1979. Mr.
                         Curran is also a director of Unitog Company,
                         Applebee's International, Inc. and American Safety Ra-
                         zor Co.
 Charles A. Sullivan 62  Mr. Sullivan has been a director of Sealright Co.,
                         Inc. since 1992. He has been Chairman of the Board of
                         Interstate Bakeries Corporation since 1991 and Presi-
                         dent and CEO of Interstate Bakeries since 1989. Mr.
                         Sullivan is also a director of UMB Bank, n.a., and The
                         Andersons, Inc.
 William D. Thomas    54 Mr. Thomas has been a director of Sealright Co., Inc.
                         since 1983. He has been President of George K. Baum
                         Group, Inc. since May 1994, and Senior Managing
                         Director of George K. Baum Merchant Banc LLC since May
                         1995. He was Vice Chairman of George K. Baum & Company
                         from June 1991 until May 1994. Mr. Thomas is also a
                         director of Unitog Company.

DIRECTORS' MEETINGS, FEES AND COMMITTEES

  The JPS Board expects to have a minimum of four regularly scheduled meetings per year, and will hold such special meetings as it deems advisable, to review significant matters affecting JPS Packaging and to act upon matters requiring Board approval. Non-management directors will receive an annual retainer of $5,000 and will also be paid $500 for attending each regular or special Board meeting and $500 for attending each standing committee meeting and for each telephonic meeting and consent to action without a meeting. JPS Packaging also has purchased a directors' and officers' liability insurance policy insuring directors.

  The JPS Packaging 1998 Incentive Compensation Plan (the "JPS Incentive Plan") also provides that directors may be granted, non-qualified stock options, incentive stock options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended), restricted stock, performance shares and performance units to acquire shares of JPS Common Stock. For a more complete description of the JPS Incentive Plan, see "JPS PACKAGING EXECUTIVE COMPENSATION--JPS Packaging Incentive Compensation Plan."

  The JPS Board has established and designated specific functions and areas of oversight to two committees of the Board. A director who is also an employee or officer of JPS Packaging will not be permitted to serve on either committee. A description of these standing committees and the identity of their members follows:

  Audit Committee--D. Patrick Curran and William D. Thomas.

  The audit committee (the "Audit Committee"), consisting entirely of non-management directors, is responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the JPS Board the appointment of a firm of independent accountants to examine the financial statements of JPS Packaging and will review with representatives of the independent accountants the scope of the examination of JPS Packaging's financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. It will also review nonaudit services rendered by JPS Packaging's independent accountants and will periodically meet with or receive reports from principal corporate officers.

  Nominating and Compensation Committee--G. Kenneth Baum and William D.
Thomas.

  The nominating and compensation committee (the "Compensation Committee") shall consist entirely of non-management directors free from interlocking or other relationships that might be considered a conflict of interest. It will recommend to the JPS Board nominees for election as directors and executive officers of JPS Packaging. Additionally, it will make recommendations to the JPS Board regarding election of directors to positions on committees of the JPS Board and compensation and benefits for directors. The Compensation Committee will also consider suggestions from stockholders regarding possible director candidates. This committee will also set the compensation of all of JPS Packaging's senior management (the "Executive Officers") and administer the JPS Incentive Plan, including the granting of awards under the JPS Incentive Plan. It will also review the competitiveness of management compensation and benefit programs, and principal employee relations policies and procedures.

EXECUTIVE OFFICERS OF JPS PACKAGING

  JPS Packaging's Executive Officers currently consist primarily of individuals currently responsible for the management of the Flexible Packaging Business as conducted by Sealright. All of such individuals will resign from their positions with Sealright effective as of the Effective Time. The following table sets forth information as to JPS Packaging's executive officers.

        NAME        AGE                       INFORMATION
        ----        ---                       -----------
 John T. Carper     46  President of JPS Packaging  since March 1998. He has
                        been Senior Vice President of Finance and Chief Finan-
                        cial Officer of Sealright Co., Inc. since May 1996.
                        From May 1994 to May 1996, Mr. Carper was Vice Presi-
                        dent--Finance and CFO of Sealright Co., Inc. From July
                        1989 to May 1994, he was a partner with KPMG Peat
                        Marwick LLP, independent public accountants.
 Steven D. Saucier  46  Senior Vice President of Manufacturing of JPS Packaging
                        since May 1998. He has been Senior Vice President of
                        Manufacturing of Sealright since April 1996. He was
                        previously with Mobil Chemical Co. for over 20 years in
                        the Petrochemicals and Films Division. Immediately
                        prior to joining Sealright, he was General Manager Man-
                        ufacturing--Americas for Mobil's OPP Films Division in
                        Pittsford, New York.
 A. Lawrence Walton 53  Vice President of Sales and Marketing of JPS Packaging
                        since March 1998. He has been Vice President of Food
                        and Beverage Sales of Sealright since August 1996. From
                        February 1996 to August 1996, he was Vice President of
                        Research and Development for Sealright. From June 1994
                        to February 1996, Mr. Walton was Vice President, Mar-
                        keting and Technical Services of Packaging Industries,
                        a wholly-owned subsidiary of Sealright. From July 1991
                        to June 1994, he was Vice President of Marketing and
                        Sales of Glenroy, Inc., a flexible packaging company.

      NAME       AGE                         INFORMATION
      ----       ---                         -----------
 David S. Boylan 28  Vice President--Finance and Chief Financial Officer of JPS
                     Packaging since March 1998. He has been Director of Inter-
                     nal Audit of Sealright since August 1995. Mr. Boylan was a senior accountant for Deloitte & Touche LLP from August
                     1994 to August 1995, and a senior accountant with Ernst &
                     Young LLP from June 1991 to August 1994.

  JPS Packaging intends to increase its senior management by the addition of two to three additional individuals with experience in the flexible packaging industry. The JPS Board has engaged an executive recruiter to assist in the recruitment of a Chief Executive Officer for JPS Packaging.

                     JPS PACKAGING EXECUTIVE COMPENSATION

INTRODUCTION AND SUMMARY

  All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation Committee of the JPS Packaging Board. The Compensation Committee will consist entirely of non-management directors free from interlocking or other relationships that might be considered a conflict of interest. It is anticipated that compensation for the JPS Packaging Executive Officers and for other executives will consist primarily of base salary, annual cash bonus and long-term stock-based incentive awards.

  The following tables and narrative text discuss the compensation paid by Sealright in fiscal years 1997, 1996 and 1995 to JPS Packaging's President and JPS Packaging's other most highly compensated executive officers whose salary and bonus exceeded $100,000 (determined as of December 31, 1997)
(collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                          ANNUAL      COMPENSATION
                                       COMPENSATION     (AWARDS)
                                     ---------------- ------------
                                                       SECURITIES   ALL OTHER
       NAME & PRINCIPAL               SALARY           UNDERLYING  COMPENSATION
           POSITION             YEAR   ($)     BONUS  OPTIONS (#)      ($)
       ----------------         ---- -------- ------- -----------  ------------
John T. Carper................. 1997 $168,000 $   -0-   $ 1,500      $ 6,800(1)
 President                      1996  168,000     -0-       -0-        4,406(2)
                                1995  164,670  12,000       -0-        2,450(3)
Steven D. Saucier.............. 1997  150,000     -0-       900        1,875(3)
 Senior Vice President--        1996   87,500     -0-    15,000       20,000(4)
 Manufacturing                  1995      N/A     N/A       N/A          N/A
A. Lawrence Walton............. 1997  145,000     -0-     1,200        4,134(5)
 Vice President--               1996  134,352     -0-    10,000       82,559(6)
 Sales and Marketing            1995  130,800     -0-       -0-        4,361(3)

--------
(1) Sealright's payments pursuant to the Sealright Long-Term Savings Plan (the "LTSP") ($4,200) and deferred compensation ($2,600).
(2) Sealright's payments pursuant to the LTSP ($3,971) and deferred compensation ($435).
(3) Sealright's payments pursuant to the LTSP.
(4) Sealright's payment of a signing bonus.
(5) Sealright's payments pursuant to the LTSP ($3,474) and deferred compensation ($660).
(6) Sealright's reimbursement of moving expenses ($79,233) and payments pursuant to the LTSP ($3,326).

  The Named Executive Officers also participate in Sealright's Retirement Income Plan and the supplemental executive retirement provisions of the Sealright Deferred Compensation Plan. Pursuant to these plans, they will receive lump-sum distributions upon their termination of employment with Sealright. The Named Executive Officers of JPS Packaging do not participate in any pension, defined benefit or other similar plans.

STOCK OPTIONS

  The following table sets forth fiscal year end option values for options for Sealright Common Stock currently held by the Named Executive Officers. No options were exercised by any of the Named Executive Officers during fiscal year 1997. Sealright has never granted stock appreciation rights. JPS Packaging has not granted any stock options or stock appreciation rights.

                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED         IN-THE-MONEY
                                     OPTIONS AT FY-END (#)     OPTIONS AT FY-END ($)
                                   ------------------------- -------------------------
NAME AND PRINCIPAL POSITION        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------        ----------- ------------- ----------- -------------
John T. Carper                       13,500        8,000       $2,250       $  -0-
 President
Steven D. Saucier                     3,900       12,000       $1,350       $  -0-
 Senior Vice President--Manufac-
 turing
A. Lawrence Walton                    3,200        8,000       $3,280       $5,920
 Vice President--Sales and  Mar-
 keting

  Pursuant to the Merger Agreement, immediately prior to the Effective Time outstanding stock options for Sealright Common Stock held by Sealright employees, including those who will be JPS Packaging employees following the Exchange (including the Named Executive Officers), will become fully vested. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Treatment of Options."

EMPLOYMENT/SEVERANCE AGREEMENTS

  JPS Packaging has assumed the obligations under Sealright's severance policies with respect to those employees of Sealright who will become employees of JPS Packaging upon the Exchange. Pursuant to these policies, if the employment of any of the Executive Officers of JPS Packaging is terminated by JPS Packaging without cause within 12 months of the Effective Date certain severance payments will become due and payable. Under such severance policies, the amounts payable to John T. Carper, Steven D. Saucier and A. Lawrence Walton in the event of their terminations would be $168,000, $150,000 and $145,000, respectively. Additionally, for certain of its employees including Mr. Carper, Mr. Saucier and Mr. Walton, JPS Packaging has assumed additional obligations of Sealright to provide extended insurance coverage and the cost of outplacement services pursuant to retention arrangements between those employees and Sealright.

JPS PACKAGING COMPANY SAVINGS PLAN

  As of the Effective Date, JPS Packaging will have adopted the JPS Packaging Savings Plan (the "JPS Savings Plan"), a defined contribution plan which is intended to be a 401(k) plan. All salaried employees of JPS Packaging and current salaried employees of Sealright who, as of the Effective Date, will become employees of JPS Packaging will become eligible for participation in the JPS Savings Plan.

  Participants in the JPS Savings Plan may elect to have up to 15% of their pre-tax compensation and 7% of their after tax compensation contributed to the JPS Savings Plan. Such contributions are limited by Federal law (currently $10,000 per year). For employees who have completed one year of service, JPS Packaging will match 50% of each participant's pre-tax contribution, but only to the extent that the participant's contribution does not exceed 5% of compensation. A participant's election deferrals will be vested from the time made. JPS Packaging's matching contributions will vest at the rate of 20% for each of the participant's first five years of service and will be fully vested after five years of employment or upon retirement, disability or death.

  For those current employees of Sealright who will become employees of JPS Packaging as of the Effective Date and have balances in the Sealright Long Term Savings Plan, these balances will be rolled over into the JPS Savings Plan. The status of such employees with respect to eligibility and vesting will not be affected by the rollover of their account to the JPS Savings Plan.

  In addition to JPS Packaging's matching contributions, JPS Packaging may contribute additional amounts determined by the Compensation Committee in its sole discretion, which amounts will be allocated to each participant's account in the proportion that such participant's compensation bears to the total compensation of all participants for that plan year. These additional JPS Packaging contributions vest in the same manner as the JPS Packaging matching contributions.

JPS PACKAGING INCENTIVE COMPENSATION PLAN

  Sealright-West, as the sole stockholder of JPS Packaging, has approved the JPS Incentive Plan, which is administered by the Compensation Committee. The JPS Incentive Plan provides for the granting of stock options, restricted stock, performance shares and performance units payable to employees of JPS Packaging, including the Named Executive Officers or members of the JPS Board. The purpose of the JPS Incentive Plan is to provide incentives and rewards and to encourage ownership of JPS Common Stock by JPS Packaging employees and directors. Under the JPS Incentive Plan, the Compensation Committee has sole discretion to determine those employees eligible to receive awards and the amount and type of awards. Grants of awards to directors of JPS Packaging must be authorized by the JPS Board.

  The maximum number of shares of JPS Common Stock subject to award will be 550,000 (approximately 10% of the issued and outstanding shares of JPS Common Stock as of the Effective Date). No more than 55,000 shares may be issued pursuant to restricted stock awards under the JPS Incentive Plan. Terms and conditions will be set forth in written agreements, the terms of which will be consistent with the JPS Incentive Plan.

  Under the JPS Incentive Plan, the Compensation Committee is authorized (i) to grant stock options that qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) to grant stock options that do not so qualify. The option price for any stock options shall not be less than 100% of the fair market value of JPS Common Stock on the date of grant. No stock option may be exercised more than 10 years after its date of grant. In the case of Incentive Stock Options, the aggregate fair market value of the stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000. The Compensation Committee has discretion to determine the treatment of awards under the JPS Incentive Plan in the event of a change in ownership or a change in control of JPS Packaging.

  After the Effective Date, the Compensation Committee is expected to grant stock options and possibly restricted stock awards to the Named Executive Officers and other members of JPS Packaging management.

  A copy of the JPS Incentive Plan has been filed as an exhibit to the Registration Statement, of which this Proxy Statement/Prospectus forms a part. The foregoing description of the JPS Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the JPS Incentive Plan.

                             CERTAIN TRANSACTIONS

  The Flexible Packaging Business has in the past engaged in numerous transactions with Sealright. See "NOTES TO JPS PACKAGING FINANCIAL STATEMENTS--6. Related Party Transactions." Such transactions have included, among other things, the extension of intercompany loans, purchases of raw materials, the provision of various other types of financial support by or to Sealright, and the sharing of services and administration and the costs thereof. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Terms of Ancillary Agreements."

  G. Kenneth Baum and William D. Thomas are both directors of Sealright and JPS Packaging. Mr. Baum is an employee and Mr. Thomas serves as Vice President of George K. Baum & Company. In connection with the Transactions, Sealright has agreed to pay George K. Baum & Company a fee of approximately $610,000, of which $573,000 is contingent upon the consummation of the Transactions. See "THE PROPOSED TRANSACTIONS--Engagement of Financial Advisors."

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS OF SEALRIGHT COMMON STOCK

  The following table sets forth Sealright Common Stock ownership information with respect to each of Sealright's directors, five highest paid executive officers, and all directors and executive officers as a group and with respect to each person who owns more than 5% of Sealright Common Stock as of June 1, 1998. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the Sealright Common Stock as of such date.

                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                  ---------------------------------------------------------
                                  DIRECT, INDIRECT
                                     AND PROFIT     RIGHT TO                    % OF SHARES
NAME AND ADDRESS                  SHARING PLAN(2)  ACQUIRE(3) OTHER(4)          OUTSTANDING
----------------                  ---------------- ---------- --------          -----------
G. Kenneth Baum                        743,575          --    3,412,500(5)         37.5%
William D. Thomas                      300,960          --    3,512,700(5)(6)      34.4%
George K. Baum Group, Inc. 120       3,412,500(7)       --          --             30.8%
West 12th Street
Kansas City, Missouri 64105
T. Rowe Price Associates, Inc.         740,000(8)       --          --              6.7%
100 East Pratt Street
Baltimore, Maryland 21202
Marvin W. Ozley                        104,500          --       61,629(9)          1.5%
Frederick O. DeSieghardt                20,960          --       60,000(10)         1.1%
Charles F. Marcy                        10,500       43,000       4,680(11)(12)      *
John T. Carper                          15,918       13,500       3,652(11)          *
J. Patrick Muldoon                         --         7,250         419              *
Charles A. Sullivan                      5,960          --          --               *
John T. Slattery                           --         4,200         380              *
A. Lawrence Walton                         --         3,200         574              *
Robert F. Hagans                         5,160          --          --               *
Steven D. Saucier                          --         6,900         172              *
T. Carl Walker                             --         3,650         201              *
Mark E. Dowey                              --         2,000          51              *
D. Patrick Curran                        1,960          --          --               *
Arthur R. Schulze                        1,960          --          --               *
Directors and Executive Officers
 as a Group (16 persons)             4,936,611                                     44.5%

--------
 (1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nature of beneficial ownership of securities is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
 (2) Includes shares held in personal trusts where the director or officer has sole discretion as to voting of shares. Also includes shares held in the LTSP where the participant has voting discretion.
 (3) Unless otherwise noted, includes shares issuable pursuant to vested stock options.
 (4) Unless otherwise noted, includes shares held in the LTSP which are voted by the Plan's administrative committee. Mr. Marcy, Mr. Carper and Mr. Walker are members of such committee.

 (5) Includes 3,412,500 shares owned by George K. Baum Group, Inc. Mr. Baum and Mr. Thomas are each a director, officer and stockholder of George K. Baum Group, Inc. and have shared voting and investment power over these shares.
 (6) Includes 100,000 shares held by his spouse and 200 shares held by his spouse as custodian for their children, in which he disclaims beneficial ownership.
 (7) Excludes shares owned by officers and employees of George K. Baum Group, Inc. and its subsidiaries.
 (8) Ownership information is as of December 31, 1997.
 (9) Includes 41,750 shares held by his spouse as trustee of a revocable trust established by her; 19,500 shares held in trust for the benefit of Mr. Ozley's daughter, of which his spouse is trustee; 379 shares which are owned in the LTSP.
(10) Includes 46,500 shares held indirectly by Mr. DeSieghardt as a joint trustee with his wife of a unit trust established by him and 13,500 shares held by a foundation, of which Mr. DeSieghardt is a trustee.
(11) Includes 3,000 shares held by the Sealright Foundation, Inc., a 501(c)(3) foundation of which Mr. Marcy and Mr. Carper are trustees.
(12) Includes 1,000 shares held jointly with his wife and 680 shares in the LTSP.

                         SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS OF JPS PACKAGING COMMON STOCK

  All outstanding shares of JPS Common Stock are currently held by Sealright. To the best knowledge of JPS Packaging, the following table sets forth projected JPS Common Stock ownership information with respect to each of the JPS Packaging directors, Named Executive Officers and all JPS Packaging directors and Executive Officers as a group and with respect to each person who is projected to own more than 5% of the JPS Common Stock immediately after the Exchange as of June 1, 1998. Such projections are based on the anticipated issuance of one-half share of JPS Common Stock for every share of Sealright Common Stock beneficially owned by such parties as of the Effective Date in connection with the Merger and Exchange. Except as noted, all such parties will possess sole voting and investment powers with respect to the shares noted. An asterisk in the column listing the percentages of shares to be beneficially owned indicates the person will own less than 1% of JPS Common Stock. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Payment of Merger Consideration and Redemption Consideration;" and "JPS PACKAGING EXECUTIVE COMPENSATION."

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                  -----------------------------------------------------------
                                   DIRECT, INDIRECT
                                      AND PROFIT        RIGHT TO                  % OF SHARES
NAME AND ADDRESS                  SHARING PLAN(2)(3)   ACQUIRE(4)   OTHER         OUTSTANDING
----------------                  ------------------   ----------   -----         -----------
G. Kenneth Baum                         371,787           --      1,706,250(5)       37.5%
William D. Thomas                       150,480           --      1,756,350(5)(6)    34.4%
George K. Baum Group, Inc. 120        1,706,250(7)        --            --           30.8%
West 12th Street
Kansas City, Missouri 64105
T. Rowe Price Associates, Inc.          370,000(8)        --            --            6.7%
100 East Pratt Street
Baltimore, Maryland 21202
John T. Carper                            7,662(4)(9)     --            -- (10)        *
D. Patrick Curran                           980           --            --             *
Charles A. Sullivan                       2,980           --            --             *
David S. Boylan                             --            --            --            --
Steven D. Saucier                           531(4)(9)     --            --             *
A. Lawrence Walton                        1,128(4)(9)     --            --             *
Directors and Executive Officers
 as a Group (8 persons)               2,241,267                                      40.4%

--------
 (1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership of securities is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
 (2) Based on holdings of Sealright Common Stock as of March 31, 1998 and the issuance of JPS Common Stock in partial redemption therefor in connection with the Merger and Exchange.
 (3) Includes shares held in personal trusts where the director or officer has sole discretion as to voting of shares.
 (4) The table reflects the issuance of JPS Common Stock in connection with the Settlement of Sealright Stock Options (Mr. Carper: 662 shares, Mr. Saucier, 531, Mr. Walton: 1,128). There are no outstanding options to acquire JPS Common Stock.
 (5) Includes 1,706,250 shares owned by George K. Baum Group, Inc. Mr. Baum and Mr. Thomas are each a director, officer and stockholder of George K. Baum Group, Inc. and have shared voting and investment power over these shares.
 (6) Includes 50,000 shares held by his spouse and 100 shares held by his spouse as custodian for their children, in which he disclaims beneficial ownership.
 (7) Excludes shares owned by officers and employees of George K. Baum Group, Inc. and its subsidiaries.
 (8) Ownership information is as of December 31, 1997.
 (9) Does not reflect shares of JPS Packaging Common Stock to be issued pursuant to the Exchange for shares of Sealright Common Stock which are held by the LTSP, as such shares are an ineligible investment pursuant to the LTSP and will therefore be sold by the LTSP.
(10) Does not reflect 1,500 shares held by the Sealright Foundation, Inc., a 501(c)(3) foundation of which Mr. Carper is currently a trustee, since Mr. Carper will resign from such position as of the Effective Date.

                  DESCRIPTION OF JPS PACKAGING CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Under JPS Packaging's Certificate of Incorporation (the "JPS Certificate"), the total number of shares of all classes of stock that JPS Packaging will have authority to issue under the JPS Certificate is 15,000,000 which will all be shares of JPS Common Stock. Based on the number of shares of Sealright Common Stock outstanding at June 1, 1998, up to 5,599,889 shares of JPS Common Stock will be issued to Sealright stockholders in the Exchange and in connection with the settlement of the Sealright Stock Options. See "TERMS OF THE MERGER AGREEMENT AND EXCHANGE--Payment of Merger Consideration and Redemption Consideration" and "--Treatment of Sealright Stock Options." All of the shares of JPS Common Stock issued in the Exchange will be validly issued, fully paid and nonassessable.

JPS COMMON STOCK

  The holders of JPS Common Stock will be limited to one vote for each share held of record date on all matters voted on by stockholders, including elections of directors. The JPS Certificate does not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. The holders of JPS Common Stock on the applicable record date will be entitled to such dividends as may be declared from time to time by the JPS Board from funds available therefor, and upon liquidation will be entitled to receive all assets of JPS Packaging available for distribution to such holders. See "RISK FACTORS--Absence of Dividends."

  The JPS Certificate and JPS Packaging bylaws (the "JPS Bylaws") contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of JPS Packaging. See "ANTI-TAKEOVER EFFECTS OF DELAWARE LAW."

                     ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

  The DGCL contains certain provisions that have the effect of delaying, deferring or preventing a change in control of JPS Packaging by various means such as a tender offer or merger not approved by the JPS Board. The description set forth below is intended as a summary of these provisions only and is qualified in its entirety by reference to such provisions. Unless otherwise noted, references to "stock" includes shares issuable pursuant to vested stock options.

  Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless
(i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                        OF SEALRIGHT AND JPS PACKAGING

  Upon consummation of the Exchange, the Sealright stockholders will become stockholders of JPS Packaging and their rights will be governed by the JPS Certificate and JPS Bylaws, which differ in certain material respects from the Sealright Certificate of Incorporation (the "Sealright Certificate") and the Sealright Bylaws. As stockholders of JPS Packaging, the rights of former Sealright stockholders will continue to be governed by the DGCL.

  The following comparison of the JPS Certificate of Incorporation and JPS Bylaws, on the one hand, and the Sealright Certificate and Sealright Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the JPS Certificate, the JPS Bylaws, the Sealright Certificate and the Sealright Bylaws. Copies of the JPS Certificate and JPS Bylaws are available for inspection at the offices of JPS Packaging and copies will be sent to the holders of Sealright Common Stock upon request. Copies of the Sealright Certificate and Sealright Bylaws are available for inspection at the principal executive offices of Sealright and copies will be sent to holders of Sealright Common Stock, upon request. See also "DESCRIPTION OF JPS PACKAGING CAPITAL STOCK."

SIZE OF THE BOARD OF DIRECTORS

  Pursuant to both the Sealright Certificate, and the JPS Certificate, the number of directors of Sealright and JPS Packaging, respectively, will be fixed by their respective bylaws. The Sealright Bylaws and JPS Bylaws each provide that their respective Boards must consist of not less than three nor more than eleven members. Both Sealright and JPS Packaging directors are elected to serve one year terms. The current Sealright Board consists of nine members and the current JPS Packaging Board consists of five members.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Directors either of Sealright or JPS Packaging may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies in either the Sealright Board or the JPS Board resulting from death, resignation, disqualification, increase in number of Directors, or any other cause may be filled by a majority of the remaining directors, though less than a quorum, at any regular or special meeting of the directors.

ACTION BY WRITTEN CONSENT

  Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, stockholders may take action without a meeting without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Both the Sealright Bylaws and the JPS Bylaws provide for stockholder action as permitted by DGCL.

MEETINGS OF STOCKHOLDERS

  Sealright. A special meeting of Sealright stockholders may be called for any purpose or purposes only by the affirmative vote of a majority of the entire Sealright Board or by the President or Secretary of Sealright. At any meeting of stockholders, a majority of the outstanding shares entitled to vote and present in person or represented by proxy constitutes a quorum. A majority of the votes cast is generally required for action by the Sealright stockholders.

  JPS Packaging. A special meeting of the stockholders may be called for any purpose or purposes by the Chairman of the JPS Board, President, Secretary or by resolution of the JPS Board. At any meeting of stockholders, a majority of the outstanding shares entitled to vote and present in person or represented by proxy constitutes a quorum. A majority of the votes cast is generally required for action by the stockholders of JPS Packaging.

REQUIRED VOTE OF AUTHORIZATION OF CERTAIN ACTIONS

  Under the DGCL, the recommendation of the board of directors and the approval of a simple majority of the outstanding shares of Sealright or JPS Packaging entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of the assets of Sealright or JPS Packaging, respectively. Subject to Section 203 of the DGCL described below under "ANTI-TAKEOVER EFFECTS OF CERTAIN TRANSACTIONS," a vote of stockholders is not required with respect to a merger or consolidation; if Sealright or JPS Packaging were the surviving corporation of such merger or consolidation and (a) the related agreement of merger or consolidation did not amend the certificate of incorporation of Sealright or JPS Packaging, as applicable, (b) each share of stock of the respective corporation outstanding immediately prior to the Merger was an identical outstanding or treasury share of the respective corporation after the Merger, and (c) the number of shares of common stock to be issued in such merger or consolidation (or to be issuable upon conversion of any convertible instruments to be issued in such merger or consolidation) did not exceed 20% of the shares of common stock outstanding immediately prior to such merger or consolidation.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  The DGCL permits amendment of the certificate of incorporation by a resolution of the corporation's board of directors, followed by a majority vote of the outstanding stock entitled to vote thereon. The Sealright Bylaws and JPS Bylaws may be amended either by the affirmative vote of a majority of the whole board of directors of Sealright or JPS Packaging, respectively, at any regular or special meeting.

LIMITATION ON DIRECTORS' LIABILITY

  Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for intentional or negligent payment of unlawful dividends, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Both Sealright's and JPS Packaging's Certificates of Incorporation provide for the limitation on directors' liability as permitted by this statute.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL provides that a corporation may indemnify any of its officers or directors party to any action, suit or proceeding by reason of the fact that such person was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

  The Sealright Bylaws and JPS Bylaws provide that Sealright and JPS Packaging, respectively, will indemnify any person against all expenses, liabilities and losses arising by reason of the fact that such person is or was a director, officer, employee or agent of the respective corporation (other than arising in an action by or in the right of the corporation), if a determination that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful is made by (a) the respective corporation's board of directors by a majority vote of a quorum consisting of directors who were not parties to the action in question, or (b) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. No indemnification will be made in respect of any claim, issue or matter as to which a person has been adjudged to be liable to the respective corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court will deem proper.

NO CUMULATIVE VOTING

  Neither Sealright nor JPS Packaging permits cumulative voting.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The DGCL generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation. The Sealright Bylaws and JPS Bylaws give their respective boards of directors the power to declare lawful dividends when it deems it expedient to do so.

          INDEMNIFICATION OF OFFICERS AND DIRECTORS OF JPS PACKAGING

  Under Section 102 of the DGCL and the JPS Certificate, JPS Packaging must indemnify any person who is or was a director or officer of JPS Packaging, or is or was serving at the request of JPS Packaging as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise, to the maximum extent permitted by law, against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of JPS Packaging), by reason of the fact that such person is or was serving in such capacity, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, with respect to an action or suit by or in the right of JPS Packaging, such indemnification shall only be against expenses (including attorneys' fees) and in such cases no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to JPS Packaging, unless, and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling JPS Packaging pursuant to the foregoing provisions, JPS Packaging has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             STOCKHOLDER PROPOSALS

  JPS Packaging Stockholders desiring to nominate candidates for directors or to present a proposal or bring other business before a JPS Packaging stockholders meeting must provide notice to the Secretary of JPS Packaging, whose address is 9201 Packaging Drive, DeSoto, Kansas 66018. To be considered, notice of any such nomination or proposal must be received before December 18, 1998. To be included in JPS Packaging's proxy statement and form of proxy for that meeting, any such proposal must also comply in all respects with the Commission.

                                    EXPERTS

  KPMG Peat Marwick LLP serves as Sealright's independent accountants. Representatives of KPMG Peat Marwick LLP are currently expected to be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement, if so desired.

  The financial statements of Sealright as of December 31, 1997 and 1996 and for each of the years in the two year period ended December 31, 1997 have been incorporated by reference herein based upon the report of KPMG Peat Marwick LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Sealright for the year ended December 31, 1995 have been incorporated by reference herein based upon the report of Arthur Andersen & Co. LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of JPS Packaging as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 have been included herein based upon the report of KPMG Peat Marwick LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

  The JPS Board has appointed KPMG Peat Marwick LLP as JPS Packaging's independent accountants to audit JPS Packaging's financial statements for the fiscal year ending December 31, 1998.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

  Partners of Bryan Cave LLP, counsel to JPS Packaging, who will pass on the validity of the shares of JPS Common Stock to be issued pursuant to the Exchange, owned as of March 31, 1998, 58,900 shares of Sealright Common Stock.

          LEGAL OPINION REGARDING VALIDITY OF SHARES OF JPS PACKAGING

  The validity of the shares of JPS Common Stock to be issued pursuant to the Exchange will be passed upon for by Bryan Cave LLP, Kansas City, Missouri, special counsel for JPS Packaging.

                             INDEX OF DEFINED TERMS

Acquisition Proposal...........    24
Acquisition Sub................ Cover
Ancillary Agreements...........    22
Antitrust Division.............    31
Audit Committee................    46
Commission..................... Cover
Compensation Committee.........    46
DGCL...........................    14
Dissenting Shares..............    22
EBIT...........................    19
EBITDA.........................    19
Effective Date.................     2
Effective Time................. Cover
Exchange....................... Cover
Exchange Act...................    50
Executive Officers.............    46
Flexible Liabilities...........    34
Flexible Packaging Assets......    34
Flexible Packaging Business....     1
FTC............................    31
Goldman Sachs.................. Cover
Group Shares...................    30
HSR Act........................    31
Huhtamaki...................... Cover
Huhtamaki Special Termination..    28
Interim Period.................    26
JPS Packaging.................. Cover
JPS Board......................    12
JPS Bylaws.....................    53
JPS Certificate................    52
JPS Common Stock............... Cover
JPS Incentive Plan.............    45
JPS Savings Plan...............    48
LTM............................    20
LTSP...........................    47

Merger......................... Cover
Merger Agreement............... Cover
Merger Consideration........... Cover
Modified Recommendation
 Termination...................    28
Named Executive Officers.......    47
9/30/98 Termination............    28
Paying Agent...................    15
Proxy and Option Agreement..... Cover
Proxy Statement/Prospectus..... Cover
Record Date.................... Cover
Redemption Consideration....... Cover
Registration Statement.........     i
Reorganization.................    33
Rigid Packaging Business.......     1
Sealright...................... Cover
Sealright Board................ Cover
Sealright Bylaws...............    14
Sealright Certificate..........    53
Sealright Common Stock......... Cover
Sealright Stock Options........    23
Sealright-West.................     2
Section 262....................    31
Securities Act.................    34
Selected Companies.............    19
Selected Transactions..........    20
Special Meeting................ Cover
Stock Certificates.............    23
Stockholder Group.............. Cover
Stockholder Termination........    28
Superior Proposal..............    25
Superior Proposal Termination..    28
Surviving Corporation..........    22
Third Party Acquisition........    29
Trademarks.....................    26
Transactions...................    14

                  INDEX TO JPS PACKAGING FINANCIAL STATEMENTS

JPS Packaging Financial Statements:
  Independent Auditors' Report............................................  F-2
  Combined Balance Sheets as of December 31, 1996 and 1997................  F-3
  Combined Statements of Operations for Years 1995, 1996, and 1997........  F-4
  Combined Statements of Stockholder's Equity.............................  F-5
  Combined Statements of Cash Flows for Years 1995, 1996 and 1997.........  F-6
  Notes to Combined Financial Statements..................................  F-7
  Combined Condensed Balance Sheets as of December 31, 1997 and March 31,
   1998 (unaudited)....................................................... F-13
  Combined Condensed Statements of Operations for the Three months ended
   March 31, 1997 and 1998 (unaudited).................................... F-14
  Combined Condensed Statements of Cash Flows for the Three months ended
   March 31, 1997 and 1998 (unaudited).................................... F-15
  Notes to Combined Condensed Financial Statements (unaudited)............ F-16

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of JPS Packaging Company:

  We have audited the accompanying combined balance sheets of JPS Packaging Company as of December 31, 1996 and December 31, 1997, and the related combined statements of operations, stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of JPS Packaging Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Kansas City, Missouri
April 21, 1998

                             JPS PACKAGING COMPANY

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   AS OF DECEMBER
                                                                         31,
                                                                   ----------------
                                                                    1996     1997
                                                                   -------  -------
                              ASSETS
                              ------
Current Assets
  Cash............................................................ $   173  $   333
  Accounts receivable, less allowance for doubtful accounts of
   $321 in 1996 and $334 in 1997..................................  11,524   13,108
  Inventories.....................................................  13,168   12,795
  Other current assets............................................     695      505
                                                                   -------  -------
      Total current assets........................................  25,560   26,741
Property, Plant and Equipment
  Land............................................................   1,910    1,490
  Buildings and improvements......................................  11,978   11,710
  Machinery and equipment.........................................  47,850   49,867
  Furniture and fixtures..........................................   5,153    4,055
                                                                   -------  -------
  Property, plant and equipment...................................  66,891   67,122
    Less accumulated depreciation.................................  32,171   35,238
                                                                   -------  -------
      Property, plant and equipment, net..........................  34,720   31,884
Other Assets
  Goodwill, net...................................................   2,937    2,644
  Prepaid pension (Note 4)........................................     489      478
  Other...........................................................      77      157
                                                                   -------  -------
      Total other assets..........................................   3,503    3,279
                                                                   -------  -------
      Total assets................................................ $63,783  $61,904
                                                                   =======  =======
               LIABILITIES AND STOCKHOLDER'S EQUITY
               ------------------------------------
Current Liabilities
  Accounts payable................................................ $ 4,293  $ 3,697
  Accrued vacation................................................     577      565
  Restructuring liability (Note 5)................................     728       --
  Accrued customer rebates........................................     852    1,477
  Other accrued liabilities.......................................   1,842    2,996
                                                                   -------  -------
      Total current liabilities...................................   8,292    8,735
Deferred income taxes (Note 2)....................................   2,259    3,291
Commitments and contingencies (Note 3)............................     --       --
                                                                   -------  -------
      Total liabilities...........................................  10,551   12,026
Stockholder's Equity (Note 1)
  Common stock, Sealright Manufacturing-East, Inc. $.10 par value,
   750 shares authorized, 100 shares issued and outstanding.......    *        *
  Common stock, Venture Packaging, Inc. $.01 par value, 30,000
   shares authorized, 100 shares issued and outstanding...........    *        *
  Additional paid-in capital......................................  49,718   49,587
  Retained earnings...............................................   3,514      291
                                                                   -------  -------
      Total stockholder's equity..................................  53,232   49,878
                                                                   -------  -------
      Total liabilities and stockholder's equity.................. $63,783  $61,904
                                                                   =======  =======

--------
*  Less than $1,000.

        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
Net Sales........................................ $110,200  $100,299  $ 95,491
  Cost of Sales..................................   97,000    87,831    88,746
                                                  --------  --------  --------
Gross Profit.....................................   13,200    12,468     6,745
  SG&A Expense...................................   15,733    15,136    12,642
  Net Restructuring (Gain) Expense...............    6,866     1,893      (988)
                                                  --------  --------  --------
Operating Loss...................................   (9,399)   (4,561)   (4,909)
  Income Taxes (Note 2)..........................   (3,225)   (1,542)   (1,686)
                                                  --------  --------  --------
Net Loss......................................... $ (6,174) $ (3,019) $ (3,223)
                                                  ========  ========  ========
Net loss per share (Note 1):
  Basic and diluted.............................. $  (1.12) $  (0.55) $  (0.58)
                                                  ========  ========  ========




        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                PAID IN
                                                CAPITAL                TOTAL
                                         COMMON  (NOTE   RETAINED  STOCKHOLDER'S
                                         STOCK    6)     EARNINGS     EQUITY
                                         ------ -------  --------  -------------
Balance at December 31, 1994............    *   $55,881  $12,707      $68,588
  Net loss..............................  --        --    (6,174)      (6,174)
  Contributions from Parent.............  --      1,016      --         1,016
                                          ---   -------  -------      -------
Balance at December 31, 1995............    *    56,897    6,533       63,430
  Net loss..............................  --        --    (3,019)      (3,019)
  Distribution to Parent................  --     (7,179)     --        (7,179)
                                          ---   -------  -------      -------
Balance at December 31, 1996............    *    49,718    3,514       53,232
  Net loss..............................  --        --    (3,223)      (3,223)
  Distribution to Parent................  --       (131)      --         (131)
                                          ---   -------  -------      -------
Balance at December 31, 1997............    *   $49,587  $   291      $49,878
                                          ===   =======  =======      =======

--------
  *Less than $1,000.


        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................... $(6,174) $(3,019) $(3,223)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation & amortization......................   6,619    6,693    5,832
  Deferred income taxes............................  (1,745)    (118)   1,032
  Gain from disposal of assets.....................     (35)     --       (53)
  Restructuring expense (gain).....................   6,866    1,893     (988)
Changes in assets and liabilities:
  Accounts receivable, net.........................   1,451    1,721   (1,584)
  Inventories......................................    (950)   2,725      373
  Accounts payable.................................    (279)  (1,866)    (596)
  Net restructuring liability......................    (127)  (1,839)    (728)
  Other............................................  (2,186)    (170)   1,640
                                                    -------  -------  -------
    Total adjustments..............................   9,614    9,039    4,928
                                                    -------  -------  -------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......... $ 3,440  $ 6,020  $ 1,705
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.............................  (6,849)  (1,363)  (5,432)
  Proceeds from disposal of assets.................      90      193    3,567
                                                    -------  -------  -------
NET CASH USED IN INVESTING ACTIVITIES.............. $(6,759) $(1,170) $(1,865)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt...................... $(1,009) $   --   $   --
  Contributions from (distributions to) Parent,
   net.............................................   2,639   (4,880)     320
                                                    -------  -------  -------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES...   1,630   (4,880)     320
                                                    -------  -------  -------
Net increase (decrease) in cash.................... $(1,689) $   (30) $   160
CASH, Beginning of Year............................ $ 1,892  $   203  $   173
                                                    -------  -------  -------
CASH, End of Year.................................. $   203  $   173  $   333
                                                    =======  =======  =======

        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. PRINCIPLES OF COMBINATION--The accompanying financial statements include the accounts of two wholly owned subsidiaries of Sealright Co., Inc. (the Parent) and the accounts of a portion of the Parent and another subsidiary. The resulting entity operates the San Leandro, California, Charlotte and Raleigh, North Carolina, and Akron, Ohio, facilities and is collectively referred to as JPS Packaging Company or the Company. All significant intercompany accounts and transactions have been eliminated in combination.

  Subsequent to December 31, 1997, the Company was reorganized and incorporated as a Delaware corporation. Upon consummation of the reorganization, the Company is authorized to issue 15,000,000 shares of common stock, $0.01 par value. The Company has one wholly owned subsidiary, incorporated in North Carolina.

  A portion of selling, general and administrative expenses have been included in the statements of operations based on management's estimate of an equitable allocation of shared corporate services. These expenses may not be indicative of the Company's cost structure in the future. The estimated expense was approximately $2,000,000 in 1995, $3,200,000 in 1996 and $5,700,000 in 1997.
The amount of allocated corporate expense has increased, in part, due to continued centralization of various functions as a result of restructuring the Parent and the Company.

  B. DESCRIPTION OF BUSINESS--The Company manufactures flexible packaging material and label application machinery primarily for the food and beverage industries. The Company was formed as the result of acquisitions by the Parent.

  C. INVENTORIES--Inventories are stated at the lower of cost or market. Finished products, work in process and raw material inventories are carried at last-in, first-out (LIFO) cost. Certain machine parts and supplies inventories are carried at first-in, first-out (FIFO) cost. Inventories include the cost of material, labor and factory overhead required in the production of the Company's products as follows:

                                                                AS OF DECEMBER
                                                                      31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
Inventories carried on LIFO basis
  Raw materials................................................ $ 2,898 $ 3,639
  Work in process..............................................   1,909   1,418
  Finished goods...............................................   6,555   5,492
                                                                ------- -------
    Total FIFO basis........................................... $11,362 $10,549
  FIFO basis in excess of LIFO basis...........................     139     231
                                                                ------- -------
    Total LIFO basis...........................................  11,501  10,780
Inventories carried on FIFO basis..............................   1,667   2,015
                                                                ------- -------
      Total.................................................... $13,168 $12,795
                                                                ======= =======

  D. PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment has been recorded at cost. Such assets are being depreciated over their estimated useful lives using the straight-line method as follows:

             Buildings and improvements                          5 to 45 years
             Machinery and equipment                             3 to 15 years
             Furniture and fixtures                              3 to 8 years

  Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets retired are removed from the accounts, and any resulting gains or losses are reflected in current income.

                             JPS PACKAGING COMPANY

  E. GOODWILL--The excess of purchase price over fair value of net assets acquired is being amortized on a straight-line basis over 20 years. Accumulated amortization was $2,937,000 and $3,231,000, as of December 31, 1996 and 1997, respectively. The related amortization expense charged to operations during each of the years ended December 31, 1995, 1996 and 1997 was $294,000.

  The Company assesses the recoverability of long-lived assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on expected discounted future operating cash flows using a discount rate reflecting the Company's expected cost of borrowing. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

  F. INCOME TAXES--Pursuant to the allocation policy of the Parent, income taxes are provided on a stand- alone basis (Note 2). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  G. RESEARCH AND DEVELOPMENT--Research and development costs are charged to expense as incurred, and were $1,070,000, $830,000, and $547,000 in 1995,
1996, and 1997, respectively. Research and development costs are classified as part of Selling, General and Administrative expense.

  H. EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share, which revised the calculation and presentation of earnings per share. SFAS No. 128 became effective for the Company's fiscal year ending December 31, 1997. Net loss per share amounts have been presented under SFAS No. 128.

  The number of shares used in the computation of earnings per share is the number of outstanding common shares of the Parent adjusted for the Exchange Ratio of one-half share of the Company for each share of the Parent. The weighted average number of common shares used in the computation were 5,534,000 in 1995 and 5,536,000 in 1996 and 1997. There were no dilutive securities.

  I. REVENUE RECOGNITION--Revenue from the sale of packaging and packaging equipment is recognized at the time of shipment to the customer.

  J. FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company has various financial instruments comprised of cash, trade and notes receivable and trade and other payables. The carrying amounts of short-term assets and liabilities, approximate fair value due to the short duration of these instruments.

  K. USE OF ESTIMATES--Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results may differ from those estimates.

  L. NEW ACCOUNTING PRONOUNCEMENTS--In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of items that may affect shareholder equity but are not components of reported net income. The Company does not have any items that would require additional reporting but will adopt SFAS No. 130 in the first quarter of 1998.

                             JPS PACKAGING COMPANY

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement supersedes and expands on the segment disclosure requirements of SFAS No. 14. The statement requires certain financial disclosures about business segments. The definition of business segments has been changed from an industry definition to that of a management definition. The Company will adopt the provisions of SFAS No. 131 effective December 31, 1998. It is not expected that the statement will require additional financial statement disclosure.

  In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The statement standardizes and expands the disclosure requirements of prior pronouncements in order to facilitate enhanced financial analysis. The Company will adopt the provisions of SFAS No. 132 effective December 31, 1998.

2. INCOME TAXES

  Taxes from operations were as follows:

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                      1995      1996     1997
                                                     -------  --------  -------
                                                          (IN THOUSANDS)
Current
  Federal........................................... $(1,445)     (855) $   --
  State and local...................................     (35)     (134)      39
                                                     -------  --------  -------
    Total current tax provision (benefit)...........  (1,480)     (989)      39
Deferred
  Federal...........................................  (1,535)     (104)     898
  State and local...................................    (210)      (14)     134
                                                     -------  --------  -------
    Total deferred tax provision (benefit)..........  (1,745)     (118)   1,032
                                                     -------  --------  -------
      Total tax provision (benefit)................. $(3,225) $ (1,107) $ 1,071
                                                     =======  ========  =======

  A reconciliation of the income tax provision (benefit) from operations to the statutory Federal rate is as follows:

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
Statutory Federal tax rate......................... $(3,196) $(1,551) $ (1,669)
Non-deductible expenses............................     133      107        97
State income and franchise taxes...................    (162)     (98)     (114)
                                                    -------  -------  --------
    Total.......................................... $(3,225) $(1,542) $ (1,686)
                                                    =======  =======  ========

  The operations of the Company were historically included in the consolidated Federal income tax returns of the Parent. The policy of the Parent was to allocate consolidated Federal income tax expense to members of the affiliated group, including the Company on a stand-alone basis. The tax benefit on net operating losses is credited by the Parent through intercompany payables/receivables (Note 6).

                             JPS PACKAGING COMPANY

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1997 are as follows:

                                                                 AS OF DECEMBER
                                                                      31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Accrued restructuring liability............................... $  269 $   --
  Accrued vacation and other compensation.......................    215     289
  Accrued workers' compensation reserve.........................     73      98
  Other reserves................................................    783     613
                                                                 ------ -------
    Total gross deferred tax assets.............................  1,340   1,000
                                                                 ------ -------
Deferred tax liabilities:
  Property, plant and equipment.................................  3,113   3,741
  Inventories...................................................    301     373
  Prepaid pension, net..........................................    185     177
                                                                 ------ -------
    Total gross deferred tax liabilities........................  3,599   4,291
                                                                 ------ -------
    Net deferred tax liability.................................. $2,259 $ 3,291
                                                                 ====== =======

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance was recorded at December 31, 1996 and 1997.

3. COMMITMENTS AND CONTINGENCIES

  Future minimum rental payments required under the terms of operating leases that have initial or remaining non-cancelable lease terms in excess of one year from December 31, 1997, are as follows

                                            (IN THOUSANDS)
             December 31, 1998............       $128
                          1999............       117
                          2000............       111
                          2001............       107
                          2002............        47

  Principal operating leases are for equipment, warehouse facilities and office space. Rent expense related to operations for all operating leases was $377,000, $244,000 and $182,000 in 1995, 1996 and 1997, respectively.

  At December 31, 1997, the Parent had a stand-by letter of credit outstanding totaling $400,000 securing an environmental liability related to the Charlotte, North Carolina facility, formerly owned by the Company. The Parent also had a stand-by letter of credit outstanding securing a workers' compensation policy, of which an estimated $186,000 is for the benefit of the Company.

  The Company is a party to various legal and environmental matters incidental to its business. In the opinion of management, these matters will not have a material impact on the Company's financial statements. Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

                             JPS PACKAGING COMPANY

4. EMPLOYEE BENEFIT PLANS

  The Company sponsors a defined benefit pension plan covering the hourly employees at its Akron, Ohio location. Benefits are based on a flat rate per year of service.

  The funded status of the plan was as follows:

                                                                      AS OF
                                                                    DECEMBER
                                                                       31,
                                                                   ------------
                                                                   1996   1997
                                                                   -----  -----
                                                                       (IN
                                                                   THOUSANDS)
Actuarial present value of benefit obligations:
Vested benefits................................................... $ 721  $ 853
Non-vested benefits...............................................    29    106
                                                                   -----  -----
Projected benefit obligation......................................   750    959
Estimated fair value of plan assets............................... 1,275  1,565
                                                                   -----  -----
Plan assets in excess of the projected benefit obligation.........   525    606
Unrecognized prior service cost...................................    66     62
Unrecognized gain.................................................  (102)  (190)
                                                                   -----  -----
  Net pension asset............................................... $ 489  $ 478
                                                                   =====  =====

  Pension expense consisted of the following:

                                                               FOR THE YEARS
                                                               ENDED DECEMBER
                                                                    31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
                                                               (IN THOUSANDS)
Benefits earned during the year...............................   62  $58   $ 63
Interest cost on projected benefit obligation.................   62   53     54
Actual return on assets....................................... (116) (94)  (100)
Net amortization..............................................    3    3      3
                                                               ----  ---   ----
Net pension expense........................................... $ 11  $20   $ 20
                                                               ====  ===   ====

  In determining the actuarial present value of the projected benefit obligation, the assumed discount rate was 7.75% in 1996 and 7.25% in 1997, respectively. The expected long-term rate of return on assets was 9.25% in 1996 and 1997.

  The Company makes contributions to a defined benefit multi-employer pension plan for certain union employees at its San Leandro, California, manufacturing facility. Amounts contributed to the plan totaled $239,000, $350,000 and $239,000 in 1995, 1996 and 1997, respectively.

5. RESTRUCTURING EXPENSE

  In the fourth quarter of 1995, the Parent announced a functional reorganization and facilities consolidation plan to significantly reduce the cost structure of the Parent and the Company and to improve profitability. The statement of operations for 1995 includes $6,866,000 of pretax charges ($4,395,000 after tax) relating to the Company's portion of this plan. As of December 31, 1995, $128,000 had been paid, $4,721,000 was reflected on the 1995 combined balance sheet as a write down of long-term assets, $1,211,000 was reflected as a write down of current assets and $806,000 of this amount remained in accrued liabilities representing $715,000 related to severance, and $91,000 related to exiting the corporate office lease and legal expenses.

                             JPS PACKAGING COMPANY

  During 1996, the Company moved the machine manufacturing operations formerly conducted in Raleigh, North Carolina, to the DeSoto, Kansas facility and consolidated the manufacturing operations conducted at Charlotte, North Carolina into the Akron, Ohio facility. The costs associated with moving these manufacturing operations and personnel were $1,893,000 during 1996. At December 31, 1996, $728,000 remained on the balance sheet as accrued restructuring liability. Of this amount, $714,000 related to severance, and $14,000 related to legal expenses. These amounts were paid during 1997.

  During the second quarter of 1997, the Company sold the Charlotte, North Carolina facility for a gain of $1,235,000, offsetting expenses of $247,000 related to completing the consolidation of the Charlotte facility.

  The net number of employees affected as a result of the restructuring during 1996 was 100, or a reduction of 6%. Affected employees are from the salaried and hourly groups of the Company and include senior management, middle management, clerical, and production employees.

6. RELATED PARTY TRANSACTIONS

  During the prior three years, the Company recorded gross profit from sales to the Parent in the following amounts:

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
      Sales................................................ $1,280 $1,595 $1,781
      Gross Profit.........................................    441    615    197

  The Company has historically relied on funding from the Parent. Generally, funding was in the form of intercompany receivables/payables that were not, and will not be, settled in cash. Accordingly, such amounts are reflected additional paid-in capital in the accompanying combined financial statements.

  The Company contributed machinery and equipment to the Parent of $1,623,000 and $2,299,000 in 1995 and 1996, respectively. Capital contributions of machinery and equipment of $451,000 were made from the Parent to the Company in 1997.

7. SUMMARIZED QUARTERLY DATA

  The Company's unaudited quarterly data for 1997 is as follows:

                                                   1997
                          ------------------------------------------------------
                          1ST QUARTER 2ND QUARTER 3RD QUARTER 4TH QUARTER TOTAL
                          ----------- ----------- ----------- ----------- ------
Net sales...............    25,186      25,742      22,944      21,619    95,491
Gross Profit............     2,490       2,422         914         919     6,745
Operating Profit (Loss).      (980)        553      (1,838)     (2,644)   (4,909)
Net Income (Loss).......      (643)        363      (1,213)     (1,730)   (3,223)
Net Income (Loss) Per
 Share--Basic & Diluted.     (0.12)       0.07       (0.22)      (0.31)    (0.58)

                             JPS PACKAGING COMPANY

                       COMBINED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    (UNAUDITED)
                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                        ASSETS
                        ------
Current Assets
  Cash................................................   $   333      $   289
  Accounts receivable, less allowance for doubtful
   accounts of $327 in 1997 and $333 in 1998..........    13,108       11,242
  Inventories.........................................    12,795       12,987
  Other current assets................................       505        1,227
                                                         -------      -------
    Total current assets..............................    26,741       25,745
Property, Plant and Equipment, net....................    31,884       30,967
Other Assets
  Goodwill, net.......................................     2,644        2,571
  Other...............................................       635          637
                                                         -------      -------
    Total assets......................................   $61,904      $59,920
                                                         =======      =======
         LIABILITIES AND STOCKHOLDER'S EQUITY
         ------------------------------------
Current Liabilities
  Accounts payable....................................   $ 3,697      $ 4,152
  Other current liabilities...........................     5,038        4,354
                                                         -------      -------
    Total current liabilities.........................     8,735        8,506
Deferred income taxes.................................     3,291        3,441
                                                         -------      -------
    Total liabilities.................................    12,026       11,947
Stockholder's Equity (Note 1)
  Common stock, Sealright Manufacturing--East, Inc.
  $.10 par value, 750 shares authorized, 100 shares
   issued and outstanding                                      *            *
  Common stock, Venture Packaging, Inc. $.01
  par value, 30,000 shares authorized, 100 shares
   issued and outstanding                                      *            *
  Additional paid-in capital..........................    49,587       48,834
  Retained earnings (deficit).........................       291         (861)
                                                         -------      -------
    Total stockholder's equity........................    49,878       47,973
                                                         -------      -------
    Total liabilities and stockholder's equity........   $61,904      $59,920
                                                         =======      =======

--------
*  Less than $1,000.

        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                (UNAUDITED)
                                                                THREE-MONTH
                                                               PERIODS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Net Sales.................................................... $25,186  $20,416
  Cost of Sales..............................................  22,696   18,837
                                                              -------  -------
Gross Profit.................................................   2,490    1,579
  SG&A Expense...............................................   3,279    3,334
  Net Restructuring Expense..................................     191      --
                                                              -------  -------
Operating Loss...............................................    (980)  (1,755)
  Income Taxes...............................................    (337)    (603)
                                                              -------  -------
Net Loss..................................................... $  (643) $(1,152)
                                                              =======  =======
Net loss per share:
  Basic and diluted.......................................... $ (0.12) $ (0.21)
                                                              =======  =======


        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               (UNAUDITED)
                                                               THREE-MONTH
                                                              PERIODS ENDED
                                                                MARCH 31,
                                                             ----------------
                                                              1997     1998
                                                             -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................................... $  (643) $(1,152)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
  Depreciation & amortization...............................   1,530    1,326
  Other.....................................................     202      150
Changes in assets and liabilities, net......................  (2,317)     722
                                                             -------  -------
NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES........................................ $(1,228) $ 1,046
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................  (1,482)    (358)
  Proceeds from disposal of assets..........................     --        21
                                                             -------  -------
NET CASH USED IN INVESTING ACTIVITIES....................... $(1,482) $  (337)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash contributions from (distributions to) parent.........   2,537     (753)
                                                             -------  -------
Net decrease in cash........................................ $  (173) $   (44)
CASH, Beginning of Period................................... $   173  $   333
                                                             -------  -------
CASH, End of Period......................................... $   --   $   289
                                                             =======  =======


        The accompanying notes are an integral part of these statements.

                             JPS PACKAGING COMPANY

         NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

  1. BASIS OF PRESENTATION--The accompanying financial statements include the accounts of two wholly owned subsidiaries of Sealright Co., Inc. (the Parent) and the accounts of a portion of the Parent and another subsidiary. The resulting entity operates the San Leandro, California, Charlotte and Raleigh, North Carolina, and Akron, Ohio, facilities and is collectively referred to as JPS Packaging Company or the Company. All significant intercompany accounts and transactions have been eliminated in combination.

  The information included in these combined condensed financial statements reflects all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented.

  A portion of selling, general and administrative expenses have been included in the statements of operations based on management's estimate of an equitable allocation of shared corporate services. These expenses approximate what the Company would have incurred had it operated on a stand-alone basis for all periods presented, but may not be indicative of the Company's cost structure in the future. The estimated expense was approximately $1,470,000 in 1997 and $1,640,000 in 1998. The amount of allocated corporate expense has increased, in part, due to continued centralization of various functions as a result of restructurings by the Parent and the Company.

  Subsequent to March 31, 1998, the Company was reorganized and incorporated as a Delaware corporation. Upon consummation of the reorganization, the Company is authorized to issue 15,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. The Company has one wholly owned subsidiary, incorporated in North Carolina.

  2. EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share," which revised the calculation and presentation of earnings per share. SFAS No. 128 became effective for the Company's fiscal year ending December 31, 1997. Basic and diluted net loss per share amounts have been presented under SFAS No. 128.

  The number of shares used in the computation of earnings per share is the number of outstanding common shares of the Parent adjusted for the Exchange Ratio of one-half share of the Company for each share of the Parent. The weighted average number of common shares used in the computation were 5,536,000 in 1997 and 5,539,000 in 1998. There were no dilutive securities.

  3. ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT--The Company adopted Financial Accounting Standards Board No. 130, "Reporting Comprehensive Income," in the first quarter of 1998, however the Company had no items that would be considered components of comprehensive income.

  4. INCOME TAXES--The operations of the Company were historically included in the consolidated Federal income tax returns of the Parent. The policy of the Parent was to allocate consolidated Federal income tax expense to members of the affiliated group, including the Company, on a stand-alone basis. The Agreement and Plan of Merger, dated as of March 2, 1998 provides for the reimbursement of 1998 tax benefits to the Company provided that Huhtamaki Oy is able to realize the benefit. In the event that Huhtamaki Oy is able to utilize this benefit, the benefit associated with the Company's tax losses from January 1, 1998 to March 31, 1998, the Company will receive a commensurate cash payment from Huhtamaki Oy. Due to the uncertainty of realization of this payment from Huhtamaki Oy, such payment has not been reflected as a receivable from Huhtamaki Oy in the accompanying financial statements.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 HUHTAMAKI OY,

                          SEAL ACQUISITION CORPORATION

                                      AND

                              SEALRIGHT CO., INC.

                                 MARCH 2, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I DEFINITIONS.....................................................   1
   1.1  Defined Terms.....................................................   1
   1.2  Additional Terms..................................................   6
ARTICLE II TERMS OF THE MERGER............................................   6
   2.1  The Merger........................................................   6
   2.2  Effective Time....................................................   6
   2.3  Closing...........................................................   6
   2.4  Ancillary Agreements..............................................   6
ARTICLE III CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
   COMPANY................................................................   7
   3.1  Certificate of Incorporation......................................   7
   3.2  The Bylaws........................................................   7
ARTICLE IV DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY................   7
   4.1  Directors.........................................................   7
   4.2  Officers..........................................................   7
ARTICLE V MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY
   SHARES IN THE MERGER...................................................   7
   5.1  Merger Consideration..............................................   7
   5.2  Cancellation of Company Shares....................................   7
   5.3  Payment for Company Shares........................................   8
   5.4  Dissenting Shares.................................................   9
   5.5  Transfer of Company Shares After the Effective Time...............   9
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  10
   6.1  Capitalization....................................................  10
   6.2  Corporate Organization, Qualification and Power...................  10
   6.3  Authorization of Agreement and Merger.............................  11
   6.4  Enforceable Agreement.............................................  11
   6.5  No Conflicts, Violations, Breaches or Defaults....................  11
   6.6  Company SEC Reports...............................................  11
   6.7  Financial Statements; Accounting Matters..........................  12
   6.8  Absence of Certain Changes........................................  12
   6.9  Proxy Statement; S-4 Registration Statement.......................  12
   6.10 Litigation........................................................  12
   6.11 Taxes.............................................................  13
   6.12 Employee Matters..................................................  13
   6.13 Environmental Laws and Regulations................................  14
   6.14 Compliance with Applicable Laws...................................  15
   6.15 Title to Properties...............................................  15
   6.16 Intellectual Property.............................................  15
   6.17 Insurance.........................................................  16
   6.18 DGCL Section 203..................................................  16
   6.19 Material Contracts................................................  16
   6.20 Authorization of Flexible Shares..................................  17
   6.21 Broker's Fees.....................................................  17
   6.22 Opinions of Financial Advisors....................................  17
   6.23 Liabilities.......................................................  17

                                                                           PAGE
                                                                           ----
   6.24 Sufficiency of Assets.............................................  17
   6.25 Solvency of the Flexible Company..................................  17
   6.26 Flexible Company..................................................  18
   6.27 Venture Packaging.................................................  18
   6.28 Permitted Asset Sale..............................................  18
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......  18
   7.1  Corporate Organization, Qualification and Power...................  18
   7.2  Authorization of Agreement and Merger.............................  18
   7.3  Enforceable Agreement.............................................  18
   7.4  No Conflicts, Violations, Breaches or Defaults....................  18
   7.5  Proxy Statement; S-4 Registration Statement.......................  19
   7.6  Financing.........................................................  19
   7.7  Broker's Fees.....................................................  19
   7.8  Interim Operations of Merger Sub..................................  19
ARTICLE VIII CONDUCT PENDING THE CLOSING AND COVENANTS....................  20
   8.1  Conduct of Business by Company....................................  20
   8.2  Conduct of the Company as to Employee Matters.....................  21
   8.3  Sale of Certain Assets............................................  21
   8.4  Conduct of Business of Merger Sub.................................  21
   8.5  Acquisition Proposals.............................................  22
   8.6  Stockholders' Approval; Proxy Statement...........................  22
   8.7  Reasonable Best Efforts...........................................  23
   8.8  Notification of Certain Matters...................................  23
   8.9  HSR...............................................................  23
   8.10 Representations and Warranties....................................  24
   8.11 Access to/Confidentiality of Information..........................  24
   8.12 Publicity.........................................................  24
   8.13 Indemnification of Directors and Officers.........................  24
   8.14 Employees.........................................................  24
   8.15 Amendment of Options..............................................  24
   8.16 Conduct of Flexible Business......................................  25
ARTICLE IX CONDITIONS.....................................................  25
   9.1  Conditions to Each Party's Obligation to Close....................  25
   9.2  Additional Conditions to the Obligations of Parent and Merger Sub
   to Close...............................................................  25
   9.3  Additional Conditions to the Company's Obligation to Close........  27
ARTICLE X TERMINATION AND REMEDIES........................................  27
  10.1  Termination.......................................................  27
  10.2  Effect of Termination.............................................  28
ARTICLE XI GENERAL PROVISIONS.............................................  29
  11.1  Expenses..........................................................  29
  11.2  Nonsurvival.......................................................  29
  11.3  Further Documents.................................................  29
  11.4  Modification or Amendment.........................................  29
  11.5  Waiver............................................................  30
  11.6  Notices...........................................................  30
  11.7  Governing Law.....................................................  30
  11.8  Entire Agreement..................................................  31

                                                                            PAGE
                                                                            ----
  11.9  Construction.......................................................  31
  11.10 Binding Effect.....................................................  31
  11.11 Assignment.........................................................  31
  11.12 Counterparts.......................................................  31
  11.13 Obligation of Parent...............................................  31
  11.14 Validity...........................................................  31

                                LIST OF EXHIBITS

Exhibit 2.4(a)  Tax Procedures Agreement
Exhibit 2.4(b)  Intellectual Property License Agreement

                               LIST OF SCHEDULES

Schedule 1.1    Excluded Assets
Schedule 1.2    Excluded Liabilities
Schedule 1.3    Term Sheet for a Permitted Transaction
Schedule
 8.1(e)         Permitted Restructuring
Schedule
 8.1(h)         Permitted Capital Expenditures
Schedule 8.3    Permitted Asset Sales
Schedule
 8.14(a)        Company Employment Agreements and Termination Agreements

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 2, 1998, by and among HUHTAMAKI OY, a corporation organized under the laws of Finland ("Parent"), SEAL ACQUISITION CORPORATION, a Delaware corporation, which is a wholly owned indirect subsidiary of Parent ("Merger Sub"), and SEALRIGHT CO., INC., a Delaware corporation (the "Company").

                                   RECITALS

  A. The respective Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their companies and respective stockholders that Merger Sub be merged with and into the Company, and, to that end, have approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement and Plan of Merger.

  B. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish certain conditions precedent to, the Merger.

  C. Parent and Merger Sub are unwilling to enter into this Agreement unless certain stockholders of the Company concurrently with the execution and delivery of this Agreement enter into Irrevocable Proxy and Option Agreements (each an "Irrevocable Proxy") between Parent and George K. Baum Group, Inc.,
G. Kenneth Baum Trust, William D. Thomas Trust, among other things the grant by such stockholders of (i) an irrevocable proxy in favor of Parent with respect to all shares of Common Stock owned by such Persons, and (ii) the option, under certain circumstances, to purchase all shares of Common Stock owned by such Persons, and the Board of Directors of the Company has approved the execution and delivery of the Irrevocable Proxies.

                                   AGREEMENT

  In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows.

                                   ARTICLE I

                                  DEFINITIONS

  1.1 Defined Terms. As used herein the following terms shall have the following meanings:

    Acquisition Proposal: Any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries (other than with respect to a Permitted Transaction) or of over 10% of any class of equity securities of the Company or any of its Subsidiaries (other than the Flexible Company), any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries (other than the Flexible Company), any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the Transactions or a Permitted Transaction), or any other transaction (other than a Permitted Transaction) the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the Transactions.

    Additional Agreements: Those agreements listed in this Agreement and attached hereto, either as of the date hereof or, subject to the mutual agreement of the parties, prior to Closing, as exhibits and incorporated herein by reference, including but not limited to the Confidentiality Agreement, as well as all assignments and Ancillary Agreements necessary to effectuate the Merger, but excluding any assignments or agreements associated with Permitted Restructuring or Permitted Transactions.

    Agreement: This Agreement and Plan of Merger, including the preamble, recitals, exhibits and schedules hereto, all of which are hereby incorporated herein by reference and made a part hereof, as may be amended from time to time pursuant to the terms hereof.

    Ancillary Agreements: Those agreements described in Section 2.4.

    Certificates: The certificates representing Company Shares to be surrendered pursuant to Section 5.3 in exchange for the Merger
  Consideration and the Redemption Consideration.

    Certificate of Merger: The document to be prepared by the parties hereto, in compliance in all respects with the requirements of the DGCL and the provisions of this Agreement and which shall be filed with the Secretary of State of the State of Delaware.

    Closing: A meeting for the purpose of concluding the Transactions to be held at the place and on the date fixed in accordance with Section 2.3.

    Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    Company: Shall have the meaning set forth in the preamble to this Agreement.

    Company Disclosure Letter: That letter from the Company to Parent to be delivered upon the execution of this Agreement, and updated, subject to the approval of Parent, and redelivered at the Closing, which sets forth certain disclosures concerning the Company and its business.

    Company Intellectual Property Rights: All the domestic and foreign patents, trademarks (registered or unregistered), trade names, service marks and copyrights registered and unregistered and applications relating to any of the foregoing, computer software, data bases, inventions, trade secrets and proprietary information of any type owned by or licensed to the Company or any of its Subsidiaries, except those Intellectual Property Rights that are Excluded Assets.

    Company Permits: All permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries, except those that relate exclusively to the Flexible Business.

    Company SEC Reports: The forms, reports and documents filed by the Company with the SEC since January 1, 1993, together with any amendments or supplements thereto, any exhibits or schedules thereto and any materials or information incorporated by reference therein.

    Company Shares: The Company Stock issued and outstanding immediately prior to the Effective Time.

    Company Stock: The shares of common stock, $.10 par value per share, of the Company.

    Company Stockholders Meeting: The meeting of the stockholders of the Company to be held in connection with the vote of such stockholders with respect to the Merger.

    Company Transaction Expenses: That portion, if any, of the aggregate out-of-pocket expenses incurred by the Company in connection with the Transactions, Permitted Restructuring or the Permitted Transactions (including but not limited to investment banking, legal and accounting fees and expenses, printing costs and SEC filing fees) in excess of four million dollars ($4,000,000).

    Confidentiality Agreement: The confidentiality agreement between Parent and the Company, dated December 2, 1997.

    DGCL: The General Corporation Law of the State of Delaware.

    Dissenting Shares: Company Shares which are held by stockholders who have properly complied with the provisions of Section 262 of the DGCL with respect to appraisal rights.

    Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

    Environmental Claim: Any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any environmental Law.

    ERISA: The Employee Retirement Income Security Act of 1974, as amended.

    Exchange Act: The Securities Exchange Act of 1934, as amended (15 U.S.C.
  (S) 78a et. seq.).

    Excluded Assets: The stock of the Flexible Company and those assets used exclusively in the Flexible Business, and described on Schedule 1.1, which are owned by the Flexible Company, or which shall be transferred to it in connection with the Permitted Restructuring, or, in the alternative may be sold by the Company prior to the Closing pursuant to a Permitted Transaction.

    Excluded Liabilities: Those liabilities directly and exclusively related to the Excluded Assets and the Flexible Business, and described on Schedule 1.2, which are the liability of the Flexible Company or which shall be assumed by the Flexible Company in connection with the Permitted Restructuring, or, in the alternative, may be assumed in connection with the Excluded Assets in connection with a Permitted Transaction.

    Flexible Business: The business of manufacturing and selling flexible packaging and labeling for the food, dairy and beverage market (excluding the Company's Australian operations), and machines for the application of sleeve labels to plastic bottles, operated by the Company, directly and through certain of its subsidiaries.

    Flexible Buyer: A buyer of the Excluded Assets and Excluded Liabilities pursuant to a Permitted Transaction.

    Flexible Company: Sealright Manufacturing-East, Inc., a wholly-owned Subsidiary of the Company, incorporated under the Laws of the State of Ohio.

    Flexible Company Material Adverse Effect: Any adverse change in the business, assets, liabilities, operations, prospects, condition (financial or otherwise), or results of operations of the Flexible Company, including any of its Subsidiaries, which is material to the Flexible Company and its Subsidiaries, taken as a whole.

    Flexible Shares: The outstanding capital stock of the Flexible Company which shall be distributed to the Company's stockholders as the Redemption Consideration.

    Governmental Authority: The federal government, any state, county, municipal, local or foreign government and any agency, bureau, commission, authority or body of any of the foregoing.

    HSR: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    Intellectual Property Rights: Domestic and foreign patents, trademarks (registered or unregistered), trade names, service marks and copyrights (registered and unregistered) and applications relating to any of the foregoing, computer software, databases, inventions, trade secrets and proprietary information of any type.

    Judgment: Any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any binding adjudicative order of or by a Governmental Authority.

    Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

    Lien: Any mortgage, lien or encumbrance of any kind whatsoever, which (i) creates or confers or purports to create or confer an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves or purports to retain or reserve such an interest for such purpose; (ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (iii) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Law, Judgment or any binding contract.

    Material Adverse Effect: Any adverse change in the business, assets, liabilities, operations, prospects, condition (financial or otherwise), or results of operations of the Company or any of the Company's Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, but shall exclude any adverse change in the Flexible Business.

    Merger: The merger of Merger Sub into and with the Company at Closing, as set forth in Section 2.1.

    Merger Consideration: $11.00 per Company Share, in cash.

    Merger Payment Fund: That amount of (i) cash equal to the aggregate amount of the Merger Consideration and the cash portion of the Redemption Consideration payable, if any, pursuant to Section 5.1 and, if applicable,
  (ii) all of the issued and outstanding Flexible Shares, all of which shall be delivered to the Paying Agent in accordance with the provisions of this Agreement.

    Merger Sub: Shall have the meaning set forth in the preamble of this Agreement.

    Option: Each option to purchase Company Stock issued pursuant to any of the Company's Option Plans, or otherwise granted by agreement to the Company's employees, outstanding immediately prior to the Effective Time, whether or not vested.

    Option Plans: The Company's 1995 Stock Option Plan and The Company's Amended and Restated 1987 Stock Option Plan.

    Parent: Shall have the meaning set forth in the preamble of this Agreement.

    Paying Agent: Shall have the meaning set forth in Section 5.3(a) of this Agreement.

    Permitted Restructuring: The transfer of Excluded Assets and Excluded Liabilities to the Flexible Company from the Company and its other Subsidiaries, for the purpose of facilitating the distribution of the Flexible Shares as a part of the Redemption Consideration or the Permitted Transactions, as described on Schedule 8.1(e), provided that all such transfers shall qualify as Tax free transfers and no deferred gains shall be created by such transfers.

    Permitted Transaction: Sale, in one or more transactions, of all, but not less than all, of Excluded Assets (including the stock of the Flexible Company), to, and the assumption of all of the Excluded Liabilities by, Flexible Buyers prior to the Closing, consistent with the provisions set forth on Schedule 1.3 to the Company Disclosure Letter.

    Person: Any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind or Governmental Authority.

    Proxy Statement: The proxy statement and form of proxy in connection with the vote of the stockholders of the Company with respect to the Merger and this Agreement, together with any amendments thereof or supplements thereto and all materials incorporated by reference therein, in the form mailed to the Company's stockholders.

    Redemption Consideration: One-half of a Flexible Share per Company Share, or in lieu thereof, a pro rata share of the net sales proceeds reduced by Tax liabilities resulting from the sale of the Excluded Assets pursuant to Permitted Transactions, which shall be distributed to the holders of Company Shares with respect to each such share owned at the Effective Time, in partial redemption of the outstanding Company Stock. The aggregate after Tax sales proceeds shall be reduced by the amount of Company Transaction Expenses, if any. The calculation of such after Tax sale proceeds shall assume that such proceeds are taxed at the highest combined federal, state, local, municipal and foreign Tax rates which are applicable to any taxable gain or income on sale. In the event the Flexible Business is sold in a Permitted Transaction prior to the Closing, such proration of such net sales proceeds shall be calculated based on the aggregate number of Company Shares outstanding as of the Effective Time, on a fully-diluted basis.

    Representatives: Directors, officers, employees, legal counsel, financial advisors, accountants or other authorized representatives of any of the parties hereto.

    S-4 Registration Statement. The Company's registration statement on Form S-4, as amended or supplemented, containing the Proxy Statement, filed by the Company with the SEC in connection with the registration under the Securities Act of the Flexible Shares distributable in connection with the Merger.

    SEC: The United States Securities and Exchange Commission.

    Securities Act: The Securities Act of 1933, as amended (15 U.S.C. (S) 77a et. seq.).

    Stock Plan: Any plan, agreement, program or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest or right in respect of any capital stock of the Company, including but not limited to the Option Plans or any provisions regarding the foregoing contained as a part of any plan, program, agreement or arrangement.

    Subsidiary: In reference to any Person, any corporation or other legal entity (x) a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or (y) of which such Person controls or has the power to elect or appoint a majority of the Board of Directors or equivalent body of any such Person, or any partnership of which such Person is a general partner.

    Superior Proposal: A bona fide proposal made by a third party to acquire all of the outstanding Company Stock pursuant to a tender offer, to acquire all of the assets of the Company, or all of the assets of the Company, other than the Excluded Assets, or to enter into a merger agreement with the Company, in each case (a) on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to the Company and its stockholders than the Transactions and (b) for which financing, to the extent required, is then committed or which is reasonably capable of being obtained by such third party on commercially reasonable terms as determined in the good faith reasonable judgment of the Board of Directors of the Company (based on the advice of independent outside financial and legal advisors).

    Surviving Company: The Company, which shall be the survivor of the Merger, as set forth in Section 2.1.

    Taxes: All taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

    Tax Returns: All returns, declarations, reports, information returns and statements with respect to Taxes of whatsoever kind.

    Third Party Acquisitions: Any merger or any other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries (other than exclusively related to the Excluded Assets, the Flexible Business or the Flexible Shares) which (a) involves any party (or any affiliates or associates thereof) (i) with whom the Company or its Representatives, had any discussions with respect to any of the foregoing transactions, (ii) to whom the Company or its Representatives, furnished information with respect to or with a view toward any of the foregoing transactions, (iii) who had submitted a proposal or expressed any interest, either to the Company, the Company's Representatives, or publicly, in any of the foregoing transactions (in each such case, after the date hereof and prior to the termination of the Agreement) and (b) provides for direct or indirect consideration for the Company Stock in excess of the Merger Consideration (or in the case of a Third Party Acquisition for the whole Company, including the Flexible Business, in excess of the Merger Consideration plus the Redemption Consideration).

    Transactions: The transactions contemplated by this Agreement, including the Merger, the distribution of the Flexible Shares, and those contemplated by the Additional Agreements, but excluding any Permitted Transactions or Permitted Restructuring.

    Voting Debt: Bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

  1.2 Additional Terms. Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. Terms in the singular shall have the same meanings when used in the plural and vice versa.

                                  ARTICLE II

                              TERMS OF THE MERGER

  2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in which (a) Merger Sub shall be merged into and with the Company in accordance with the DGCL, (b) the separate existence of the Merger Sub shall thereupon cease, (c) the Company shall be the survivor of the Merger and, as the Surviving Company, shall continue its corporate existence under the DGCL as a Subsidiary of Parent, retaining its corporate name, and its other rights, privileges, immunities, powers and franchises, unaffected by the Merger, and shall assume all the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the DGCL.

  2.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto shall prepare and execute a Certificate of Merger setting forth the terms hereof. The Certificate of Merger shall be filed on the date of Closing (or such other date as agreed by Parent and the Company) with the Secretary of State of the State of Delaware in the manner provided in the DGCL and the Merger shall be effective at the Effective Time.

  2.3 Closing. The Closing of the Merger shall occur at the offices of Bryan Cave LLP, 1200 Main Street, Suite 3500, Kansas City, MO 64105, commencing at 10:00 A.M., local time, on the third business day following the date on which the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived, or at such other place, time and date as Parent and the Company may agree.

  2.4 Ancillary Agreements. To the extent that the Ancillary Agreements are not attached as exhibits hereto as of the date hereof, Parent and the Company shall each use their respective reasonable best efforts to negotiate and reach agreement regarding the terms of each of the following Ancillary Agreements:

    (a) Tax Procedures Agreement between the Surviving Company and the Flexible Company substantially in the form of Exhibit 2.4(a) attached hereto, to the allocation of past and future tax liabilities;

    (b) Intellectual Property License Agreement between the Surviving Company and the Flexible Company substantially in the form of Exhibit 2.4(b) attached hereto, with respect to the interim use of certain shared intellectual property by the Flexible Company; and

    (c) Transitional Agreement between the Surviving Company and the Flexible Company to be negotiated with respect to the provision of certain services by the Surviving Company to the Flexible Company and/or the provision of certain services by the Flexible Company to the Surviving Company.

  Unless Parent otherwise consents in its sole discretion, each such Ancillary Agreement, not attached as an Exhibit hereto, shall be entered into on an arm's length basis, shall not extend for a duration in excess of six months (other than the Tax Procedures Agreement) and will otherwise be on terms reasonably satisfactory to Parent. In the event of any inconsistency between the terms set forth in any of the Ancillary Agreements and the terms of this Agreement, the terms of this Agreement shall govern. In the event the Flexible Business is sold in one or more Permitted Transactions prior to the Closing, if requested by the Flexible Buyer(s), Parent and the Company shall each use their respective reasonable best efforts to negotiate and reach agreement regarding the terms of agreements with respect to the matters addressed by the Ancillary Agreements referred to in clauses (a) through (c) of this Section
2.4 with such Flexible Buyer.

                                  ARTICLE III

       CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING COMPANY

  3.1 Certificate of Incorporation. At the Effective Time and in accordance with the DGCL, and without any further action on the part of the Surviving Company, Parent, or the Merger Sub, the Certificate of Incorporation of the Merger Sub, as may be amended by the Certificate of Merger, shall become the Certificate of Incorporation of the Surviving Company.

  3.2 The Bylaws. At the Effective Time and without any further action on the part of the Surviving Company, Parent, or the Merger Sub, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Company.

                                  ARTICLE IV

                DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY

  4.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

  4.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

                                   ARTICLE V

               MERGER CONSIDERATION; CONVERSION OR CANCELLATION
                        OF COMPANY SHARES IN THE MERGER

  5.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, each Company Share, by virtue of the Merger and without any action on the part of the holder thereof, other than (a) Company Shares owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent, (b) any shares of Company Stock owned by the Company or any of its Subsidiaries, and (c) any Dissenting Shares, shall be converted into the right to receive the Merger Consideration, without interest thereon, plus the Redemption Consideration, upon surrender of the Certificate representing such Company Share, in accordance with Section 5.3.

  5.2 Cancellation of Company Shares.

(a) All Company Shares to be converted into the right to receive the Merger Consideration, plus the Redemption Consideration, pursuant to Section 5.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such Certificate in accordance with
Section 5.3, the Merger Consideration and the Redemption Consideration.

(b) At the Effective Time, each Company Share issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, and each share of Company Stock owned by the Company or any of its Subsidiaries, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and cease to exist without payment of any consideration therefor.

(c) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into shares of common stock of the Surviving Company pursuant to the Certificate of Merger.

(d) Each Option shall be canceled and extinguished solely in consideration for the cash and Flexible Shares payable pursuant to amendments of the Options entered into pursuant to Section 8.15. No Options shall be exercisable for the purchase of Company Stock after the Effective Time. Any rights to acquire options to purchase Company Stock and any stock appreciation rights outstanding immediately prior to the Effective Time shall be canceled and extinguished without compensation therefor.

(e) The Option Plans and any other Stock Plan (or the applicable portions thereof) shall be terminated (or deleted, as applicable) as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Company. The Company will ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Company or any of its Subsidiaries or to receive any payment in respect thereof. After the date of this Agreement, no additional Options or stock appreciation rights shall be granted under any Stock Plan, and no cash payments will be made to holders of any such options or stock appreciation rights in respect thereof, except as expressly contemplated in Section 5.2(d).

  5.3 Payment for Company Shares. The manner of making payment for Company Shares in the Merger shall be as follows:

    (a) Concurrently with or prior to the Effective Time, a bank or trust company located in the United States shall be designated by Parent and the Company, subject to their mutual agreement, to act as paying/exchange agent for the Merger Consideration and the Redemption Consideration (the "Paying Agent") for purposes of making the cash payments and the distribution of Flexible Shares contemplated hereby. At the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration, and the Company shall make available to the Paying Agent, the aggregate Redemption Consideration, payable pursuant to Section 5.1, which, in aggregate, shall constitute the Merger Payment Fund. The cash portion of the Merger Payment Fund shall be invested by the Paying Agent, as directed by Parent, so long as such directions do not materially impair the rights of holders of Company Shares, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody's Investors' Services or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $500,000,000 of assets; and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 5.3 out of the Merger Payment Fund. At any time after the Effective Time, upon notice from the Surviving Company that a stockholder has properly dissented, demanded payment of the fair value of his Company Shares and otherwise properly perfected his appraisal rights under Section 262 of the DGCL, the Paying Agent shall promptly (i) repay to the Surviving Company from the Merger Payment Fund an amount equal to the product of (A) the number of Dissenting Shares (as herein defined) held by such stockholder and (B) $11.00 and (ii) return to the Surviving Company that number of Flexible Shares equal to the number of Dissenting Shares held by such stockholder divided by two. The Merger Payment Fund shall not be used for any purpose other than as described herein.

    (b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of Company Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon proper delivery of the Certificates representing such Company Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Merger Consideration and Redemption Consideration. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration and Redemption Consideration with respect to each of the Company Shares represented thereby. No interest shall be paid or accrue on the cash portion of the Merger Payment Fund payable upon surrender of the Certificates. If any payment of the Merger Consideration or the Redemption Consideration is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Paying Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Company Shares for any Merger Consideration or the Redemption Consideration delivered to a public official pursuant to applicable escheat Law.

    (c) Any portion of the Merger Payment Fund (including any interest thereon or earnings or profits with respect thereto, or Flexible Shares, if any) which remains unclaimed by the former stockholders of the Company for six months after the Effective Time (including any interest thereon or earnings or profits with respect thereto) shall be delivered to the Surviving Company, upon demand of Parent. Any former stockholders of the Company shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration and Redemption Consideration for the Company Shares but shall have no greater rights against the Surviving Corporation, or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable Law.

  5.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, those Company Shares which immediately prior to the Effective Time are Dissenting Shares shall not be converted into the right to receive the Merger Consideration and Redemption Consideration as provided in Section 5.1 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall withdraw (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time) or lose his right to appraisal and payment in accordance with the DGCL, such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration and Redemption Consideration, without any interest thereon, as provided in Section
5.1 and such shares shall no longer be Dissenting Shares. The Company (and after the Effective Time, the Surviving Corporation) shall give Parent and Merger Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company or the Surviving Corporation, as the case may be, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company (and, after the Effective Time, the Surviving Corporation) will not voluntarily make any payment with respect to any demands for appraisals and will not, without the prior written consent of Parent, settle or offer to settle any such demand.

  5.5 Transfer of Company Shares After the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the business day preceding the date of the Effective Time.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub as follows:

  6.1 Capitalization

(a) The entire authorized capital stock of the Company consists of 20,000,000 shares of common stock, having a per share par value of $.10 per share. As of the date hereof, (i) 11,078,232 shares of Company Stock are issued and outstanding, (ii) no such shares are held in treasury and (iii) 239,606 shares of Company Stock are reserved for issuance pursuant to outstanding Options. No other shares of the capital stock of the Company are issued and outstanding or reserved for issuance. All issued and outstanding shares of Company Stock are duly authorized, validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Except as set forth on Schedule 6.1 to the Company Disclosure Letter, there are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. Except as set forth on Schedule 6.1 to the Company Disclosure Letter, there are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the Company's capital stock, whether or not issued, which the Company is a party to, including without limitation, securities convertible into, exchangeable for or evidencing the right to purchase any capital stock or other securities of the Company. The Company has no authorized or outstanding Voting Debt.

(b) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all Liens whatsoever. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary, except for any agreements with respect to the Flexible Company and the Permitted Transactions. Other than as set forth on Schedule 6.1 to the Company Disclosure Letter or otherwise restricted by the DGCL, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries. Except for the Subsidiaries listed on Schedule 6.1 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's Subsidiaries have no Voting Debt.

  6.2 Corporate Organization, Qualification and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified or licensed to conduct its business, and to the extent such concept is applicable, is in good standing in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed or in good standing, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. The Company's Subsidiaries are listed on Schedule 6.2 to the Company Disclosure Letter, and, except as disclosed on Schedule 6.2 to the Company Disclosure Letter, the Company owns no interest in any corporation, partnership, proprietorship or any other business entity. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation, as amended and Bylaws, as amended and the Articles of Incorporation and Bylaws, or other comparable charter or organizational documents, of its Subsidiaries, in each case as amended to the date of this Agreement.

  6.3 Authorization of Agreement and Merger. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions, including the distribution of the Flexible Shares (subject to the requisite approval of the Merger by stockholders of the Company holding a majority of the outstanding voting stock of the Company, pursuant to Section 251(c) of the DGCL). This Agreement, and the consummation by the Company of the Transactions, including the distribution of the Flexible Shares, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the requisite approval of the Merger by the stockholders of the Company).

  6.4 Enforceable Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

  6.5 No Conflicts, Violations, Breaches or Defaults. Except as set forth on
Schedule 6.5 to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and its performance of its obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions,
(a) do not conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended or the Bylaws, as amended, of the Company or the comparable charter or organizational documents of any of its Subsidiaries; (b) do not require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of HSR;
(ii) in connection with the applicable requirements, if any, of the Australian Foreign Acquisitions and Takeovers Act or the Australian Trade Practices Act of 1974, as amended; (iii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iv) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; or (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Transactions; (c) except as individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Transactions, conflict with or contravene any provisions or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance or any increase in any payment required by or the termination, suspension, modification or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture or any rights of the Company or its Subsidiaries under, any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which the Company and/or any of its Subsidiaries are subject or bound; (d) do not conflict with, violate or contravene any Judgment or Law by which the Company or any of its Subsidiaries is subject or bound; or (e) do not result in the creation of any Lien on any of the assets of the Company or any of its Subsidiaries, other than the Flexible Assets.

  6.6 Company SEC Reports. Since January 1, 1993, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied as of their respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all Company SEC Reports. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, or the Company's earnings release dated February 9, 1998, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  6.7 Financial Statements; Accounting Matters. The statements of financial position and the related statements of revenues and expenses, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by generally accepted accounting principles). The total amount of indebtedness of the Company and its Subsidiaries for borrowed money, as of February 27, 1998 was $86,550,000.

  6.8 Absence of Certain Changes. Except as disclosed in the Company SEC Reports, as contemplated in this Agreement, or as set forth on Schedule 6.8 to the Company Disclosure Letter, since September 30, 1997 (a) there has not been any material adverse change in the business, assets, liabilities, operations, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; (b) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course; (c) neither the Company nor any of its Subsidiaries (other than the Flexible Company) has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, other than in the ordinary course of business; (d) the Company and its Subsidiaries (other than the Flexible Company) have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; (e) neither the Company nor any of its Subsidiaries (other than solely with respect to the Flexible Business) has taken any action referred to in Section 8.1 hereof, except as permitted thereby; (f) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Company Stock; and (g) there has been no change by the Company in accounting principles, practices or methods, except as may have been required by GAAP or applicable rule or regulation.

  6.9 Proxy Statement; S-4 Registration Statement. None of the information included or incorporated by reference, or to be included or incorporated by reference, in the Proxy Statement or the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs with respect to the Company which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement, the Company shall promptly notify Parent, file such with the SEC and disseminate it to the Company's stockholders as required by Law. If at any time prior to the Company Stockholders Meeting any event occurs or the Company becomes aware of any event or fact which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent, file such amendment or supplement with the SEC and disseminate it to the Company's stockholders as required by Law. Prior to its filing with the SEC, such amendment or supplement shall be delivered to Parent and Merger Sub and their counsel and Parent and Merger Sub shall have a reasonable opportunity to comment on such amendment or supplement prior to such filing. The Proxy Statement and the S-4 Registration Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, respectively and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent, Merger Sub or their officers, directors or affiliates provided in writing to the Company by Parent or Merger Sub expressly for inclusion in the Proxy Statement or the S-4 Registration Statement.

  6.10 Litigation. Except as disclosed in the Company SEC Reports or as set forth on Schedule 6.10 to the Company Disclosure Letter, there is no action, suit, claim, governmental investigation, arbitration or any administrative or other proceeding pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, might result in any Material Adverse Effect or which challenge, or might prevent or materially delay, the consummation of the Transactions. Except as disclosed in the Company SEC Reports or as set forth on Schedule 6.10 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Judgment entered in any lawsuit or proceeding which could be reasonably likely to have a Material Adverse Effect or challenge, prevent or materially delay the consummation of the Transactions.

  6.11 Taxes. Except as set forth on Schedule 6.11 to the Company Disclosure
Letter:

    (a) The Company and each of its Subsidiaries has (i) timely filed or caused to be timely filed all Tax Returns in respect of all Taxes that are required to be filed by or with respect to them through the date hereof and shall prepare and file all such Tax Returns required to be filed after the date hereof and on or before the Effective Time and (ii) paid, or caused to be paid, all Taxes due and owing for the periods covered by such Tax Returns and all Taxes, if any, required to be paid for which no return is required, except in either case as accrued and adequately disclosed and fully provided for on their respective books and records in accordance with generally accepted accounting principals consistently applied by them through all periods indicated. True copies of all federal, state, local and foreign Tax Returns of the Company and/or each of its Subsidiaries relating to each of the last three taxable years ended December 31, 1996 have been delivered to Parent or made available for its review. The Company is not being audited or examined by the Internal Revenue Service or any state, local or foreign taxing jurisdiction, nor has the Company or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could have a Material Adverse Effect on the Tax liability of the Company or any of its Subsidiaries, and no agreements or consents extending or waiving the period during which any Taxes may be assessed or collected are now in force. As of the date hereof, no material adjustments have been proposed by the Internal Revenue Service or by any other taxing authority with respect to any open Tax years or Tax Returns.

    (b) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

    (c) All Taxes which the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid, and in some cases over paid, to the proper authorities to the extent due and payable.

    (d) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (e) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any of its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent and Merger Sub or the Company could be liable for any Taxes or other claims of any party, other than as contemplated in the Tax Procedures Agreement, attached hereto as Exhibit 2.4(a).

    (f) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required after the Effective Time to take into account any adjustment under
  Section 481 of the Code or any similar provision of the Code or the corresponding tax Laws of any nation, state or locality.

    (g) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a "consenting corporation," as defined in Section 341 of the Code.

  6.12 Employee Matters. Except as set forth on Schedule 6.12 to the Company Disclosure Letter, with respect to the Company's business, excluding the Flexible Business, (a) there are no collective bargaining agreements between the Company or any of its Subsidiaries and any bargaining representative of the employees; and (b) there is not any existing, or to the best knowledge of the Company, any threatened labor dispute regarding the Company, any of its Subsidiaries (other than the Flexible Company), or their respective businesses. The Company has furnished to Parent true and complete copies of any and all of the employee benefit, fringe benefit and incentive compensation plans, policies, funds, trusts, schemes, agreements or arrangements of the Company and its Subsidiaries (other than the Flexible Company) or to which the Company or any such Subsidiary contribute or have any liability, all of which are set forth on Schedule 6.12 to the Company Disclosure Letter (each an "employee plan" for purposes of this Section 6.12); and except as set forth on Schedule 6.12 to the Company Disclosure Letter, with respect to any assets allocated to any such employee plan, (i) there are no benefit commitments exceeding any assets allocated thereto, (ii) to the best knowledge of the Company, there have been no prohibited transactions under Section 406 of ERISA or Section 4975 of the Code, (iii) to the best knowledge of the Company, there have been no actions, suits, grievances or other manner of litigation or claim with respect to any such employee plan which are pending, threatened or commenced; (iv) any such employee plan and/or related trust which is intended to be qualified or exempt under Section 401(a) or 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company's knowledge, nothing has occurred that could reasonably be expected to adversely affect any such determination,
(v) neither the Company nor any of its Subsidiaries (other than the Flexible Company) would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the close of the most recent fiscal year of any such employee plan which is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) ended prior to the date hereof, the Company or any such Subsidiary were to engage in a withdrawal from any such employee plan, and (vi) to the best knowledge of the Company, no event has occurred and no conditions exist that could reasonably be expected to materially increase the level of contributions required to be paid by the Company or any such Subsidiary to any such employee plan which is subject to Title IV of ERISA from the level of contributions made for the Company or such Subsidiary's most recently ended fiscal year. Except as set forth on Schedule 6.12 to the Company Disclosure Letter or pursuant to the Option Plans or other Options, there is no contract, arrangement or employee plan covering any employee of the Company which (either alone or upon the occurrence of any additional or subsequent event) could give rise to the payment of any amount which would constitute an "excess parachute payment" as defined in Section 280G of the Code. Except as set forth in Schedule 6.12, or pursuant to the Option Plans or the Options, the execution of this Agreement and the consummation of the Transactions will not (A) be a trigger event under any employee plan that will result in any payment (whether severance pay or otherwise) becoming due to any employee, officer, director, shareholder, or contractor of the Company, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any employee, former employee, officer, director, shareholder or contractor of the Company or any of its Subsidiaries under any employee plan, or any policy, arrangement, statement, commitment or agreement. Each of the Company and its Subsidiaries has, in all material respects, complied with all applicable Laws (including notice and filing requirements thereunder) relating to the employment of labor and the employee plans, including those relating to wages, collective bargaining, equal employment opportunity, ERISA, the Code, Occupational Safety and Health Act of 1970, as amended, Worker Adjustment and Retraining Notification Act, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act and the National Labor Relations Act. As of the Effective Time, each of the Company and its Subsidiaries will have paid all amounts due and owing to its employees, including wages, salary, bonuses or any other accrued compensation and under each employee plan and any agreement or Law applicable to any such employee plan. Except as set forth on Schedule 6.12 to the Company Disclosure Letter, there are no written agreements or oral arrangements which may constitute employment contracts between the Company or any of its Subsidiaries and independent contractors, employees and agents who are employed or engaged in the management or operation of the Company and any of its Subsidiaries.

  6.13 Environmental Laws and Regulations. Except as set forth on Schedule
6.13 to the Company Disclosure Letter, the Company and each of its Subsidiaries, (a) are in material compliance with environmental Laws and (b) have not received written notice of, nor, to the knowledge of the Company, is any of them the subject of an Environmental Claim, and (c) there are no facts, circumstances or conditions concerning the business or operations of the Company or any of its Subsidiaries or any real property at any time owned or operated by the Company or any of its Subsidiaries that could reasonably be expected to give rise to an Environmental Claim against the Company or any of its Subsidiaries or any such currently owned real property.

  6.14 Compliance with Applicable Laws. The Company, including its Subsidiaries, (a) holds all Company Permits except where the failure to so hold, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) is in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect or could reasonably be expected to materially adversely affect the ability of the Company to consummate the Transactions; and (c) except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its Subsidiaries are being conducted in compliance with all applicable Laws, except for possible non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to materially adversely affect the ability of the Company to consummate the Transactions.

  6.15 Title to Properties.

(a) With respect to each parcel of real property owned in fee, leased or subleased by the Company, which is not an Excluded Asset, Schedule 6.15 to the Company Disclosure Letter sets forth a complete and accurate list setting forth its address and, in the case of owned real property, its legal description. Except as disclosed in the Company SEC Reports or as set forth on
Schedule 6.15 to the Company Disclosure Letter, each of the Company and each of its Subsidiaries currently has and, as of the Closing, with the exception of any Excluded Assets sold pursuant to Permitted Transactions or other assets sold or disposed of pursuant to Sections 8.1 or 8.3, prior thereto, will have, good and marketable title to, or valid leasehold interests in, all their respective properties and assets, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or materially impair the value of the properties. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth on Schedule 6.15 to the Company Disclosure Letter, and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct their businesses as currently conducted or materially impair the value of the properties.

(b) Except as disclosed in the Company SEC Reports or as set forth on Schedule
6.15 to the Company Disclosure Letter or as to leases with respect to Excluded Assets, each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect; all rents and additional rents due to date in respect to all such leases have been paid; neither the Company nor any Subsidiary has received notice that it is in default under any lease; and, to the knowledge of the Company, there exists no event, occurrence, condition, or act (including consummation of this transaction) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Company or any Subsidiary under any such leases. The Company has made available to Parent true and complete copies of all the such material leases. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

  6.16 Intellectual Property. Schedule 6.16 to the Company Disclosure Letter lists each foreign and domestic patent, trademark and service mark, whether patented, registered or unregistered and all applications for the same and each registered or material unregistered copyright owned by or licensed to the Company or any of its Subsidiaries, except those which constitute Excluded Assets. Each registered or patented item listed on Schedule 6.16 to the Company Disclosure Letter as owned by Company or any of its Subsidiaries either has been duly patented, registered with, filed in, or issued by the appropriate domestic or foreign Governmental Authority agency and each such patent, registration, filing and issuance remains in full force and effect. No Intellectual Property Rights other than the Company Intellectual Property Rights are required by each of the Company and each of its Subsidiaries to conduct, and to continue to conduct, their respective businesses (other than the Flexible Business) as currently conducted in all material respects. Except as disclosed on Schedule 6.16 to the Company Disclosure Letter, each of the Company and each of its Subsidiaries owns free from any Liens and has good marketable title to the Company Intellectual Property Rights and the consummation of the Transactions will not alter or impair the Company's or its Subsidiaries rights in the Company's Intellectual

Property Rights in any respect. Except as set forth on Schedule 6.16 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property Rights or alleging that the Company or its Subsidiaries are infringing, will infringe or have infringed in the past the Intellectual Property Rights of another Person nor, to the knowledge of the Company, do grounds for such a claim exist. No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any of the Company Intellectual Property Rights or challenging or questioning the validity or effectiveness of any of the foregoing. Except as set forth on
Schedule 6.16 to the Company Disclosure Letter, to the knowledge of the Company, neither the Company nor any or its Subsidiaries has made any claim nor do grounds exist to support a claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property Rights.

  6.17 Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, as is reasonably prudent.

  6.18 DGCL Section 203. On or before the date hereof, the Board of Directors of the Company has approved the Merger, this Agreement, the Transactions and the Irrevocable Proxies, and such approval is sufficient to render inapplicable to the Merger and this Agreement, the other Transactions, and the Irrevocable Proxies the provisions of Section 203 of the DGCL.

  6.19 Material Contracts. Except as set forth on Schedule 6.19 to the Company Disclosure Letter or identified in SEC Reports, neither the Company nor any of its Subsidiaries (other than the Flexible Company) has or is bound by:

    (a) any agreement, contract or commitment that involves the performance of services by it of an amount or value (as measured by the revenue derived therefrom during 1997) in excess of $500,000 annually, unless terminable by the Company on not more than 90 days notice;

    (b) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $200,000 in any calendar year, or in the aggregate require expenditures in excess of $500,000;

    (c) any other material agreement, contract or commitment, not entered into in the ordinary course of business;

    (d) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

    (e) any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, intercompany indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment);

    (f) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $10,000 or less to any individual and $50,000 in the aggregate), or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

    (g) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business and other than with respect to any indebtedness or obligation of the Company or any of its Subsidiaries);

    (h) any management service, consulting or any other similar type of contract (other than contingent fee agreements with collection attorneys), involving payments of more than $50,000 annually, unless terminable by the Company on not more than 90 days notice;

    (i) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries (other than the Flexible Company) to engage in any line of business or to compete with any Person (other than with respect to the Flexible Business);

    (j) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries, other than in the ordinary course of business; or

    (k) any material amendment, modification or supplement in respect of any of the foregoing.

  Except as otherwise identified on Schedule 6.19 to the Company Disclosure Letter, each contract or agreement set forth on Schedule 6.19 to the Company Disclosure Letter is in full force and effect and there exists no default or event of default or event, occurrence, condition or act on the part of the Company or any Subsidiary or, to the knowledge of the Company, on the part of any other Person which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except for such default or event of default which could not reasonably be likely to result in a Material Adverse Effect.

  6.20 Authorization of Flexible Shares. Prior to the Effective Time, if the Company has not entered into a Permitted Transaction, the Company and the Flexible Company will have taken all necessary action to permit the issuance of the Flexible Shares required to be issued pursuant to Article V. Flexible Shares issued pursuant to Article V will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. The Flexible Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities Laws.

  6.21 Broker's Fees. Except for the fees and expenses payable to Goldman, Sachs & Co. and George K. Baum & Co., the Company's financial advisors, which are reflected in their agreements with the Company, true and correct copies of which have been furnished to Parent, the Company has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from the Company in connection with the Transactions.

  6.22 Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., the Company's financial advisor, to the effect that the Merger Consideration to be received by the holders, other than Parent, Merger Sub, the Company or any of their respective Subsidiaries, of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

  6.23 Liabilities. Except as set forth on Schedule 8.1(h), neither the Company nor any of its Subsidiaries has any material claims, liabilities or indebtedness, contingent or otherwise, outstanding except (i) as set forth in the consolidated balance sheet of the Company as of September 30, 1997, or referred to in the footnotes thereto, or (ii) for liabilities incurred subsequent to September 30, 1997 in the ordinary course of business not involving borrowings by the Company or any of its Subsidiaries, or (iii) as otherwise disclosed in the Company SEC Reports.

  6.24 Sufficiency of Assets. As of the Effective Time, the assets of the Company and its Subsidiaries (other than the Flexible Company) will constitute all of the assets necessary for conducting the business of the Company and its Subsidiaries (other than the Flexible Business) as presently conducted and will not include any of the Excluded Assets or Excluded Liabilities.

  6.25 Solvency of the Flexible Company. As of the Effective Time, in the event that the Flexible Shares are being distributed to the Company's stockholders, the Flexible Company will not be insolvent and will not be rendered insolvent by the distribution of the Flexible Shares, will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature and become due.

  6.26 Flexible Company. Attached as Schedule 6.26 to the Company Disclosure Letter is a pro forma balance sheet (the "Flexible Balance Sheet") of the Flexible Company as of December 31, 1997 assuming that all of the Excluded Assets and the Excluded Liabilities as of such date had been transferred to the Flexible Company. The Flexible Balance Sheet was prepared from the books and records of the Company and is subject to further allocations, adjustments and reclassifications, which will not have a Material Adverse Effect on the financial position of the Company (absent the Excluded Assets and Excluded Liabilities or the Flexible Company). At the Effective Time, the Flexible Company will only consist of the Excluded Assets and the Excluded Liabilities determined on a basis consistent with the Flexible Balance Sheet, after audit and prepared in accordance with generally accepted accounting principles.

  6.27 Venture Packaging. Venture Packaging, Inc. does not engage in any business or conduct any operations. Its only assets are Excluded Assets.

  6.28 Permitted Asset Sale. The Company currently expects to consummate the sale of all right, title and interest in the real property located at 6443 E. Slauson Avenue, Los Angeles, California to Poly Food Packaging Co., Inc., for the amount of $4,850,000 (before taxes and expenses of sale).

                                  ARTICLE VII

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

  7.1 Corporate Organization, Qualification and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing, individually or in the aggregate, could not reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

  7.2 Authorization of Agreement and Merger. Each of Parent and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions. This Agreement, and the consummation by Parent and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

  7.3 Enforceable Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming it constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

  7.4 No Conflicts, Violations, Breaches or Defaults. Execution and delivery of this Agreement by Parent and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, (a) do not conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or comparable chart or organizational documents) of Parent and Merger Sub; (b) do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR; (ii) in connection with the applicable requirements, if any, of the Australian Foreign Acquisitions and Takeovers Act or the Australian Trade Practices Act of 1974, as amended; (iii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; or (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the Laws of any foreign county in which Parent or Merger Sub conducts any business or owns any assets, where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate could not reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions; (c) except as, individually or in the aggregate, could not reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions, conflict with or contravene any provisions or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance or any increase in any payment required by or the termination, suspension, modification or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture or any rights of Parent or Merger Sub under any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which Parent or its Subsidiaries is subject or bound; or (d) do not conflict with, violate or contravene any Judgment or Law by which Parent or Merger Sub is subject or bound.

  7.5 Proxy Statement; S-4 Registration Statement. None of the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement or the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, Parent or Merger Sub obtains actual knowledge of any event which is required to be described in an amendment of, or a supplement to the S-4 Registration Statement, Parent shall promptly notify the Company. If at any time prior to the Company Stockholders Meeting Parent or Merger Sub obtains actual knowledge of any event which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company.

  7.6 Financing. As of Closing Date, Parent and/or Merger Sub will have funds in place, which, in the aggregate will be sufficient to enable Merger Sub to consummate the Transactions.

  7.7 Broker's Fees. Except for the fees and expenses payable to Salomon Smith Barney, Parent's financial advisor, which are reflected in its agreement with Parent, Parent has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from Parent in connection with the Transactions.

  7.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

                                 ARTICLE VIII

                   CONDUCT PENDING THE CLOSING AND COVENANTS

  8.1 Conduct of Business by Company. Except as contemplated by Section 8.16, the Company covenants and agrees that prior to the Effective Time, unless Parent agrees in writing or as otherwise contemplated by this Agreement, it will conduct its business and day to day operations (including those of any Subsidiaries) in the ordinary and usual course of business, consistent with its past custom and practice, and will use its reasonable best efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to such business, keep available the services of its officers and key employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with it, except with respect to dispositions of any of the foregoing pursuant to the Company's limited right to engage in sale transactions, as set forth in Section 8.3. The Company specifically agrees that, prior to the Effective Time, unless the Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, including the Permitted Restructuring and/or any Permitted Transactions, neither the Company, nor any of the Company's Subsidiaries, will:

    (a) except pursuant to the Option Plans or the other obligations set forth on Schedule 6.1 to the Company Disclosure Letter, issue, deliver, sell or dispose of, pledge or otherwise encumber (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for or creating the right to subscribe for any share of capital stock, or any rights, warrants, options, calls, or any other agreement of any kind to purchase or acquire any share of capital stock or such securities, (ii) any securities convertible into exchangeable for, in respect of, or in substitution for Company Stock currently outstanding, or
  (iii) any Voting Debt;

    (b) except pursuant to existing employee benefit plans or the other obligations set forth on Schedule 6.1 to the Company Disclosure Letter, redeem, purchase or otherwise acquire any of its outstanding capital stock;

    (c) split, combine, subdivide or reclassify any share of its capital stock, or declare, set aside or pay any dividend, or make any distribution, on its capital stock (except for dividends by a wholly owned Subsidiary);

    (d) amend its Certificate of Incorporation or Bylaws;

    (e) adopt a plan of liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, or other reorganization of the Company, or any Subsidiary, or alter in any manner the corporate structure or ownership of any Subsidiary, except pursuant to the Permitted Restructuring, as set forth on Schedule 8.1(e);

    (f) make any acquisition of any corporation, partnership or business, through merger, consolidation, acquisition of stock or assets or otherwise;

    (g) (i) except in the ordinary course of business, consistent with past practice, incur or modify or amend any debt for borrowed money or guarantee any such debt or encumber any asset in connection with any such debt, issue any debt securities, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than a wholly owned Subsidiary;

    (h) except as set forth on Schedule 8.1(h), (i) enter into any contract or commitment with respect to capital expenditures in excess of $200,000, individually, or $500,000, in the aggregate; or (ii) except in the ordinary course of business, enter into, amend, modify, supplement or cancel any other material contract;

    (i) take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;

    (j) acquire a material amount of assets or securities or release or relinquish any material contract rights;

    (k) except as set forth on Schedule 8.1(h), transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets, that are material to the Company and its Subsidiaries, taken as a whole;

    (l) agree to the settlement of any claim or litigation, that is material to the Company and its Subsidiaries, taken as a whole;

    (m) make any Tax election or settle or compromise any Tax liability, that is material to the Company and its Subsidiaries, taken as a whole; or

    (n) authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

  8.2 Conduct of the Company as to Employee Matters. The Company specifically agrees that with respect to any employee, officer or director, who is not as of the date hereof, or will not be as of the Effective Time, employed exclusively by the Flexible Company, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, prior to the Effective Time the Company shall not (a) grant any increase in salary or other compensation, including bonuses, to any such director, officer or key employee, or grant a general wage increase, except in the ordinary course of business, in accordance with the Company's past practices; (b) grant or increase any severance or termination pay or pension rights to any such employee, officer or director of the Company not required by an existing plan or agreement to which the Company is a party; (c) become obligated under any new pension plan, welfare plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which is not in existence as of the date hereof, or amend any such existing plan or arrangement in a manner which would have the effect of materially increasing any benefits thereunder; or (d) enter into or negotiate any renewal, extension or any other matter with respect to any collective bargaining agreement or employment agreement.

  8.3 Sale of Certain Assets. On or prior to the Closing Date, the Company may enter into and consummate agreements with respect to the sale or other disposition of the assets listed on Schedule 8.3, but only in conformity with the conditions in such Schedule, or with respect to a Permitted Transaction, provided that all Excluded Assets must be sold and all Excluded Liabilities must be assumed in the event of a Permitted Transaction. Any agreement or agreements with respect to Permitted Transactions (and the assumption of any such Excluded Liabilities) shall be reasonably satisfactory to Parent in all respects and shall not be entered into without Parent's prior written consent after the date the Proxy Statement is mailed to the Company's stockholders. Without limiting the generality of the foregoing:

    (a) to the extent any negotiations in connection with any Permitted Transaction involve the disclosure of any confidential information regarding the Company's business or its assets or liabilities (other than those exclusively related to the Flexible Business), the Company shall obtain confidentiality agreements with respect to such information, in form and substance similar to the Confidentiality Agreement;

    (b) except with respect to (i) any representations, warranties or covenants with respect to Taxes or liabilities therefore incurred prior to the closing of a Permitted Transaction, (ii) covenants to take supplemental or confirmatory actions subsequent to the closing of a Permitted Transaction that may be required in order to fully consummate or evidence the Permitted Transaction, (iii) covenants to indemnify the Flexible Company or the Flexible Buyer against liabilities of the Company that are not Excluded Liabilities, and (iv) the indemnities referred to in clause
  (c) below, all representations, warranties and covenants of the Company, and/or its Subsidiaries contained in any agreement for the sale of Excluded Assets shall expire at the closing of each Permitted Transaction, and the recourse for a breach prior to the closing of a Permitted Transaction of any such representation, warranty or covenant shall be limited to the Flexible Buyer's election to terminate the agreement; and

    (c) any agreement for any Permitted Transaction shall provide for the assumption of all Excluded Liabilities directly related to the Excluded Assets sold thereunder and shall provide for such indemnities in favor of Parent, Merger Sub and the Surviving Company in respect of such Excluded Liabilities as Parent shall reasonably request.

  8.4 Conduct of Business of Merger Sub. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  8.5 Acquisition Proposals.

(a) The Company and its affiliates and each of their respective Representatives shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal. Neither the Company nor any of its affiliates, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its Representatives or affiliates, to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Merger Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including without limitation taking any action that would make
Section 203 of the DGCL inapplicable to an Acquisition Proposal, unless such Acquisition Proposal has been determined to be a Superior Proposal and this Agreement has been terminated in compliance with its terms) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under Section 8.5(b) hereof, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors of the Company reasonably determines is likely to result in a Superior Proposal if the Board of Directors believes (based upon the advice of independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable Law. In addition, neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to with or modify, in a manner adverse to Parent or Merger Sub the approval and recommendation of the Merger and this Agreement in connection with an Acquisition Proposal or (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Company may recommend to its stockholders an Acquisition Proposal, and in connection therewith withdraw or modify its approval or recommendation of the Merger and this Agreement, if (I) the Board of Directors of the Company has determined that the Acquisition Proposal is a Superior Proposal, (II) all the conditions to the Company's right to terminate this Agreement in accordance with Section 10.1(b)(iii) have been satisfied (including the expiration of the five day period and the payment of the amounts required pursuant to Section 11.1(b)), and (III) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 10.1(b)(iii). Any actions permitted under, and taken in compliance with, this
Section 8.5 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

(b) In addition to the obligations of the Company set forth in Section 8.5(a), on the date of receipt thereof, the Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or takeover proposal, and the identity of the Person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry and keep Parent fully informed as to the details of any information requested of or provided by, the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry.

(c) Immediately following the date hereof, the Company will cause its financial adviser to request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (other than any Person who has advised the Company that it remains interested in pursuing only a Permitted Transaction) to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

  8.6 Stockholders' Approval; Proxy Statement.

(a) The Company, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, convene and hold the Company Stockholders Meeting for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at the Company Stockholders Meeting. Subject to Section 8.5 of this Agreement, the Company agrees that it shall use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of its stockholders required by applicable Law to obtain the approval of this Agreement and the Merger and will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its Subsidiaries to be voted in favor of the Merger. The Company will not, without Parent's prior written consent, include a fairness opinion from any Person other than Goldman, Sachs & Co. in the Proxy Statement unless it is an opinion of a nationally recognized investment bank of a similar ranking.

(b) As promptly as practicable, the Company will prepare and file a preliminary Proxy Statement/S-4 Registration Statement with the SEC and will use its best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/S-4 Registration Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). The Company will cause the definitive Proxy Statement/S-4 Registration Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement/S-4 Registration Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will use all reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable including, without limitation, causing its accountants to deliver necessary or required instruments such as reports, opinions, "comfort letters," and certificates, and will take any other action reasonably required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process.

(c) The Company shall use reasonable efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities Laws or "blue sky" permits and approvals required to carry out the Transactions.

  8.7 Reasonable Best Efforts. Subject to the terms and conditions herein, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things and make all filings necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including, but not limited to, (i) filings under the HSR and any other submissions requested by any Governmental Authority (ii) filings under the Australian Foreign Acquisitions and Takeovers Act or the Australian Trade Practices Act of 1974, as amended and (iii) required approvals under the applicable state Laws, to obtain the requisite approvals of the stockholders of the Company, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and to fulfill the other conditions to the Transactions; provided, however, that no loan agreement or contract for borrowed money shall be repaid (except as currently required by its terms or from the proceeds of any Permitted Transaction), in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.

  8.8 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material contract to which the Company or any of its Subsidiaries is a party or is subject; and (b) any Material Adverse Effect or the occurrence of any event which is reasonably likely to result in any such Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

  8.9 HSR. The Company and Parent shall, as soon as practicable and in any event, within fifteen business days from the date of this Agreement, file Notification and Report Forms under HSR with the Federal Trade

Commission and the Antitrust Division of the Department of Justice and shall use their best efforts to respond as promptly as practicable to all inquiries received from such Governmental Authorities for additional information or documentation. The Company and Parent shall, as soon as practicable file all information required under the Australian Foreign Acquisitions and Takeovers Act or the Australian Trade Practices Act of 1974, as amended and shall use their best efforts to respond as promptly as practicable to all inquiries received from any Governmental Authorities with respect thereto for additional information or documentation.

  8.10 Representations and Warranties. Neither the Company, Parent nor Merger Sub will take any action that would cause any of their respective representations or warranties set forth herein not to be true and correct in all material respects at and as of the Effective Time.

  8.11 Access to/Confidentiality of Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's Representatives reasonable access during normal business hours to its properties, books and records and, during such period, and furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.11 for any purpose unrelated to the consummation of the Transactions and the operation of the business of the Company and its Subsidiaries. The Confidentiality Agreement shall apply with respect to information furnished by the Company or its Representatives hereunder.

  8.12 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcement pertaining to the Merger and the other Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with The NASDAQ Stock Market and the rules of the Helsinki Stock Exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before any such issuance or announcement.

  8.13 Indemnification of Directors and Officers. The Certificate of Incorporation and Bylaws of the Surviving Company shall contain provisions with respect to indemnification no less favorable to the indemnified Persons than those set forth in the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would materially adversely affect the rights thereunder of Persons who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless such modification is required by Law; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Such obligation shall be guaranteed by Parent or Parent shall cause the Company to extend the D&O insurance policy currently maintained by the Company through the purchase of coverage for runoff claims. This Section 8.13 is intended to benefit the Persons with rights of indemnification referred to above and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Company.

  8.14 Employees.

(a) The Surviving Company hereby agrees to honor (without modification) the employment agreements, executive termination agreements and individual benefit arrangements listed on Schedule 8.14(a), all in effect on the date hereof.

(b) The Company shall, and shall use its best efforts to cause any Flexible Buyer of the Flexible Business to, comply with the Worker Adjustment and Retraining Notification Act.

  8.15 Amendment of Options. The Company shall obtain the amendment of all agreements with respect to Options, so as to provide for (a) the acceleration of vesting at the Effective Time; (b) the payment, at the

Effective Time, of an option settlement amount in cash and Flexible Shares (subject to any applicable withholding Taxes) equal to the product of (i) the number of shares for which the Option is exercisable multiplied by (ii) the sum of the Merger Consideration plus the Redemption Consideration, minus the per share exercise price of the Option and (c) the cancellation of all Options as of the Effective Time. Assuming the Redemption Consideration consists of Flexible Shares, for each payment of such settlement amount, 76% will be paid in cash and 24% will be paid in Flexible Shares based upon an aggregate value of $38,000,000 for the Flexible Company. The Surviving Company shall bear the cash portion of such settlement amount and the Flexible Company shall bear the balance of such settlement amount. Notwithstanding the foregoing, in the event of a Permitted Transaction that portion of the option settlement amount otherwise payable in Flexible Shares shall be paid in cash.

  8.16 Conduct of Flexible Business. After the date hereof, the Flexible Business and the business of the Surviving Company shall be treated for accounting purposes as if they were separate stand alone businesses as of the close of business on December 31, 1997. Any cash provided by the Company or any of its other Subsidiaries to the Flexible Business shall be treated as an advance from the Company or such Subsidiary to the Flexible Business which will be repaid by the Flexible Company in cash, on or prior to the Effective Time.

                                  ARTICLE IX

                                  CONDITIONS

  9.1 Conditions to Each Party's Obligation to Close. The obligations of each of the parties to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, mutual waiver, on or prior to the Effective Time of each of the following conditions:

    (a) Injunction. There shall not be in effect any Law or any Judgment directing that the Transactions not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transactions illegal.

    (b) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of the Company in accordance with applicable Law and the Certificate of Incorporation, as amended, of the Company at the Company Stockholders Meeting.

    (c) HSR. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR or the Australian Foreign Acquisitions and Takeovers Act or the Australian Trade Practices Act of 1974, as amended shall have expired or shall have been earlier terminated.

    (d) S-4 Registration Statement; "Blue Sky" Approvals. The S-4 Registration Statement shall have become effective and no stop order suspending its effectiveness shall have been issued and no proceedings for such purpose shall have been initiated and be continuing by the SEC. If required, the Company shall have received all state securities Law or "blue sky" permits and authorizations necessary to distribute the Flexible Shares as part of the Merger Consideration.

    (e) Amendment of Option Agreements. The Company shall, prior to the Effective Time, have taken all actions, and obtained all consents and approvals, necessary (including, without limitation, to appropriately amend the Options pursuant to Section 8.15) to effect the cancellation, extinguishment and/or conversion of all Options.

  9.2 Additional Conditions to the Obligations of Parent and Merger Sub to Close. The obligations of Parent and Merger Sub to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Effective Time of each of the following conditions:

    (a) Performance. The Company shall have complied with and satisfied, in all material respects, all the covenants, agreements and obligations of the Company contained herein, and performed in all material respects all acts required of the Company by this Agreement.

    (b) Representations and Warranties. All the representations and warranties made herein by the Company which are qualified as to materiality shall have been and shall be true and correct in all respects and each such representation and warranty which is not qualified shall have been, and shall be, true and correct in all material respects when made and as of the Effective Time (except for changes permitted by this Agreement, or except to the extent they relate to a particular date).

    (c) Deliveries. Parent shall have received at the Effective Time:

      (i) a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 9.2(a) and (b) and, as to the Company, fulfillment of the conditions specified in Sections 9.1(b);

      (ii) certified or verified copies of the Company's Certificate of Incorporation, as amended, its Bylaws, as amended, and certificates of good standing for the Company, as Parent may reasonably request; and

      (iii) such other documents as Parent may reasonably request to effectuate, or in connection with, the Transactions.

    (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities.

    (e) Flexible Business. All of the Excluded Assets and Excluded Liabilities related to the Flexible Business (i) shall be owned, directly or indirectly, by the Flexible Company, or (ii) shall have been assigned to and assumed by one or more Flexible Buyers pursuant to one or more Permitted Transactions in compliance with Section 8.3 hereof. All amounts payable owed by the Flexible Company to the Company or any Subsidiary of the Company shall have been paid in cash. Any settlement of intercompany accounts shall have been effected without any adverse Tax consequences to the Company or any of its Subsidiaries (other than the Flexible Company).

    (f) Ancillary Agreements. Provided the Flexible Shares are to be distributed to the stockholders of the Company, the Surviving Company and the Flexible Company shall have duly executed and delivered each of the Ancillary Agreements.

    (g) Non-U.S. Real Property Interest Statement. The Company shall furnish to the Parent and Merger Sub on or before the Effective Time a copy of a statement, dated not more than thirty days prior to the Effective Time, issued by the Company pursuant to Section 1.897-2(h) of the Code, certifying that the interest in the Company being acquired by the Parent and Merger Sub is not a U.S. real property interest as defined in Section 897 of the Code.

    (h) Material Adverse Changes. No change shall have occurred or been threatened, and Parent shall not have become aware of any fact that is reasonably likely to have either a Material Adverse Effect or a Flexible Company Material Adverse Effect.

    (i) No Litigation. No suit, action or proceeding by any Governmental Authority, or by any other Person, domestic or foreign, shall be threatened, instituted or pending before any court of competent jurisdiction or Governmental Authority, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Merger, or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Merger Sub of all or any material portion of the business assets of the Company and its Subsidiaries taken as a whole, or to compel Parent or Merger Sub to dispose of or hold separately all or any material portion of the business or assets of Parent and its Subsidiaries or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Merger Sub to conduct its business or own such assets,
  (iii) seeking to impose limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Stock, including, without limitation, the right to vote any shares of Company Stock acquired or owned by Merger Sub or Parent on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or Merger Sub of any shares of Company Stock.

  9.3 Additional Conditions to the Company's Obligation to Close. The obligation of the Company to consummate the Transactions is subject to satisfaction, or, to the extent permitted by Law, waiver, on or prior to the Effective Time of each of the following conditions:

    (a) Performance. Parent and Merger Sub shall have materially complied with, and satisfied, in all material respects, all the covenants, agreements and obligations of Parent and Merger Sub contained herein, and materially performed all acts required of Parent and Merger Sub by this Agreement.

    (b) Representations and Warranties. All the representations and warranties made herein by Parent or Merger Sub which are qualified as to materiality shall have been and shall be true and correct in all respects and each such representation and warranty which is not so qualified shall have been, and shall be, true and correct, in all material respects when made and as of the Effective Time (except for changes permitted by this Agreement, or except to the extent they relate to a particular date).

    (c) Deliveries. The Company shall have received at the Effective Time:

      (i) a certificate dated the Effective Time and executed by the President or a Vice President of Parent certifying to the fulfillment of the conditions specified in Sections 9.3(a) and (b);

      (ii) certified or verified copies of Merger Sub's Certificates of Incorporation, as currently amended, and certificates of good standing for Merger Sub; and

      (iii) such other documents as the Company may reasonably request to effectuate, or in connection with, the Transactions.

    (d) Ancillary Agreements. Provided the Flexible Shares are to be distributed to the stockholders of the Company, Surviving Company and the Flexible Company shall have duly executed and delivered each of the Ancillary Agreements.

                                   ARTICLE X

                           TERMINATION AND REMEDIES

  10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company,

    (a) by the mutual written consent of Parent and the Company;

    (b) by either Parent or the Company, if:

      (i) any court of competent jurisdiction in the United States, or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this
    Section 10.1(b)(i) shall have used its reasonable best efforts to remove such injunction, order or decree; or

      (ii) the Merger shall not have been consummated by September 30, 1998; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date;

      (iii) by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal constitutes a Superior Proposal and the Board believes (based upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however the Company may not terminate this Agreement pursuant to this Section 10.1(b)(iii) unless and until (A) five days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors; (B) during such five day period the Company has fully cooperated with the Parent, including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the Transactions may be effected; and (C) at the end of such five day period the Board of Directors of the Company determines that the Acquisition Proposal constitutes a Superior Proposal and the Board continues to believe (again based upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided further that this Agreement shall not terminate pursuant to this Section 10.0(b)(iii) unless simultaneously with such termination (I) the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and (II) Parent has received all amounts required to be paid to Parent pursuant to Section 11.1(b) by wire transfer in same day funds; or

      (iv) if the Stockholders of the Company do not approve this Agreement and Merger at the Company Stockholders Meeting.

     (c) by Parent, if:

      (i) (A) any of the representations or warranties made by the Company in this Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of this Agreement and Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (B) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, or (C) any Person (other than Parent, Sub or one of their controlled affiliates) shall have commenced a tender offer for 10% or more of any class of equity securities of the Company; provided, that prior to termination this Agreement pursuant to clause (A) or (B), Parent shall have given the Company written notice of such breach or misrepresentation and the Company shall not have cured such breach or misrepresentation within thirty days of the date of such notice if curable within such thirty day period; or

      (ii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub and there exists at such time an Acquisition Proposal for the Company; or

      (iii) holders of Dissenting Shares hold more than five percent (5%) of the outstanding Company Shares.

    (d) by the Company, if (i) any of the representations or warranties made by the Parent and Merger Sub in this Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of this Agreement and Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Parent or Merger Sub, as the case may be, to be performed or complied with by each of them under this Agreement; provided that, prior to terminating this Agreement pursuant to this clause 10.1(d), the Company shall have given Parent and Merger Sub written notice of such breach or misrepresentation and Parent and/or Merger Sub shall not have cured such breach or misrepresentation within thirty days of the date of such notice if curable within such thirty day period.

  10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that, notwithstanding the foregoing, if this Agreement has been terminated the provisions of Sections 6.21, 7.7, 10.2, 11.1 and 11.2; the last two sentences of Section 8.11; and Article XI, in its entirety, shall survive all such termination and shall continue to be of binding effect. Nothing contained in this Section 10.2 shall relieve any party from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XI

                              GENERAL PROVISIONS

  11.1 Expenses.

(a) All fees, costs and expenses, including attorney's fees and investment banking fees, incurred in connection with this Agreement or the Transactions shall be paid by the party incurring such, provided however it is agreed that in the event of a distribution of the Flexible Shares upon Closing, the Company Transaction Expenses shall be paid by the Flexible Company. All such fees, costs and expenses shall be paid in full at Closing.

(b) In the event this Agreement is terminated in any of the following manners, the Company shall pay to Parent an amount equal to $3.8 million plus $1.5 million, representing reimbursement for out-of-pocket fees and expenses incurred by Parent or on its behalf in connection with the transactions contemplated in connection with this Agreement, payable by wire transfer of immediately available funds at the times as set forth below:

    (i) by the Company, pursuant to Section 10.1(b)(iii) (amounts payable simultaneously with execution of a definitive agreement to effect the Superior Proposal);

    (ii) by the Company, pursuant to Section 10.1(b)(ii) or (iv), but only in the event that within 12 months from the date of such termination the Company enters into an agreement with respect to the Third Party Acquisition, or a Third Party Acquisition occurs (amounts payable upon the occurrence of a Third Party Acquisition, or the earlier execution by the Company of a definitive agreement to effect such Third Party Acquisition);

    (iii) by Parent, pursuant to Section 10.1(b)(iii), but only in the event that the Company executes a definitive agreement to effect the Superior Proposal (amounts payable upon the execution of such definitive agreement);

    (iv) by Parent, pursuant to Section 10.1(c)(i)(A) or (B), unless the Company's failure to so perform or comply is beyond the control of the Company (amounts payable within five (5) business days of such termination); or

    (v) by Parent, pursuant to Section 10.1(c)(ii) (amounts payable within two (2) business days of such termination).

  11.2 Nonsurvival. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement.

  11.3 Further Documents. Each party hereto agrees to execute and deliver to the other party such other and further agreements, consents, documents, or instruments of conveyance, assignment, assumption or transfer, and to do such other things and to take such other actions, supplemental or confirmatory, as may be required by the other party for the purpose of or in connection with the consummation or evidencing of the Transactions.

  11.4 Modification or Amendment. This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the parties hereto, at any time prior to the Effective Time, subject to the provisions of the DGCL; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

  11.5 Waiver. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived, at any time prior to the Effective Time, by such party in whole or in part to the extent permitted by Law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in writing signed on behalf of such party, and shall not be inferred by the failure of any such party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

  11.6 Notices. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, as follows:

    (a) If to the Company, to

      G. Kenneth Baum
      c/o George K. Baum & Company
      Twelve Wyandotte Plaza
      120 West 12th Street
      Kansas City, MO 64105
      (816) 474-1100 (telephone)
      (816) 283-5325 (telecopier)

      with a copy to:

      Thomas W. Van Dyke, Esq.
      Bryan Cave LLP
      7500 College Boulevard
      Suite 1100
      Overland Park, KS 66210
      (913) 338-7700 (telephone)
      (913) 338-7777 (telecopier)

    (b)If to Parent or Merger Sub, to

      c/o Huhtamaki Oy
      Lansituulentie 7
      02100 ESP00
      FINLAND
      Attention: Eero Aho
      (011) 358-9-6868-81 (telephone)
      (011) 358-9-6868-8222 (telecopier)

      with a copy to:

      White & Case LLP
      1155 Avenue of the Americas
      New York, New York 10036
      Attention: Timothy B. Goodell, Esq.
      (212) 819-8200 (telephone)
      (212) 354-8113 (telecopier)

or such other Persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

  11.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principals of the conflicts of Law thereof.

  11.8 Entire Agreement. This Agreement, including the Additional Agreements, constitute the entire agreement and understanding of the parties with respect to the Transactions and supersedes any and all prior agreements and understandings relating to the subject matter hereof, provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect.

  11.9 Construction. The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The preamble hereof, the recitals hereto, and all exhibits and schedules attached hereto and the Company Disclosure Letter and the Schedules thereto are hereby incorporated herein by reference and made a part hereof.

  11.10 Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the parties, and their respective successors and assigns, to the extent allowed hereby. Nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration payable pursuant to
Article V hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Sections 8.13 and
8.14 shall inure to the benefit of and be enforceable by the indemnified parties or the employees and directors of the Company, respectively.

  11.11 Assignment. None of the parties hereto may assign any rights or delegate any obligations provided for in this Agreement without the prior written consent of all the other parties.

  11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

  11.13 Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

  11.14 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Sealright Co., Inc.

                                                  /s/ John T. Carper
                                          By: _________________________________
                                                   Name: John T. Carper
                                               Title: Senior Vice President

                                          Huhtamaki Oy

                                                     /s/ Eero Aho
                                          By: _________________________________
                                                      Name: Eero Aho
                                              Title: Executive Vice President

                                                   /s/ Juha Salonen
                                          By: _________________________________
                                                    Name: Juha Salonen
                                                   Title: Vice President
                                                      Administration

                                          Seal Acquisition Corporation

                                                       /s/ Eero Aho
                                          By: _________________________________
                                                      Name: Eero Aho
                                                     Title: President

                                                                      APPENDIX B


PERSONAL AND CONFIDENTIAL

March 2, 1998

Board of Directors
Sealright Co., Inc.
9201 Packaging Drive
DeSoto, Kansas 66018

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders (other than Huhtamaki Oy ("Parent"), Seal Acquisition Corporation, an indirect wholly-owned subsidiary of Parent ("Merger Sub"), Sealright Co., Inc. (the "Company"), or any direct or indirect subsidiary of Parent or the Company) of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of the Company of the $11.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 2, 1998, by and among Parent, Merger Sub and the Company (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding Share will be converted into the right to receive $11.00 in cash. We understand that prior to the Merger, the Company will transfer (the "Permitted Restructuring") the Excluded Assets and the Excluded Liabilities to the Flexible Company (each as defined in the Agreement) and that simultaneously with the consummation of the Merger, the shareholders of the Company will also be entitled to receive Flexible Shares (as defined in the Agreement) on a pro rata basis (the "Distribution") or a pro rata share of the sales proceeds (less certain transaction expenses) (the "Flexible Proceeds") from the Permitted Transaction (as defined in the Agreement).

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; a draft of the Annual Report on Form 10-K of the Company for the year ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain internal financial analyses and forecasts prepared by the Company's management for the Company as well as the business (the "Retained Business") that will remain with the Company after the Permitted Restructuring; and certain pro forma historical financial information with respect to

                                      LOGO

                                      LOGO
the Retained Business. We also have held discussions with members of the senior management of the Company and the Retained Business regarding the past and current business operations, financial condition and future prospects of the Retained Business. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company and certain financial information for the Retained Business with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the packaging industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, the Flexible Company or the Retained Business or any of the Company's subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction. In addition, we are not expressing any opinion herein as to the fairness of the Permitted Restructuring, the Distribution or the Flexible Proceeds or as to the prices at which the Flexible Shares may trade if and when they are issued.

  You considered other alternatives to the Merger, including a sale of the Company as an entirety without undertaking the Permitted Restructuring, but you advised us that it was your conclusion that the Merger and the Permitted Restructuring were in the best interests of the Company and its stockholders and, accordingly, you asked us solely for our views on the sale of the Retained Business pursuant to the Agreement.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $11.00 per Share in cash to be received by the holders for the Retained Business (other than Parent, Merger Sub, the Company or any direct or indirect subsidiary of Parent or the Company) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

Goldman, Sachs & Co.

                                                                     APPENDIX C

             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW,
                          REGARDING APPRAISAL RIGHTS

APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of the stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder or each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger of consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20  Indemnification of Directors and Officers

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Certificate of Incorporation limits the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     The Registrant has purchased insurance coverage on behalf of its directors and officers against any liability asserted against any of them in their capacity as a director or officer of the Registrant.

Item 21(a)  Exhibits

 Exhibit
  Number    Description
 -------    -----------

  2.1 Agreement and Plan of Merger dated March 2, 1998 by and among Sealright Co., Inc., Seal Acquisition Corp. and Huhtamaki Oy (included as Appendix A to this Proxy Statement/Prospectus)

  2.1(a)    Form of Tax Procedures Agreement

  2.1(b)    Form of Intellectual Property License Agreement

  2.1(c)    Form of Transitional Services Agreement

  2.2 Reorganization Agreement, dated as of April 30, 1998, by and among Sealright Co., Inc., JPS Packaging Company, Sealright Manufacturing-West, Inc. and Sealright Packaging Company

  3.1(a) Certificate of Incorporation of JPS Packaging Company dated March 24, 1998

  3.1(b)    Certificate of Merger of JPS Packaging Company dated April 3, 1998

 Exhibit
  Number    Description
 -------    -----------

  3.1(c)    Amendment to Certificate of Incorporation dated April 24, 1998

  3.2       Amended and Restated Bylaws of JPS Packaging Company

  4.1       Form of Stock Certificate

  5.1       Opinion of Bryan Cave LLP including Consent

 10.1 Commitment Letter Agreement between Harris Trust and Savings Bank and JPS Packaging Company dated May 29, 1998

 10.2       JPS Packaging Company 1998 Incentive Compensation Plan

 10.3       Executive Retention Agreement between Sealright Co., Inc. and John
            T. Carper dated October 21, 1997

 10.4 Executive Retention Agreement between Sealright Co., Inc. and A. Lawrence Walton dated October 21, 1997

 10.5 Executive Retention Agreement between Sealright Co., Inc. and Steven Saucier dated October 21, 1997

 21.1       Subsidiaries of JPS Packaging Company

 23.1       Consent of KPMG Peat Marwick Relating to Matters Concerning the
            Registrant

 23.2 Consent of Arthur Andersen LLP Relating to Matters Concerning Sealright Co., Inc.

 23.3       Consent of Bryan Cave LLP (included in Exhibit 5.1 above)

 23.4       Consent of Goldman, Sachs & Co.

 24.1       Powers of Attorney (included as part of signature page)

 27.1       Financial Data Schedule

 99.1       Proxy Card of Sealright Co., Inc.

Item 21(b)  Financial Statement Schedules

     The schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 22  Undertakings

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Act of 1934; and, where interim financial information required to be presented by Article 3 of the Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of DeSoto, state of Kansas, on June 8, 1998.

                                    JPS PACKAGING COMPANY


                                    By: /s/ John T. Carper
                                        ------------------
                                    Name:  John T. Carper
                                    Title: President



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint John T. Carper and David S. Boylan or any of them, his true and lawful attorney in fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                       Title                       Date
       ---------                       -----                       ----

/s/ John T. Carper           President and Director            June 8, 1998
-----------------------
John T. Carper


/s/ David S. Boylan          Chief Financial Officer and       June 8, 1998
-----------------------      Chief Accounting Officer
David S. Boylan


/s/ G. Kenneth Baum          Director                          June 8, 1998
-----------------------
G. Kenneth Baum

       Signature                     Title                        Date
       ---------                     -----                        ----

/s/ D. Patrick Curran               Director                  June 8, 1998
-----------------------
D. Patrick Curran


/s/ Charles A. Sullivan             Director                  June 8, 1998
-----------------------
Charles A. Sullivan


/s/ William D. Thomas               Director                  June 8, 1998
-----------------------
William D. Thomas